As  Filed:                                                 SEC  File  No.  333-
==========                                                 ====================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                                   __________

                                    Form S-4

                          Registration Statement Under
                           the Securities Act of 1933
                                   __________

                               SENSAR CORPORATION
             (Exact name of registrant as specified in its charter)

             Nevada                        3826               87-0429944
(State or other jurisdiction of      (Primary Standard     (IRS Employer
incorporation or organization)        Industrial           Identification No.)
                                      Classification
                                      Code Number)

     50 West Broadway, Suite 501 Salt Lake City, Utah 84101 (801) 350-0587 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

    Howard S. Landa, 50 West Broadway, Suite 501 Salt Lake City, Utah 84101
                                   (801) 350-0587
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                                  Keith L. Pope
                               Keith L. Pope, LLC
                              1000 Boston Building
                               Nine Exchange Place
                           Salt Lake City, Utah  84111
                            Telephone  (801) 531-6686
                            Telecopy  (801) 531-6690

     Approximate date of commencement of proposed sale to the public: The common stock being registered hereby will be delivered as soon as practicable after the effective date of this registration statement and the completion of the merger of Sensar and Net2Wireless Corporation.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                                 CALCULATION OF REGISTRATION FEE

         Title of Each Class                                      Amount        Proposed Maximum   Proposed Maximum     Amount of
            of Securities                                          to be       Offering Price         Aggregate       Registration
          to be Registered                                      Registered(1)     Per Unit(2)      Offering Price          Fee
-------------------------------------------------------------   -------------   ----------------   --------------     ------------
Common stock, par value $0.001(3)                                 19,295,060         $1.42             $27,473,744       $ 7,253
Common stock issuable on the exercise of options and warrants
                                                                  14,766,649         $2.03             $29,976,297       $ 7,914
                                                                                                       -----------       -------
 Totals                                                                                                $57,450,041       $15,167
                                                                                                       ===========       =======

(1) There are also registered pursuant to rule 416 such additional number of securities as may be issuable under the antidilution provisions of the securities registered above.

(2) Solely to estimate the aggregate offering price for the purpose of calculating the registration fee, the offering price of the common stock issued in the merger is equivalent to the book value of the securities of Net2Wireless to be cancelled in the transaction as of March 31, 2000 (rule 457(f)(2)), and the exercise price of the options and warrants (rule 457(g)).

(3) All share amounts give effect to the two-for-one split of the common stock of Sensar that took effect January 17, 2000.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.


         Preliminary Copy, Subject to Completion, Dated April ___, 2000

                                     SENSAR
                                   CORPORATION
                           50 West Broadway, Suite 501
                           Salt Lake City, Utah  84101
                                 (801) 350-0587
                                 (801) 350-0825


[current date]


Dear Stockholder:

     We are pleased to send you the enclosed Joint Proxy Statement/Prospectus relating to the proposed merger of Sensar Corporation and Net2Wireless Corporation, a Delaware corporation and developer of wireless communication technology.

     The proposal essentially contemplates that the business of Net2Wireless will become the business of the public company. On March 21, 2000, Net2Wireless raised $29 million by way of a private placement. In addition, Sensar had, as of March 31, 2000, approximately $6 million of cash and notes receivable. Subsequent to the merger, the company will have cash of approximately $35 million (less the cash used to fund expenses since December 31, 1999), the wireless technology, the technical and management expertise of Net2Wireless, and the ongoing Net2Wireless contracts. There will be 28,186,060 shares outstanding, with options to acquire an additional 14,875,649 shares at a weighted average exercise price of $2.03 per share

     Sensar will issue 18,295,060 shares of common stock to the holders of equity interests in Net2Wireless and 1,000,000 shares of common stock to certain individuals involved in introducing Sensar and Net2Wireless. In addition, Sensar will grant options and warrants to acquire up to 14,766,649 shares of common stock to the holders of similar options and warrants to acquire shares of Net2Wireless stock. As a result of these actions, the current stockholders of Net2Wireless will own approximately 65% of the combined company, and hold the right to acquire an additional 12% on the exercise of options, while the current stockholders of Sensar will own approximately 32%, subject to reduction if the options held by the Net2Wireless stockholders are exercised. Immediately prior to the merger, the domicile of Sensar will be moved from Nevada to Delaware and the name of Sensar will be changed to "Net2Wireless Corporation."

     In connection with the merger, you will also be asked to approve a Stock Option Plan and to ratify options previously granted to current management and directors. Subsequent to the merger, the current directors of Sensar will resign, nominees of Net2Wireless will be elected to the board of directors of the combined company, and the current officers of Net2Wireless will become officers of Sensar.

     The proposed merger with Net2Wireless completes the program that Sensar started during 1999 to liquidate some of its assets and operations as a basis for entering into business opportunities other than those in which it had been historically engaged that would provide the potential for greater value to its stockholders. Under this plan, during the last year Sensar has disposed of its noise and vibration instrument business, its Jaguar and CrossCheck product lines, its real property, and other assets, leaving Sensar primarily cash and notes receivable.

     Completion of the proposed merger and other proposals submitted to the stockholders depends on approval by the requisite holders of the issued and outstanding common stock of Sensar and the satisfaction of customary closing conditions, all as set forth in detail in the attached Joint Proxy Statement/Prospectus. In addition, the merger requires the elimination of the obligations of Sensar under its deferred compensation plan which requires stockholder ratification of options previously granted to directors, officers, and consultants of Sensar. Directors, executive officers, and stockholders of Sensar holding an aggregate of 94,276 shares, or approximately 1.4% of the shares issued and outstanding, have indicated their intention to vote in favor of the merger and the other proposals.

     The board of directors of Sensar has unanimously approved the merger and the other matters to be submitted to the stockholders, and recommends that the Sensar stockholders vote to approve each matter set forth in the attached Notice of Special Meeting of Stockholders. As discussed in the enclosed Joint Proxy Statement/Prospectus, the board of directors had potential conflicts of interest in considering the merger. These issues should be considered by stockholders in connection with their vote.

     The enclosed Joint Proxy Statement/Prospectus sets forth details regarding the proposed merger and other matters to be submitted to the stockholders for consideration. We urge you to read and study it carefully. So that your shares of stock can be represented at the stockholders' meeting, please complete, sign, date, and return the enclosed form of proxy promptly. By doing so, you are assured of representation whether or not you attend the meeting.

     Subsequent to the merger, the transfer agent will mail a letter of transmittal to each stockholder of record with specific instructions as to the procedure for exchanging Sensar certificates for certificates issued in the new corporate name, Net2Wireless Corporation. Please do not submit your certificates prior to receiving these instructions. Your old certificates will continue to represent your ownership interest in the combined company, whether or not you submit them for exchange. The name, address, and telephone number of the transfer agent is Progressive Transfer Company, 1981 East 4800 South, Suite 100, P.O. Box 17561, Salt Lake City, Utah 84117, telephone number (801) 277-1400.

     Please complete, sign, date, and return the enclosed form of proxy in the postage prepaid envelope provided for your convenience. No postage is required if mailed in the United States.

     Sincerely,

     Sensar Corporation



     Howard S. Landa, Chairman of the Board


         Preliminary Copy, Subject to Completion, Dated April ___, 2000

                                     SENSAR
                                   CORPORATION


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


To the Stockholders of Sensar Corporation:

     Notice is hereby given that a special meeting in lieu of an annual meeting of the stockholders of Sensar Corporation, a Nevada corporation ("Sensar"), will be held on [June 16, 2000], at ________ a.m., local time, at <meeting place>, New York, New York, to consider and take action upon the following matters:

     1. to approve the merger of Net2Wireless Corporation with and into Sensar Corporation in accordance with the Agreement attached to the Joint Proxy Statement/Prospectus as Appendix A;

     2. to approve a change in the corporate domicile of Sensar Corporation from Nevada to Delaware and a change in the corporate name of Sensar Corporation to Net2Wireless Corporation;

     3. to approve the adoption of a Stock Option Plan covering up to 6,000,000 shares of common stock;

     4. to ratify options granted to current management, directors, and consultants to acquire up to 2,200,000 shares of common stock; and

     5. to transact such other business as may properly come before the meeting.

     Your board of directors unanimously recommends a vote "for" each of the above proposals. Members of the board were subject to potential conflicts of interest in connection with the proposals, which are described in more detail in the accompanying Joint Proxy Statement/Prospectus.

     Only stockholders of record as of the close of business on [May 1, 2000], the record date, are entitled to notice of and to vote at the meeting. The attendance at and/or vote of each stockholder at the meeting is important, and each stockholder is encouraged to attend.

     By Order of the Board of Directors



     Howard S. Landa, Chairman of the Board

Salt Lake City, Utah
_______________, 2000


         Preliminary Copy, Subject to Completion, Dated April ___, 2000

                            Net2Wireless Corporation

Dear Stockholders:

     On behalf of the board of directors of Net2Wireless Corporation ("Net2Wireless"), I cordially invite you to attend our Special Meeting of Stockholders.

     At the Special Meeting, stockholders will vote whether to approve a proposed merger of Net2Wireless with and into Sensar Corporation ("Sensar"). The Board asks you to vote in favor of the merger.

     Our board of directors has unanimously approved the merger, but the approval of our stockholders is required in order to proceed with the completion of the merger. As part of the merger, the outstanding Series A Preferred Stock of Net2Wireless will be converted to common stock of Net2Wireless and then each share of Net2Wireless common stock will be exchanged for one share of Sensar common stock.

     Your board of directors has determined that the merger is fair to you and is in your best interests. The board of directors therefore unanimously recommends that you vote to approve and adopt the merger. Please be aware that a vote of the Sensar stockholders is also required to approve and adopt the merger.

     The affirmative vote of Net2Wireless stockholders holding at least a majority of the outstanding shares of Net2Wireless common stock and Series A Preferred Stock voting together as a class is required to approve and adopt the merger agreement. Please be advised that Net2Wireless has irrevocable proxies from holders of 67% of the Net2Wireless common stock and that all of the holders of the Series A Preferred Stock have agreed to vote in favor of the merger. Accordingly, the vote of no additional stockholders will be required to approve the merger.

     We estimate that the shares of Sensar common stock to be issued to the holders of Net2Wireless common stock will represent approximately 65% of the outstanding Sensar common stock after the merger.

     Attached to this letter you will find a formal Notice of Special Meeting and a related Joint Proxy Statement/Prospectus. The Joint Proxy
Statement/Prospectus provides detailed information about the Special Meeting and the matters to be considered at the Special Meeting. Please read this entire Joint Proxy Statement/Prospectus carefully.

     The attached notice and Joint Proxy Statement/Prospectus are dated _______________, and were first mailed to stockholders on or about
________________. Those of you who were holders of record of our common stock or Series A Preferred Stock at the close of business on [May 1, 2000], are entitled to receive notice of and to vote at the stockholders' meeting. On that day, 17,253,920 shares of Net2Wireless common stock and 1,041,140 shares of Series A Preferred Stock were outstanding. Each share entitles the holder to one vote.

     As explained in the attached Joint Proxy Statement/Prospectus, stockholders who have not delivered an irrevocable proxy may withdraw their proxy at any time before it is actually voted at the meeting. If you plan to attend the meeting in person, please remember to bring a form of personal identification with you and, if you are acting as a proxy for another stockholder, please bring written confirmation from the record owner that you are acting as a proxy.

     Even if you do not plan to attend the Special Meeting of Net2Wireless stockholders, if you are a holder of Net2Wireless common stock, please take the time to vote by completing and mailing the enclosed proxy card to us.

     On behalf of the board of Net2Wireless, we urge you to vote "FOR" approval and adoption of the merger agreement and the other matters to be considered at the Special Meeting.

     Sincerely,


     David Rubner, Chairman of the Board


     Nechemia Davidson, CEO


         Preliminary Copy, Subject to Completion, Dated April ___, 2000

                            Net2Wireless Corporation


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


To the Stockholders of Net2Wireless Corporation:

     Notice is hereby given that a special meeting of the stockholders of Net2Wireless Corporation, a Delaware corporation ("Net2Wireless"), will be held on [June 16, 2000], at ___________ a.m., local time, at <meeting location>, New York, New York, to consider and take action upon the following matters:

     1. to approve the merger of Net2Wireless Corporation with and into Sensar Corporation in accordance with the terms of the Agreement attached to the Joint Proxy Statement/Prospectus as Appendix A; and

     2. to transact such other business as may properly come before the participants at the meeting.

     Your board of directors unanimously recommends a vote "for" the above proposals, which are described in more detail in the accompanying Joint Proxy Statement/Prospectus. Members of the board were subject to potential conflicts of interest in connection with the proposed merger. These issues are described in the Joint Proxy Statement/Prospectus.

     Only stockholders of record as of the close of business on [May 1, 2000], the record date, are entitled to notice of and to vote at the meeting. The attendance at and/or vote of each stockholder at the meeting is important, and each stockholder is encouraged to attend.

     By Order of the Board of Directors



     Yaron Sobol, Secretary

Rosh Ha'ayin, Israel
April _____, 2000


THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. SENSAR CORPORATION MAY NOT ISSUE THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                    Preliminary Joint Proxy Statement/Prospectus
                                  Subject to Completion, Dated April _____, 2000

                            Joint Proxy Statement for

                       Special Meeting of Stockholders of
                               SENSAR CORPORATION

                                       and

                       Special Meeting of Stockholders of
                            NET2WIRELESS CORPORATION
                           ___________________________

                                 Prospectus for

                               SENSAR CORPORATION
19,295,060 Shares of Common Stock and 14,766,649 Shares of Common Stock Issuable
                       on Exercise of Options and Warrants


     The stockholders of Sensar and Net2Wireless should consider the matters set forth under "RISK FACTORS" beginning on page ___ in determining whether or not to approve the matters submitted to them at the stockholder meetings.
                                 _______________

     The securities to be issued in the merger have not been approved or disapproved by the Securities and Exchange Commission or any state or other regulatory authority, nor has the commission or any state or regulatory authority passed on the accuracy or adequacy of this prospectus or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

                                    IMPORTANT

Regardless of whether you plan to attend the stockholders' meeting in person, please fill in, sign, date, and return the enclosed proxy promptly in the self-addressed, stamped envelope provided. No postage is required if mailed in the United States.

                                 SPECIAL REQUEST

If your shares are held in the name of a brokerage firm, nominee, or other institution, only it can vote your shares. Please contact promptly the person responsible for your account and give instructions for your shares to be voted.

   The date of this Joint Proxy Statement/Prospectus is _______________, 2000.


                       WHERE YOU CAN FIND MORE INFORMATION

     Sensar has filed a registration statement (File No. 333-_____) on Form S-4 with the Securities and Exchange Commission (the "SEC"). This joint proxy statement/prospectus, which is a part of that registration statement, does not contain all of the information included in the registration statement. You should refer to the registration statement and its exhibits for additional information. With respect to references made in this document to any contract, agreement, or other document, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement, or other document. You may review a copy of the registration statement, including exhibits, at the principal offices of the SEC at:

- Judiciary Plaza, 450 Fifth Street, N.W., Room 2104 or the public reference room, Washington, D.C. 20549;

- Seven World Trade Center, 13th Floor, 26 Federal Plaza, New York, New York 10048; or

-     500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

     Sensar is subject to the informational requirements of the Securities Exchange Act and, consequently, files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     Sensar's SEC filings and the registration statement can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Joint Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. The information incorporated by reference is an important part of this Joint Proxy Statement/Prospectus. These documents are available on request from Carol Ashworth, Sensar Corporation, 50 West Broadway, Suite 501, Salt Lake City, Utah 84101, telephone number (801) 350-0587. In order to ensure timely delivery of the documents, any request should be made by June 9, 2000. The following documents are filed with the SEC and are incorporated by reference into this Joint Proxy Statement/Prospectus:

- annual report of Sensar on Form 10-K for the fiscal year ended December 31, 1999;

- interim reports of Sensar on Form 8-K dated January 4, January 5, March 16, March 24, and March 30, 2000; and

- the description of Sensar's common stock contained in its registration statement on Form 8-A dated March 4, 1997, and any amendments or report filed for the purpose of updating that description.

     All documents and reports subsequently filed by Sensar pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the merger are also incorporated by reference in this Joint Proxy Statement/Prospectus and will be deemed a part of this Joint Proxy Statement/Prospectus from the date of filing of such documents or reports.

     Information in reports that are filed later with the SEC will update and supersede statements contained in previously filed documents or this Joint Proxy Statement/Prospectus to the extent that the new information differs from the old information.

                                     TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . .    2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . .    2

INTRODUCTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

QUESTIONS AND ANSWERS ABOUT THE MERGER. . . . . . . . . . . . . . . . . . . . . . . .    6

FORWARD LOOKING STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
The Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Change in Corporate Domicile and Name . . . . . . . . . . . . . . . . . . . . . . . .   10
New Certificates for Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Management of the Combined Company. . . . . . . . . . . . . . . . . . . . . . . . . .   11
Sensar Stockholders' Meeting. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Net2Wireless Stockholders' Meeting. . . . . . . . . . . . . . . . . . . . . . . . . .   12
PROPOSAL 1:  THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Reasons for, Advantages, and Disadvantages of the Merger. . . . . . . . . . . . . . .   12
Interests of Certain Persons in the Merger. . . . . . . . . . . . . . . . . . . . . .   14
Market Value of Sensar Securities . . . . . . . . . . . . . . . . . . . . . . . . . .   15
Market Price and Dividend Policy for Sensar Stock . . . . . . . . . . . . . . . . . .   15
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
Principal Conditions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
Dissenters' Rights of Appraisal . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Description of Common Stock Offered . . . . . . . . . . . . . . . . . . . . . . . . .   17
Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
Tax Consequences. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
Restrictions on Resale of Sensar Common Stock . . . . . . . . . . . . . . . . . . . .   19

RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
Risks Related to Net2Wireless' Proposed Business. . . . . . . . . . . . . . . . . . .   20
Risks Related to the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

NET2WIRELESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
BUSINESS OF NET2WIRELESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
Products. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
Agreements With Cellular Carriers . . . . . . . . . . . . . . . . . . . . . . . . . .   26
Development of the Industry . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
Advantages Offered by Net2Wireless Technology . . . . . . . . . . . . . . . . . . . .   28
Source of Anticipated Revenues. . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
Proposed Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
MANAGEMENT OF NET2WIRELESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
EXECUTIVE COMPENSATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
Summary Compensation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
Option/SAR Grants in Fiscal 1999. . . . . . . . . . . . . . . . . . . . . . . . . . .   33
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS. . . . . . . . . . . . . . . . . . . .   34
Transactions With I.T.E.S. - Imaging Technologies Enterprises Systems Ltd.. . . . . .   34
Transactions With Significant Shareholders. . . . . . . . . . . . . . . . . . . . . .   34
Transactions With Directors and Executive Officers. . . . . . . . . . . . . . . . . .   34
Transactions With Immediate Family Members of Directors and Executive Officers. . . .   35
PRINCIPAL STOCKHOLDERS OF NET2WIRELESS. . . . . . . . . . . . . . . . . . . . . . . .   36

BUSINESS OF SENSAR. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

SELECTED FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
NET2WIRELESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
Selected Historical financial Information of Net2Wireless . . . . . . . . . . . . . .   37
Management's Discussion and Analysis of Financial Condition and Results of Operations   37
Overview. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
Expenses and Results of Operations. . . . . . . . . . . . . . . . . . . . . . . . . .   38
Liquidity and Capital Resources . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
Disclosure About Market Risks . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
Year 2000 Issues. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
SENSAR. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
Selected Financial Information. . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
Management's Discussion and Analysis of Financial Condition and Results of Operations   41

COMBINED FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
Balance Sheet Information. . .  . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
Statement of Operations Information . . . . . . . . . . . . . . . . . . . . . . . . .   42

MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
Background of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
Reasons for the Merger--Advantages and Disadvantages. . . . . . . . . . . . . . . . .   45
Terms of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
Interests of Certain Individuals. . . . . . . . . . . . . . . . . . . . . . . . . . .   48
Voting and Revocation of Proxies. . . . . . . . . . . . . . . . . . . . . . . . . . .   49
Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
Attendance of Representative of Accountants . . . . . . . . . . . . . . . . . . . . .   51
Dissenters' Rights of Appraisal   . . . . . . . . . . . . . . . . . . . . . . . . . .   51
Accounting for the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
Delivery of Certificates for Common Stock of the Combined Company . . . . . . . . . .   54
Payment in Lieu of Issuing Fractional Shares. . . . . . . . . . . . . . . . . . . . .   54
Expenses of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
Restrictions on Transfer of Common Stock of the Combined Company. . . . . . . . . . .   55

DESCRIPTION OF SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
Transfer Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56

COMPARISON OF SECURITIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
Comparison of Nevada Law and Delaware Law--Certificates of Incorporation and Bylaws .   56

PRINCIPAL STOCKHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
Pro Forma After the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61

TAX CONSEQUENCES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
Federal Tax Consequences of the Merger. . . . . . . . . . . . . . . . . . . . . . . .   62
Federal Tax Consequences of the Change of Domicile. . . . . . . . . . . . . . . . . .   63

OTHER SENSAR STOCKHOLDER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . .   64
Change in Corporate Domicile. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
Adoption of the Stock Option Plan . . . . . . . . . . . . . . . . . . . . . . . . . .   64
Ratification of Previously Granted Options. . . . . . . . . . . . . . . . . . . . . .   66

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68

VALIDITY OF NEW COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68

INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-1


INDEX TO APPENDICES

     A.     Agreement dated December 8, 1999, as amended
     B.     Stock Option Plan
     C.     Form of Certificate of Incorporation of the Combined Company
     D. Copy of Delaware Law relating to Net2Wireless stockholders' dissenters' rights of appraisal
     E. Copy of Nevada Law relating to Sensar stockholders' dissenters' rights
     F.     Form of Sale Restriction Agreement


                        JOINT PROXY STATEMENT/PROSPECTUS


     SENSAR CORPORATION                          NET2WIRELESS CORPORATION
     50 West Broadway, Suite 501                 c/o Net2Wireless Israel, Ltd.
     Salt Lake City, Utah 84101                  11 Ha'amal Street
     Telephone:  (801) 350-0587                  Afek Park, Rosh Ha'ayin 48092
     Telecopy:  (801) 350-0825                   Israel
                                                 Telephone:  011-972-3-902-8600
                                                 Telecopy:  011-972-3-902-8601


                                  INTRODUCTION

     This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the board of directors of Sensar and the board of directors of Net2Wireless for use at the special meeting of the stockholders of Sensar and the special meeting of the stockholders of Net2Wireless, or any adjournments or postponements of the meetings. The Sensar stockholder meeting is scheduled for [June 16, 2000], and the Net2Wireless stockholder meeting is scheduled for [June 16, 2000]. The stockholders of Sensar and Net2Wireless will consider the approval of the Agreement dated December 8, 1999, as amended (the "Agreement"), between Sensar and Net2Wireless, pursuant to which Sensar and Net2Wireless will merge and Sensar will issue 18,295,060 shares of Sensar common stock to the former stockholders of Net2Wireless.

     Outstanding options and warrants to purchase Net2Wireless common stock will also be exchanged for options and warrants of like tenor to purchase 14,766,649 shares of Sensar common stock. In addition, Sensar will issue 1,000,000 shares of common stock to certain individuals involved in introducing the two parties.

     In addition to the merger, Sensar stockholders will be asked to approve a change in the corporate domicile of Sensar to Delaware and a change in its corporate name to Net2Wireless Corporation, to adopt a Stock Option Plan covering up to 6,000,000 shares, and to ratify options previously granted to the current management, directors, and consultants of Sensar.

     The completion of the merger involves risks. Please read the discussion under the caption "RISK FACTORS" beginning on page ___.

     The Sensar stock is traded in the over-the-counter market and is currently included on the Nasdaq SmallCapSM Market under the symbol "SCII." On April 3, 2000, the closing price for the Sensar common stock as reported by Nasdaq was $37.00.

     This Joint Proxy Statement/Prospectus also serves as a prospectus for the issuance by Sensar of its shares of common stock and options and warrants to acquire its shares of common stock in the merger.

     The Sensar stock was recently split on a two-for-one basis, effective for stockholders of record as of January 17, 2000. All share amounts contained in this Joint Proxy Statement/Prospectus give effect to this split.

     No person is authorized to give any information or to make any representation not contained in this Joint Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied on as having been authorized by Sensar, Net2Wireless, or any other person. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement/Prospectus, or the solicitation of a proxy from any person, in any jurisdiction in which it is unlawful to make such offer, solicitation of an offer, or proxy solicitation. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of the securities made under this Joint Proxy Statement/Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of Sensar or Net2Wireless since the date of this Joint Proxy Statement/Prospectus.

     This Joint Proxy Statement/Prospectus is first being provided to stockholders of Sensar and Net2Wireless on <mailing date>, 2000.


                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     Q.     Who are Sensar and Net2Wireless?

     A. Sensar is a publicly-held company with its common stock currently traded on the Nasdaq SmallCapSM Market under the symbol "SCII." Sensar's assets consist primarily of cash and short-term receivables.

            Net2Wireless is a privately-held company which is developing a wireless communication technology to permit the wireless linking to the Internet by portable devices such as personal digital assistants and cell phones and to permit cellular carriers to offer new services to their customers based on the capabilities of the proposed Net2Wireless products.

     Q.     Why are Sensar and Net2Wireless proposing to merge?

     A. Because we believe the combined company offers benefits, including the implementation of a potentially promising technology and access to public capital markets, to the stockholders of both companies. For Sensar, the merger provides a communications technology that has promising applications in a rapidly developing market. For Net2Wireless, the merger provides liquidity for its stockholders and enhances its ability to raise public capital to fund its development work and product implementation.

     Q.     What will Net2Wireless stockholders receive in the merger?

     A. If the merger is completed, stockholders of Net2Wireless will receive 18,295,060 shares of Sensar common stock, or one share of Sensar common stock for each share of Net2Wireless common stock. This number includes the 1,041,140 shares of Series A Preferred Stock, which will automatically convert into the same number of shares of Net2Wireless common stock immediately prior to the merger. The shares received by Net2Wireless shareholders will reflect the change in domicile of the combined company to Delaware and the change in the corporate name to Net2Wireless Corporation. In addition, holders of options and warrants to acquire Net2Wireless stock will receive similar options and warrants to acquire up to 14,766,649 shares of Sensar common stock.

     Q.     What will Sensar stockholders receive in the merger?

     A. Sensar stockholders will continue to hold the same number of shares that they currently hold, although the domicile of the combined company will be changed to Delaware and its name will be changed to Net2Wireless Corporation.

     Q.     What risks should I consider?

     A. You should review "RISK FACTORS" beginning on page ___ for a discussion of various risks associated with the merger and the operations of Sensar and Net2Wireless.

     Q.     What are the tax consequences of the merger?

     A. For purposes of the payment of U.S. federal income tax the merger will be tax-free, except to the extent that stockholders receive cash pursuant to the exercise of dissenters' rights. To review the tax consequences in greater detail, see page ___.

     Q.     What other matters will be voted on?

     A. In addition to the merger, stockholders of Sensar will be asked to approve:

(1)     a change in the corporate domicile and name of Sensar;

(2) the adoption of a Stock Option Plan which will cover up to 6,000,000 shares of common stock; and

(3) the ratification of options previously granted to current directors, management, and consultants to acquire up to 2,200,000 shares of common stock.

     Q.     When do you expect to complete the merger?

     A. The Agreement provides for the merger to be completed within 10 days of obtaining stockholder approval.

     Q.     Should stockholders send in their stock certificates now?

     A. No. After we complete the merger, Progressive Transfer, the transfer agent, 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, will send instructions to Sensar stockholders and Net2Wireless stockholders explaining how to exchange their certificates for certificates representing stock of the combined company.

     Q.     How do I vote?

     A. Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the stockholders meeting. You may attend the meeting in person whether or not you submit a proxy. If your shares are held in "street name" by your broker, you cannot vote your shares directly. Your broker will vote your shares only if you provide instructions to the broker on how you would like your shares to be voted. You should follow the directions provided by your broker regarding how to transmit those instructions.

     Q.     Can I change my vote after mailing my proxy?

     A. Yes. Unless you have delivered an irrevocable proxy, you may change your vote by delivering a signed notice of revocation, or a signed proxy card that bears a later date, to Sensar or Net2Wireless, as appropriate, before the stockholder meeting, or by attending the stockholder meeting and voting in person. Net2Wireless stockholders who have delivered an irrevocable proxy may not change or withdraw their vote.

     Q.     Who can I call with questions?

     A. If you are a Sensar shareholder with questions about the merger, please call Howard S. Landa at (801) 530-0587.

          If you are a Net2Wireless stockholder with questions about the merger, please call Yaron Sobol at 011-972-3-902-8600.


                           FORWARD LOOKING STATEMENTS

     This Joint Proxy Statement/Prospectus contains certain forward looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward looking statements are not based on historical facts but they reflect Sensar's and Net2Wireless' current expectations concerning future results and events. These forward looking statements generally can be identified by the use of phrases such as "believe," "expect," "anticipate," "intent," "plan," "foresee," "likely," "will," "potential," "proposed," or other similar words. Generally, the statements describe the objectives, plans, or goals of the companies. These forward looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results or the performance or achievement of such goals to differ from those anticipated by these statements. Many of the important factors that could cause actual results to differ materially from expectations are discussed under the caption "Rick Factors" beginning on page ___. In addition to those risk factors specifically addressed, there may be other factors that have not been considered by Sensar and/or Net2Wireless or that are not currently considered to be significant, that may in fact turn out to be material and cause actual results to differ substantially from the forward looking statements. Stockholders should be aware that such forward looking statements are not intended to be accurate predictions of the future and that actual results will differ, either based on one or more of the factors specifically discussed or on other factors or influences that may develop in the future. Neither Sensar, Net2Wireless, nor the combined company undertakes any obligation to update the forward-looking statements contained herein or elsewhere to reflect actual results, changes in assumptions, or changes in other factors affecting the forward-looking statements.


                                     SUMMARY

     The following is a brief summary and is intended merely to highlight certain information included in this Joint Proxy Statement/Prospectus. The summary is qualified in its entirety by the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus.

The Parties

     Sensar Sensar is a publicly-held corporation with its common stock currently traded under the symbol "SCII" on the Nasdaq SmallCapSM Market. Sensar was, until 1999, engaged in the business of manufacturing instruments to analyze sound and vibration, as well as instruments intended for chemical analysis. During 1999, it disposed of its principal businesses and technologies. Currently, Sensar's assets consist primarily of cash, and short-term notes receivable.

                      See "BUSINESS OF SENSAR."

     Net2Wireless     Net2Wireless is a privately-held Delaware corporation.
                      It has two subsidiaries, Net2Wireless Limited, which is an Israeli corporation engaged in research and development, and Vintage Global, Inc., which is a British Virgin Islands corporation that holds the intellectual property of Net2Wireless. When used in this Joint Proxy Statement/Prospectus,
                      "Net2Wireless" refers to the parent corporation and both subsidiaries. Net2Wireless acquired wireless communication technologies and rights from
                      I.T.E.S. - Imaging Technologies Enterprises Systems,
                      Ltd, an Israeli corporation. Products based on the technology held by Net2Wireless are in the preliminary testing stage and are intended to permit wireless communication devices to gain access to the Internet. The goal is to permit the following services to be available to portable devices such as palm computers, personal digital assistants, and cellular phones:

                      - browsing standard Internet sites using standard browsers;

                      - transmission of live video using existing wireless communication networks;

                      - providing instant messaging with full graphics support;

                      - providing messaging services (e-mail, voice mail, fax, etc.); and

                      - providing full graphics applications with network based storage.

                      The basic technology uses proprietary software based on data compression algorithms, caching algorithms, advanced object recognition, and a system architecture design that greatly speeds up content transmission over the existing wireless communication infrastructure. Net2Wireless intends to provide services and license its software directly to cellular carriers. Licensing and transactional fees will be based on the number of users of the system and, in some cases, the number of uses of a particular service. Net2Wireless currently has a beta-site installation at Partner Communications Company, Ltd., a cellular telephone carrier in Israel.

                      See "NET2WIRELESS:  BUSINESS OF NET2WIRELESS"

The Merger            The Agreement between Sensar and Net2Wireless provides
                      for the merger of Net2Wireless with and into Sensar.
                      As part of the merger:

                      - the shares of Net2Wireless outstanding immediately prior to the merger will be converted into 18,295,060 shares of common stock of Sensar and 1,000,000 shares of common stock of Sensar will be issued to finders. The number of shares to be issued to Net2Wireless stockholders will be reduced in the event that any Net2Wireless stockholders exercise their right to dissent. The number of shares may also be increased if Sensar does not meet certain financial conditions, but this is not anticipated.

                      - Options and warrants to acquire Net2Wireless common stock will be converted into options and warrants to acquire up to 14,766,649 shares of Sensar common stock with a weighted average exercise price of $2.03 per share.

                      - At the initial meeting of the directors approximately two weeks subsequent to the merger, the current directors of Sensar will resign and the nominees of Net2Wireless, Nechemia Davidson, David Rubner, and Joav Avtalion will be appointed.

                      The complete terms and conditions of the merger are set forth in the Agreement between Sensar and Net2Wireless dated December 8, 1999, as amended, a copy of which is included as Appendix "A" and incorporated herein by this reference.

                      See "THE MERGER."

Change in Corporate
   Domicile and Name  If approved by the Sensar shareholders, Sensar shall change its corporate domicile from Nevada to Delaware and its corporate name to Net2Wireless Corporation immediately prior to the merger. As a result, the combined public company will be incorporated in Delaware, which has a more fully defined body of corporate law and is more familiar to bankers, financial institutions, and others who may be dealing with the combined company. In addition, the name change will permit the combined company to carry on its business under a name that is more indicative of its proposed business.

New Certificates for
   Common Stock       Net2Wireless stockholders will receive one share of
                      common stock of the combined company for each share of common stock or Series A Preferred Stock they hold in Net2Wireless. Record holders of Net2Wireless stock will receive a letter from the transfer agent of Sensar with instructions for submitting certificates of Net2Wireless stock to exchange for certificates representing common stock of the combined company.
                      Record holders of Sensar common stock will receive a similar letter with instructions for submitting their certificates for new certificates issued in the name of the combined company. Sensar stockholders will have the same number of shares in the combined company as they now hold in Sensar.

Management of the
   Combined Company   Nechemia Davidson, the founder and principal shareholder
                      of Net2Wireless, will serve as the chief executive officer and a director of the combined company. David
                      Rubner, who recently resigned as president of ECI
                      Telecom, Ltd., Israel's largest telecommunication equipment company, will serve as chairman of the board of the combined company. Joav Avtalion, co-founder, executive, and director until 1999 of NICE Systems, Ltd., a telecommunication company, co-founder and chairman of Mindsense Biosystems, Ltd., a technology company, and director and chairman of Basense, Ltd., a knowledge management company, will serve as the third director of the combined company.

                      See "MANAGEMENT."

Sensar Stockholders'
   Meeting

     Record Date and
       Time Sensar stockholders of record as of the close of business on [May 1, 2000], are entitled to vote at the Sensar stockholders' meeting. The meeting will be held at _______ a.m., local time, on [June 16, 2000], at ___________________, New York, New York.

     Purpose of
       Meeting At the meeting, the Sensar stockholders will be asked to consider and take action on the following:

                      1.     the proposed merger;

                      2. the change in the corporate name to "Net2Wireless Corporation" and the change of the corporate domicile to Delaware;

                      3.     the adoption of the Stock Option Plan;

                      4. the ratification of options previously granted to officers and directors of Sensar; and

                      5. the transaction of such other business as may properly come before the meeting,

                     all as more particularly set forth in the official Notice of Meeting accompanying this Joint Proxy
                     Statement/Prospectus.

     Shares Outstanding
       and Entitled
       to Vote On the record date, there were 6,545,746 shares of Sensar common stock outstanding, with each share entitled to one vote on each matter submitted at the stockholders' meeting.

     Vote Required   The merger and the change in corporate domicile must be
                     approved by the holders of a majority of the outstanding
                     Sensar common stock. The members of the board of directors, who collectively hold 94,276 shares of Sensar stock, or approximately 1.4%, have indicated their intention to vote their shares in favor of the merger and change in corporate domicile. As a result, the affirmative vote of an additional 3,178,598 shares will be required. The vote of the holders of a majority of a quorum of the shares entitled to vote and represented in person or by proxy at the Sensar stockholders' meeting is required to approve the Stock
                     Option Plan, and to ratify the options previously granted to officers and directors of Sensar. The directors have indicated their intention to also vote in favor of these proposals. The bylaws of Sensar require that at least 33-1/3% of the issued and outstanding Sensar common stock be represented in person or by proxy at the stockholders' meeting in order to constitute a quorum for conducting business.

     Representative of
       Accountants   It is anticipated that a representative of Grant Thornton
                     LLP and a representative of Kost, Forer & Gabbay, a member of Ernst & Young International, will be in attendance at the meeting to respond to appropriate questions from the Sensar stockholders and, if so desired, to make a statement.

Net2Wireless Stockholders'
   Meeting

     Record Date
       and Time Stockholders of record of Net2Wireless as of the close of business on [May 1, 2000], are entitled to notice of, and to vote at, the meeting of the Net2Wireless stockholders to be held at _____________ a.m., local time, on [June 16, 2000], at ______________________, New York, New York.

     Purpose of
       Meeting At the meeting, the Net2Wireless stockholders will be asked to consider and take action on the following:

                     1.     the proposed merger; and

                     2. the transaction of such other business as may properly come before the meeting,

     Vote Required   The merger must be approved by the holders of a majority
                     of the issued and outstanding shares of Net2Wireless common stock and Series A Preferred Stock, voting together as a class. The holders of 12,316,866 shares of the Net2Wireless common stock, or approximately 67% of the voting power of the stock entitled to vote on the merger, have delivered their irrevocable proxies to vote their shares in favor of the merger, therefore, the vote of no additional shares will be required. The bylaws of Net2Wireless require that at least a majority of the issued and outstanding Net2Wireless common stock and Series A Preferred Stock, taken together as a single class, be represented in person or by proxy at the Net2Wireless stockholders' meeting in order to constitute a quorum for conducting business.

     Representatives of
     Accountants     It is anticipated that a representative of Kost, Forer &
                     Gabbay, a member of Ernst & Young International, will be in attendance at the meeting to respond to appropriate questions from the Net2Wireless stockholders and, if so desired, to make a statement.

PROPOSAL 1:  THE MERGER

Reasons for, Advantages,
  and Disadvantages
  of the Merger

     Sensar The principal reason for Sensar to enter into the merger is to use its cash and other assets to enter into a business activity with the potential for growth and the possibility of establishing a favorable market share in a rapidly-expanding market area to enhance stockholder value.

                     The potential disadvantages to stockholders of Sensar are the potential adverse consequences of the risks set forth under the caption "RISK FACTORS," including a reduction of their percentage ownership and control of Sensar. The percentage ownership by the current stockholders of Sensar and the current stockholders of Net2Wireless before and after the merger is set forth below:

                            Record                      Subsequent
                             Date        Percentage      to Merger      Percentage
                           ---------     ----------     -----------     ----------
Sensar Stockholders        6,545,746     100.0%          8,891,000(1)   31.5%

Net2Wireless Stockholders          -       0.0%         18,295,060(2)   64.9%

Others                             -       0.0%          1,000,000       3.6%
                           ---------     -----          ----------     ------
Total                      6,545,746     100.0%         28,186,060     100.0%

_________________________
(1) The increase in the number of shares held by Sensar stockholders is the result of the issuance of additional shares on the mandatory conversion of options held by officers, directors, and consultants of Sensar immediately prior to the merger. These options are required to be converted in connection with the closing of the merger by the terms of the Agreement.

(2) In addition, Net2Wireless stockholders and Partner Communications Company, Ltd., will hold options to acquire an aggregate of 14,766,649 additional shares at a weighted average exercise price of $2.03 per share. If these options were exercised, it would increase the issued and outstanding shares of the combined company to 43,061,709 and the percentage ownership of the combined company held by Net2Wireless stockholders and Partner Communications Company, Ltd., to 77% and would correspondingly reduce the percentage held by the Sensar stockholders.

     Net2Wireless    The principal benefits to Net2Wireless in entering into
                     the merger are:

                     - to obtain additional working capital to fund an accelerated expansion effort;

                     - enhance Net2Wireless' ability to complete acquisitions (should one be identified in the future) with stock, thus conserving cash;

                     - to gain access to public capital markets for future capital needs; and

                     - to provide liquidity to Net2Wireless' stockholders through owning stock in a publicly traded company.

                     The potential disadvantages to Net2Wireless stockholders are the potential adverse consequences of the risks set forth under the caption "RISK FACTORS" and the fact that their percentage of ownership of the wireless communication technology held by Net2Wireless will be reduced by approximately 35% if the options held by Net2Wireless stockholders are not exercised.

                     See "THE MERGER: Reasons for the Merger-Advantages and Disadvantages."

Interests of Certain
  Persons in the
  Merger In considering the recommendations of the Sensar board of directors and the Net2Wireless board of directors with respect to the merger, the stockholders of Sensar and Net2Wireless should be aware that certain directors and officers of Sensar and Net2Wireless may have interests in the merger that are different from, or in addition to, the interests of stockholders generally, including:

                     - the grant to Howard S. Landa, Chairman and Chief Executive Officer of Sensar, of stock options to acquire 800,000 shares of Sensar common stock at an exercise price of $2.00 per share in consideration for the termination of Mr. Landa's interest in Sensar's deferred compensation plan, subject to consummation of the merger and ratification of the stock options by the Sensar stockholders;

                     - the grant to Mickey Hale, Steve Strasser, and Brian B. Lewis, directors of Sensar of stock options to acquire 50,000 shares of Sensar common stock each at an exercise price of $2.00 per share in substitution for their respective interests in Sensar's deferred compensation plan;

                     - the distribution to Mr. Landa, effective March 1, 2000, of certain non-operating assets of Sensar with a book value of $352,992 as of December 31, 1999, in consideration for Mr. Landa's agreement to indemnify the combined company for all costs and liabilities arising from a pending lawsuit against Sensar, the termination of his executive employment agreement, his assumption of the unexpired lease obligations of Sensar for its Salt Lake City, Utah, offices, and his agreement to provide up to 100 hours of transitional services to the combined company; and

                     - the grant of fully vested stock options to entities controlled by Nechemia Davidson, founder, director, and officer of Net2Wireless;
                           Yaron Sobol, founder; David Rubner, chairman of the board; and Joav Avtalion, director, to acquire an aggregate of 4,618,518 shares of the combined company's common stock at a price of $1.86 per share. See "THE MERGER: Interests of Certain Individuals."

Market Value of Sensar
   Securities              Sensar's common stock is currently traded on the
                           Nasdaq SmallCapSM Market under the symbol "SCII."
                           The following table sets forth the closing sales price for Sensar's common stock, as reported by Nasdaq (a) as of the date preceding the public announcement of the proposed transaction to acquire the wireless communications technology;
                           (b) as of the date the execution of the
                           Agreement with Net2Wireless was announced; and
                           (c) as of April 3, 2000, the date immediately preceding the date of this Joint Proxy
                           Statement/Prospectus.

                       Sensar Stock
    Date            Closing Sales Price
---------------     -------------------
October 6, 1999     $ 3.00
December 14, 1998   $11.50
April 3, 2000       $37.00

Market Price and Dividend
   Policy for Sensar
   Stock Sensar's common stock is traded on the Nasdaq SmallCapSM Market under the trading symbol "SCII." The following table sets forth high and low closing sale prices for Sensar's common stock as reported on Nasdaq for the periods indicated. All amounts have been adjusted to give effect to the 1:5 consolidation of the outstanding common stock of Sensar effective May 3, 1999 and the 2:1 forward split of the outstanding common stock effective January 17, 2000.


Fiscal Year Ended December 31, 1998             High    Low
-----------------------------------           -------  ------
First Quarter                                 $ 9.219  $5.781
Second Quarter                                $ 7.969  $4.375
Third Quarter                                 $  5.00  $1.094
Fourth Quarter                                $ 1.484  $0.625

Fiscal Year Ended December 31, 1999             High    Low
-----------------------------------           -------  ------
First Quarter                                 $ 1.094  $0.703
Second Quarter                                $ 3.594  $0.859
Third Quarter                                 $ 2.797  $ 1.50
Fourth Quarter                                $ 34.25  $2.094

Fiscal Year Ended December 31, 2000             High    Low
                                              -------  -------
First Quarter                                 $79.688  $22.625

                     On April 3, 2000, the last reported sales price for Sensar's common stock as reported by Nasdaq was $37.00.

                     On April 3, 2000, Sensar had approximately 285 stockholders of record.

                     Sensar has not paid dividends with respect to its common stock. There are no restrictions on the declaration or payment of dividends in the articles of incorporation or bylaws of Sensar or in any of its contractual agreements, other than under the Agreement for the period the merger is pending. However, it is anticipated that any potential earnings of Sensar and, subsequent to the merger, the combined company, will be retained for working capital and investment in the growth and expansion of business operations. Consequently, it is not anticipated that Sensar or the combined company will pay dividends in the foreseeable future.

Risk Factors         Completion of the merger and the exchange of Net2Wireless'
                     common stock, options and warrants for shares of Sensar common stock, options and warrants is subject to certain risks (see "RISK FACTORS"), including the following:

                     - the risks associated with a development stage company;

                     -     the expected need for additional capital;

                     - the rapid technological changes in the market and the inability to predict the life cycle of products;

                     - the inability to predict customer acceptance of the products and services made available in this developing market;

                     - competition in the area of Net2Wireless' proposed business and the size and success of some of its principal competitors;

                     - the potential market concentration of Net2Wireless' sales and anticipated reliance on strategic partners and major customers;

                     - risks associated with the planned expansion of Net2Wireless' proposed business;

                     - the risk that the combined company may not be able to effectively protect its intellectual property;

                     - the risk that the combined company's technology may infringe on the intellectual property rights of others;

                     - the dependence on certain key members of Net2Wireless' management, especially Nechemia Davidson, the chief executive and technology officer;

                     - the potential market volatility for stock of the combined company and the volatility of the stock market in general;

                     - the lack of an independent assessment and opinion regarding the fairness of the terms of the merger; and

                    - the potential dilutive effect of the significant number of shares of common stock of the combined company that could be issued upon the exercise of outstanding options and warrants.

Principal Conditions       The merger is conditioned on the following:

                           - approval of the Agreement by the holders of a majority of the issued and outstanding Sensar common stock and of a majority of the issued and outstanding Net2Wireless common stock and Series A Preferred Stock voting together as a single class;

                           - the elimination by Sensar of all liabilities, except current liabilities not yet due and not in excess of $50,000;

                           - the compliance by each of the parties with their respective representations, warranties, and covenants as set forth in the Agreement, unless waived by the other party;

                           - the absence of any material adverse change in the condition of either party not consented to by the other party;

                           - the absence of material regulatory limitations or prohibitions on the consummation of the transaction or the continuation of the business of the combined enterprise thereafter; and

                           - other customary closing conditions. See "THE MERGER: Principal Conditions."

                           The merger could be terminated even after approval by the Sensar stockholders and Net2Wireless stockholders if one or more of the conditions is not satisfied or waived by the parties.

                           No federal or state regulatory requirements must be met as a condition to completion of the merger.

Dissenters' Rights of Appraisal

     Sensar Holders of Sensar common stock have the right to dissent from the merger and obtain payment of the fair market value of their shares upon compliance with applicable procedures as provided in sections 92A.300 through 92A.500 of the Nevada corporate law. See "THE MERGER: Dissenters' Rights of Appraisal."

     Net2Wireless          Holders of Net2Wireless common stock have appraisal
                           rights in connection with the merger as provided in
                           section 262 of the Delaware corporate law.  The
                           Agreement provides that the transaction may be terminated at the election of Sensar if stockholders of Net2Wireless owning more than 5% of the issued and outstanding Net2Wireless common stock perfect their dissenters' rights. The holders of 12,316,866 shares, or 67%, of the voting power of the outstanding Net2Wireless stock have delivered their irrevocable proxies to vote their shares in favor of the merger and will be deemed to have elected not to exercise their dissenters' rights. See
                           "THE MERGER:  Dissenters' Rights of Appraisal."

Description of Common Stock
   Offered

     Common Stock          The shares of common stock to be issued in the
                           merger are entitled to one vote per share without cumulative voting rights. Holders will not have preemptive rights to acquire additional shares of common stock, and all holders of common stock are entitled to share equally in dividends and any liquidation distributions. Net2Wireless stockholders will have substantially similar rights to those they now have as stockholders of Net2Wireless, except for changes based on the differences between the certificates of incorporation of the two companies and as provided by the Nasdaq corporate governance rules, which are applicable to the combined company but not to Net2Wireless. Sensar stockholders will have different rights as stockholders of the combined company as a result of differences between the articles of incorporation of Sensar and the certificate of incorporation of the combined entity, and differences between the corporate laws of Nevada and Delaware.
                           See "OTHER SENSAR STOCKHOLDER MATTERS: Change in Corporate Domicile" and "COMPARISON OF
                           SECURITIES."

Accounting Treatment       The merger will be accounted for as a reverse
                           acquisition of Sensar by Net2Wireless. Although
                           Sensar will be the surviving entity, for financial reporting purposes, the entity whose shareholders hold in excess of 50% of the combined company, Net2Wireless, will be treated as the continuing entity. The reverse acquisition will be treated as a capital stock transaction in which Net2Wireless will be deemed to have issued the shares of common stock held by the Sensar stockholders for the net assets of Sensar.
                           The costs of the transaction will be charged to stockholders' equity. To the extent that the costs of the transaction exceed the net assets acquired from Sensar, the excess will be charged to the statement of operations. No goodwill will be recorded. See "THE MERGER: Accounting for the Merger."

Tax Consequences           Sensar and Net2Wireless will not obtain a private
                           revenue ruling from the Internal Revenue Service or an opinion of tax counsel regarding the federal income tax consequences of the merger. See "TAX
                           CONSEQUENCES."

     Sensar The merger is intended, subject to certain restrictions and qualifications, to qualify as a tax-free reorganization under section 368(a) of the Internal Revenue Code for U.S. federal income tax purposes, and Sensar will be party to the reorganization within the meaning of section 368(b) of the Code. As such, no gain or loss will be recognized by Sensar upon completion of the merger.

                           The receipt of new certificates in the name of the combined company, "Net2Wireless Corporation" will not result in any taxable consequence to the Sensar stockholders.

                           Sensar stockholders who exercise and perfect their dissenters' rights will generally recognize gain or loss on the transaction as if it constituted a sale of their Sensar stock.

     Net2Wireless         The merger is intended, subject to certain
                          restrictions and qualifications, to qualify as a "tax-free" reorganization for U.S. income tax purposes under section 368(a) of the Code, and Net2Wireless will be a party to the reorganization within the meaning of section 368(b) of the Code.
                          As such, no gain or loss will be recognized by Net2Wireless upon completion of the merger.

                          No gain or loss will be recognized for U.S.
                          federal income tax purposes by Net2Wireless stockholders upon completion of the merger or on the exchange of shares, options or warrants to acquire shares of Net2Wireless common stock for shares, options and warrants to acquire shares of common stock of the combined company (including any contingent shares), except for any cash payments made to dissenting stockholders.

                         Net2Wireless stockholders will have, in the aggregate, a tax basis in the shares of common stock of the combined company (including any contingent shares) equal to their aggregate basis in the shares of Net2Wireless common stock exchanged. The holding period for tax purposes for the common stock of the combined company will include the period for which they held Net2Wireless common stock.

                         Net2Wireless stockholders who exercise and perfect their dissenters' rights will generally recognize gain or loss on the transaction as if it constituted a sale of their Net2Wireless common stock.

Restrictions on Resale
  of Sensar Common
  Stock Except for shares issued to "affiliates" of Net2Wireless, as that term is defined in Rule 144 promulgated by the Commission and shares held by affiliates of the combined company, all shares of Sensar common stock to be issued in connection with the merger will be transferable without further registration under the Securities Act. Sales by affiliates must be made in accordance with the requirements of Rules 144 and 145 promulgated under the Securities Act.

                         Certain Sensar stockholders will be contractually precluded from selling up to 50% of the common stock received on the conversion of their options at the closing until 180 days following the effectiveness of a registration statement filed by Sensar to permit the sale. See "THE MERGER:
                         Restrictions on Transfer of Common Stock of the Combined Company."


                                  RISK FACTORS

     The merger involves certain risks to Sensar and Net2Wireless stockholders, some of which are described below. In addition to considering the information set forth elsewhere in this Joint Proxy Statement/Prospectus, you should specifically evaluate the following risk factors during your consideration of whether to vote for the merger and the related transactions. If any of these risks occur, the business and prospects of the combined company would be materially adversely affected, which could have an adverse effect on the trading price for the stock of the combined company.

Risks Related to Net2Wireless' Proposed Business

     Net2Wireless is recently formed and does not have an operating history.

     Net2Wireless was formed in December 1999. Shortly after its formation, Net2Wireless acquired technology from ITES, a development company in Israel. The initial product based on this technology was installed for pilot site testing in February 2000. The technology has not generated any operating revenues or binding contractual commitments to purchase products or services to date. Any potential purchase agreement with Partner Communications is contingent on the following: (i) the successful completion of the pilot testing; (ii) the negotiation of a further agreement with Partner Communications; and (iii) the subsequent successful implementation of the product. Consequently, Net2Wireless may not achieve the market penetration or profitability that it has targeted.

     Net2Wireless expects to operate at a substantial loss for the foreseeable future, lacks internal funding, and may be unable to obtain the additional financing that it needs.

     Net2Wireless has not generated any operating revenues and expects to operate at a loss for the foreseeable future. Expenses are expected to grow significantly and more rapidly than revenues during the implementation stage.
It is not anticipated that in the short term expenses can be met through the internal generation of cash flow from the operation of the business. Net2Wireless recently completed a private placement of its Series A Preferred Stock for gross proceeds of approximately $29 million. However, the combined company may need to seek additional funding from outside sources, including equity financing. We cannot be sure that the combined company will be able to obtain the needed financing. If another equity financing is completed, it would result in dilution of the percentage of ownership of existing stockholders and could result in dilution of the per share book value.

     Factors beyond the control of Net2Wireless such as product and services acceptance, competitive pressures, and the strategic decisions of wireless carriers, may adversely affect its business.

     Net2Wireless will need to generate significant revenues and maintain a price for its products above its costs in order to become profitable. Net2Wireless may not be able to achieve or sustain its revenue or profit goals as a result of factors outside of its control, including:

     - the lack of market acceptance of the products and services to be offered by Net2Wireless;

     - the lack of acceptance by consumers of the services to be made available as a result of the application of Net2Wireless' products;

     - competitive pressures, including the announcement of competing products and services or a decrease in the prices of such products and services; and

     - the lack of dedication by the telecommunications carriers and telephone and PDA manufacturers of the resources necessary to market the services potentially made available as a result of Net2Wireless' products.

     Net2Wireless needs to identify and ally itself with strategic partners in order to succeed.

     Part of the business strategy of Net2Wireless is to establish strategic relationships with telecommunications carriers worldwide to validate the application of its products and the demand for the services made available by such products. We may not succeed in finding these strategic partners. In addition, in the course of trying to form relationships with strategic partners, Net2Wireless may forego revenue opportunities in the short term in order to establish market acceptance of its products. As a result, the search for strategic partners could initially adversely affect Net2Wireless' revenues and profitability. The success of this strategy is dependent upon the long-term demand and growth for the products and services of Net2Wireless and the ability of Net2Wireless to successfully satisfy that demand and growth and obtain a significant percentage of market share.

     The combined company may not be able to successfully manage any potential growth.

     If the combined company is successful in the introduction of its products, it will be required to rapidly expand all areas of operations, including administration, development, support, marketing, sales, consulting, and distribution. Net2Wireless currently has a staff of 60 of which 31 are focused on research and development efforts. Expansion of its products and the integration with wireless communication protocols other than GSM will require a substantial expansion of the existing staff. Net2Wireless cannot assure you that it will be able to locate and hire the necessary personnel.

     Net2Wireless must complete the development of its current platform and develop additional products for other wireless technologies.

     There are a number of wireless technologies currently in use. Currently, Net2Wireless' only product is in beta testing and is designed to work with the GSM wireless protocol, which is widely accepted in Israel and Europe. If the beta test is successful, Net2Wireless will need to develop products for other wireless protocols, including CDMA and TDMA, which are widely used in North America. Net2Wireless has recently entered into an agreement that calls for it to develop products compatible with the CDMA protocol.

     The technology of Net2Wireless is not entirely based on the current industry standard and, as a result, may not be accepted.

     In 1998, the Wireless Application Protocol Forum (or WAP Forum) adopted an open worldwide standard for wireless data transmission, designed to establish a standard for wireless data transmission. Major telecommunications companies, equipment manufacturers, and software and service companies are members of the WAP Forum. While Net2Wireless' products are expected to be compatible with the WAP standards, they may not be dependent on the WAP standards. For example, WAP standards include limited website access for Internet users while Net2Wireless expects its products to have to have full web access. Telecommunications companies and others may be reluctant to adopt new technology that is not wholly based on the WAP standard.

     The development of new products and services by Net2Wireless' competitors may perform better than those to be developed by Net2Wireless and, therefore, Net2Wireless' products and services may not be accepted in the marketplace.

     The market for the delivery of Internet services through wireless communication devices is evolving extremely rapidly and is characterized by a number of companies that introduce or develop products designed to deliver Internet content to wireless communication devices. As a result of the very recent development of this market, Net2Wireless cannot estimate the potential product lifecycle. Net2Wireless may not be able to continue to develop and enhance its potential products at a pace sufficient to keep up with the introduction of new products and services by others. In addition, the prediction of the demand for these services is extremely speculative and the overall market and pricing for these services may not grow at the pace or to the size currently anticipated.

     Net2Wireless' potential competitors have access to significantly greater resources, limiting Net2Wireless' ability to compete.

     The telecommunications industry is highly competitive, and Net2Wireless' proposed products may not be competitive when commercially available. The telecommunications industry is changing rapidly due to, among other things, deregulation, privatization, consolidation, technological improvements, expansion of infrastructure, the globalization of the world's economies, the expansion of free trade and new service offerings rapidly being added. These changes create new international and domestic competitors, new network service providers and new competitive infrastructures and services. There can be no assurance that the combined company will be able to compete effectively under changing market conditions.

     A number of companies have announced their intent to address the potential market for access to the Internet with wireless communication devices. These include large device manufacturers such as (i) Ericsson, Motorola, Qualcomm, AT&T, and Nokia; (ii) developers of operating systems, software, and browsers such as Microsoft, and Wireless Knowledge, a recently announced joint venture of Microsoft and Qualcomm; (iii) systems integrators, such as CMG and APiON; and
(iv) software companies such as Oracle and Sendit.

     It is anticipated that this market will continue to be the focus of telephone and PDA manufacturers, telecommunications companies, and software and browser companies, some of which are among the largest and most successful companies in the world. These companies have resources, including access to technical ability, funding, manufacturing, marketing, and distribution, far in excess of those of Net2Wireless. As a result, Net2Wireless may not be able to successfully compete in this marketplace.

     Net2Wireless is dependent on recruiting and retaining key management and technical personnel.

     The success of Net2Wireless is dependent, in part, on its ability to attract and retain key management and technical personnel. In particular, Net2Wireless is currently dependent on retaining the services of Nechemia Davidson, its founder and chief executive officer. Net2Wireless' full management team has not yet been assembled. It will be required to assemble a worldwide administrative and marketing team in order to be successful. Net2Wireless has recently hired a number of technical employees and is seeking to identify and attract additional executive management and technical personnel. If Net2Wireless is unable to attract individuals with the necessary experience and expertise, or is unable to retain its executive and technical team, it may be unable to successfully implement its planned business operations.

     Net2Wireless may not be able to adequately protect its intellectual property rights.

     Net2Wireless is in the process of preparing and filing patent applications for certain aspects of its intellectual property. Until patents are actually issued, of which there can be no assurance, Net2Wireless will not be able to determine the full extent of the protection they may afford. Net2Wireless presently relies on copyright and trademark laws, trade secret laws, and confidentiality and noncompetition contractual provisions to protect its intellectual property. However, the effectiveness of all of the above protections varies from country to country and may not adequately protect Net2Wireless' rights. If Net2Wireless cannot protect its technology, other competitors could potentially use the intellectual property developed by Net2Wireless to their own competitive advantage.

     The combined company could be sued for violations of the intellectual property rights of others.

     There are a large number of patents and products constantly being developed in the areas of telecommunications and Internet applications. The highly technologically-dependent aspect of these industries and the rapid development of products and services enhance the possibility of claims based on violations of intellectual property rights. Any such claim brought against the combined company, even if ultimately determined to be without merit, could be expensive and time consuming and detract from the implementation of the products and services of the combined company. In addition, the combined company may be required to obtain licenses to patents or other proprietary rights of third parties. There can be no assurance that any licenses would be available on terms acceptable to the combined company, or at all.

     The proposed business of the combined company may be adversely affected by existing or newly adopted regulations.

     The combined company's business will be subject to the authority of regulatory bodies of the countries in which it operates. Regulations established by such regulatory bodies may impose limits on the combined company's operations, and there can be no assurance that such restrictions will not place burdens on the combined company. In addition, the combined company's business may be adversely affected by regulatory changes resulting from judicial decision or the adoption treaties, legislation, or regulation by the national authorities where the combined company operates.

     There is an exposure to the risks associated with Y2K compliance.

     Even though it appears that there will not be immediate widespread failure of hardware and software systems based on lack of Y2K compliance, problems or failures may develop or occur from time to time. Failures could occur in the hardware or software manufactured by third parties and utilized by Net2Wireless in its products, in the software developed by Net2Wireless, or in the systems relied on by telephone communications companies and/or Internet companies. Any interruption in the development or implementation cycle or in providing services as a result of a failure based on lack of Y2K compliance would divert resources and delay the implementation of Net2Wireless' planned business operations and would adversely affect Net2Wireless.

Risks Related to the Merger

     The exchange ratio is fixed and will not vary with the price of the Sensar stock.

     The exchange ratio in the merger is fixed and will not be adjusted in the event of any increase or decrease in the price of Sensar common stock. The price of the common stock may be higher or lower than its price as of the date of this Joint Proxy Statement/Prospectus or the date of the Sensar or Net2Wireless stockholders' meetings. There can be no assurance that the price of the Sensar common stock on the date of the stockholders' meetings will be indicative of the price of the common stock of the combined company on the date the merger is closed or thereafter.

     The trading price for the stock of the combined company may be extremely volatile.

     Since October 6, 1999, the stock of Sensar has increased from $3.00 to $37.00 as of April 3, 2000, and trading prices have fluctuated widely during any single trading session. The trading price can be affected by a number of factors unrelated to the business prospects and results of the combined company. These factors include:

-     announcements of developments by competitors;

- acquisitions or strategic alliances by the combined company or others in the industry;

- changes in the estimates as to the potential market and Net2Wireless' share of that market;

-     changes in the recommendations of security analysts; and

- changes in the trading prices of telecommunications companies or others in related industries generally.

     There can be no prediction as to the price or trading volume of the stock of the combined company subsequent to the merger. Any volatility of the trading price may be exaggerated if trading volume is low.

     Control of the combined company.

     The executive officers and directors of Net2Wireless will own approximately 23.1% of the outstanding common stock of the combined company subsequent to the merger. In addition, they will hold options, at $1.86 per share, to increase their stock ownership to approximately 33.9%. Consequently, these stockholders may, as a practical matter, be able to exert significant influence over those matters requiring approval by the stockholders. This concentration of ownership could also discourage, delay, or prevent others from a takeover attempt thereby adversely affecting the other stockholders of the combined company.

     The authorization of 10,000,000 shares of preferred stock in, and the authority of the board of directors to determine the attributes of and to issue the preferred stock, may discourage, delay, or prevent a merger or acquisition that may be favorable to the stockholders of Net2Wireless.

     The terms of the merger may not reflect the value of Sensar or Net2Wireless.

     The terms of the merger and the determination of the number of shares and options to be held by the stockholders of Sensar and Net2Wireless represent determinations arrived at during the negotiation process merely for the purpose of calculating the relative ownership percentages of the parties. Such calculations do not, and are not intended to, represent any price at which the common stock of Sensar could be sold or the value of Net2Wireless or the combined company, either before or after giving effect to the merger. The amounts that may be realized following the merger upon the sale by the former Net2Wireless stockholders of the common stock received by them in the merger may vary widely from the historical trading prices of the Sensar common stock.

     Lack of an independent assessment or opinion regarding fairness of the merger transaction.

     Neither Sensar nor Net2Wireless has obtained an assessment or opinion from any qualified independent expert regarding the fairness of the merger from a financial point of view to either Sensar or Net2Wireless or their respective stockholders. The lack of a fairness opinion means that the stockholders will be relying on the financial statements of Net2Wireless and Sensar and their own analysis of the condition of both companies and the terms of the merger in deciding whether or not to approve the transaction.

     Loss of voting control by Sensar stockholders.

     The Sensar stockholders who are currently entitled to elect directors and vote on such other matters as may be presented to the stockholders will, as a result of the merger, hold only approximately 32% of the issued and outstanding common stock of the combined company. The ownership of the Sensar stockholders will be reduced even further if additional shares are issued under the contractual provisions of the Agreement. The percentage of ownership of the Sensar stockholders may be reduced further as a consequence of the exercise of options to acquire 14,766,649 shares of Net2Wireless, with a weighted average exercise price of $2.03 per share, that will be assumed by Sensar in connection with the merger. Consequently, the Sensar stockholders will suffer a substantial dilution to their voting power and, subsequent to the merger, will not be able to elect any representatives to the board of directors of the combined company or to control the vote with respect to any other matter submitted to the stockholders.

     Additional shares that become available for sale may have an adverse affect on the trading price.

     All of the shares to be issued to the Net2Wireless stockholders in connection with the merger have been registered under this Joint Proxy Statement/Prospectus and, except for the stock held by affiliates of Net2Wireless, will be freely available for sale. Following the merger, the combined company will have outstanding options and warrants to purchase an aggregate of 14,875,649 shares of our common stock, of which options to purchase 13,374,649 shares are immediately exercisable. The holders of these warrants and options have registration rights requiring Net2Wireless to register the sale of the common stock issuable upon exercise. Sensar will also file a registration statement permitting the resale of 2,453,056 shares of restricted common stock issued on the conversion of options held by current directors, officers, and consultants of Sensar. The sale of the stock issuable on the exercise of outstanding options and warrants, and included in registration statements, or even the potential for the sale of such stock, may adversely affect the trading price for the common stock of the combined company.

     Certain individuals may have interests in the merger different from other stockholders.

     The terms of the transaction were determined through negotiations between executive management of Sensar and Net2Wireless and approved by the board of directors of each company. Certain of these individuals have interests in the merger different than, or in addition to, those of the stockholders generally. Consideration of these interests may have influenced these individuals in negotiating and approving the transaction. See "THE MERGER: Interests of Certain Individuals."


                                  NET2WIRELESS

BUSINESS OF NET2WIRELESS

General

     Net2Wireless is a privately-held Delaware corporation with a research and development subsidiary located in Israel and a British Virgin Islands subsidiary that holds its intellectual property. Net2Wireless is developing technology which is intended to enable and enhance a wide variety of wireless communication services. The goal of Net2Wireless is to permit the following services to be provided to cellular subscribers carrying wireless devices such as palm computers, personal digital assistants, and cellular phones:

     (a) browsing the Internet through standard websites and using standard browsers;

     (b) transmission of live video over the 9600 bps wireless link to the wireless device;

     (c)     providing  instant  messaging  with  full  graphics  support;

     (d)     providing  messaging  services (e-mail, voice mail, fax, etc.); and

     (e)     providing  full  graphics  applications with network-based storage.

     The basic technology uses proprietary data compression algorithms, caching algorithms, and a system architecture that greatly speeds up content transmission over the wireless cellular infrastructure. The goal is to permit the customers of cellular carriers to use a wide range of hand-held wireless devices to browse the Internet and to receive Internet-based television and other Internet based multimedia services. Net2Wireless expects that its technology will potentially enable cellular carriers to provide many other additional enhanced services to their customers.

Products

     Net2Wireless is developing several proprietary products:

-     Wireless Application Server

Wireless Application Servers (WAS) provide access to real-time Internet multimedia and inventory-fed multimedia for cellular phones and other handheld devices. They enable cellular carriers to offer content services consisting of news, stock quotes, sports, business communications, message services, mailboxes, datebooks, directories, airline schedules, reference materials, business enterprise data, and similar items, or access to all Internet content and commerce. The WAS serves as the system on which software programs and data reside because of the limited processing and storage power of most hand-held wireless devices.

-     Wireless Instant Messaging Suite

The Wireless Instant Messaging Suite is a software and storage system for instant messaging technology to allow wireless subscribers to receive and send messages regardless of the user's on- or off-line position on the wireless network or the Internet. The IM Suite Server offers wireless carriers a complete solution to enable their subscribers to access and connect with Internet-based instant messaging systems.

-     Wireless Browser Technology

The Wireless Browser Technology is a text, audio and video browser that allows web browsing from existing cellular phones and other portable devices. Unlike existing text-mode-only Internet browsers, the wireless browser technology allows extensive web browsing, including full duplex graphics, using very little computing or battery power on the handheld device.

     Prototype versions of each of the above products have been developed and tested internally by Net2Wireless. Net2wireless has completed the installation of Wireless Application Servers at the facilities of Partner Communications Company, Ltd., a cellular carrier in Israel, and a joint evaluation of the products as installed is proceeding.

     Net2Wireless' wireless browser technology and wireless device software is intended to be compatible with most existing mobile device technology and requires less computing overhead than browser-based mobile communication systems based exclusively on Wireless Application Protocol ("WAP") standards. With the wireless browser technology, there is no loss of bandwidth with multiple users accessing the carrier from a single wireless device.

Agreements With Cellular Carriers

     Partner Communications

     Net2Wireless has entered into a pilot agreement with Partner Communications Company Ltd., the Israeli affiliate of Orange Plc, and a cellular telephone operator in Israel. Partner Communications' cellular network is based upon GSM technology, which has been widely adopted in Europe and adopted less broadly in the United States.

     Under the pilot agreement, Net2Wireless is testing, at its cost, its multimedia streaming media platform on Partner Communications' system. The agreement calls for initial tests of Net2Wireless products by Partner Communications and Net2Wireless acting jointly and, within 30 days of the March 13, 2000, date of the agreement, the commencement of a pilot program on Partner Communication's system. The pilot program shall continue for not more than six months. The parties have agreed to negotiate and execute an agreement for the purchase of a video platform system by Partner Communications within 90 days of the date of the agreement, although Net2Wireless has agreed to supply the software necessary for the initial 50,000 users free of charge. Partner Communications received an option to purchase 3,020,576 shares of Net2Wireless common stock, subject to adjustment, or, subsequent to the merger, the common stock of the combined company, at a price of $1.84 per share. If the merger is not completed, the number of shares subject to the option will be reduced. The option is exercisable until the later of (1) October 6, 2000; or (2) two months after completion of the merger with Sensar. If Partner Communications exercises the option, it will have certain rights to register its shares under the Securities Act. The number of shares subject to the option will be adjusted for any capital restructuring and the exercise price will be adjusted in the event that the combined company has a market capitalization of less than $50 million immediately following the merger.

     If the purchase agreement is executed within 90 days of the agreement with Partner Communications, Partner Communications has a right of first offer with regard to new Net2Wireless products in Israel for a three year period ending on March 13, 2003. If the right of first offer is exercised, Net2Wireless may not sell the new product to other cellular operators for a period of five months following completion of the beta test of the new product by Partner. For two years after the launch by Partner Communications of service based on Net2Wireless' wireless video platform, Net2Wireless may not enter into purchase agreements with other cellular operators in Israel in respect of that particular platform. If Partner Communications assists in the sales of Net2Wireless products to Orange affiliates or, if previously requested by Net2Wireless, to any other GSM based cellular carriers, Partner Communications will receive a fee of 15% of the revenues received from these sales by Net2Wireless.

     Net2Wireless cannot assure you that a purchase agreement will ultimately be signed with Partner Communications or as to the terms and conditions of the purchase agreement. The purchase agreement must be mutually agreed between the parties.

     PelePhone  Communications,  Ltd.

     Net2Wireless has also entered into a memorandum of understanding dated March 27, 2000, with PelePhone Communications, Ltd., a cellular carrier in Israel that uses CDMA technology. PelePhone has agreed to test Net2Wireless products on its system. Net2Wireless is developing some software and services specifically designed to work with the CDMA technology and Samsung cellular phones. The parties anticipate that the test installation at PelePhone Communications, Ltd.'s facilities will begin approximately six months from the date of the agreement.

Development of the Industry

     Growth of Wireless and Mobile Communications

     Wireless telecommunications has grown rapidly as cellular and other emerging wireless communications services have become available and affordable for both business and consumer markets. Advances in technology, changes in telecommunications regulations and the allocation and licensing of additional frequencies for this use have contributed to this growth worldwide.

     Wireless Network Carriers

     The competitive environment among cellular carriers in major markets worldwide is extremely intense. Efforts to attract and retain subscribers for digital wireless communications services have resulted in significant price- and service-based competition. Increased competition has (i) resulted in a decrease in the fees that can be charged for initiation and ongoing service; (ii) increased costs of the carrier acquiring new subscribers; and (iii) increased the propensity of subscribers to switch from one carrier to another. For these reasons, carriers are looking for new methods to compete, new services they can offer to their wireless subscribers for additional fees, and ways in which to differentiate their product in an effort to retain customers. In addition, they are focused on finding and deploying solutions that enable them to deliver and support their services in a more cost-effective manner.

     Growth of the Internet

     The Internet has emerged as a global system enabling millions of people to share information and conduct business electronically. The dramatic growth in the number of business and consumer Internet users has led to a proliferation of useful information and services on the Internet, including e-mail, news, electronic commerce, educational and entertainment applications and a multitude of other services. As a result, the Internet has become a primary resource for millions of people.

     The Convergence of the Internet and Wireless Communications Devices

     As people have become increasingly dependent on Internet-based services, mass-market wireless communication devices that provide mobile access to these resources have begun to become available. Current interest levels in addressing the market for wireless Internet access are on the rise and will impact the services to be offered by the wireless carriers.

     A substantial number of companies have emerged to provide the service of transmitting voice and data over the Internet. Recently, new developments have permitted the link between these Internet-based services and wireless communication devices.

Advantages Offered by Net2Wireless Technology

     Current Limitations of Wireless Internet Access

     Wireless Internet access has not yet become widespread. Existing WAP-based technology has limitations compared to computer based access as a result of a lack of existing applications, reduced communication speed, and less-than-ideal thin-client devices. These limitations have restricted wireless communication over the Internet to primarily text-based interface and require that either the Internet content be formatted in a different language than the existing HTML, XML or Java protocols, or that the network carrier offer its own content specifically designed for WML. As a result, wireless users cannot directly access the seemingly unlimited content currently available on the Internet.

     The Net2Wireless Approach

     The server and wireless browser technology system being developed by Net2Wireless is intended to make all that information accessible to wireless mobile devices using existing affordable device access to information services. The goal is to permit cellular carriers to provide new information services and to serve as an Internet portal for their customers. By offering access to new content and expanded communication services, it is anticipated that airtime consumption and revenues for carriers will increase.

     Net2Wireless seeks to address the limitations of the current WAP based technology in a number of ways. Net2Wireless is developing a more efficient way of utilizing the narrow bandwidth of wireless communications devices to transfer graphic and multimedia information. Net2Wireless uses state-of-the-art digital data compression with its proprietary advanced pattern recognition and streaming technology. This permits the transmittal of streaming video and other multimedia content in real time over the very limited bandwidth of wireless communications devices.

     The technology has been designed to utilize the power, speed, and storage capacity of the WAS. Existing wireless communication devices which have limited processing power are treated as application devices. As such, the devices themselves do not need to be very sophisticated in terms of computing power, and are used simply to provide access to the WAS servers, where the necessary software is loaded, and to store and retrieve information from the server.

     Net2Wireless' technology is designed to work as a transparent overlay to both the existing systems of cellular carriers and wireless communications devices. Net2Wireless intends to develop its technology to be compatible with all major digital wireless telephone standards including PCS, CDMA, TDMA, iDen, PHS, GSM, CDPD, FLEX, ReFLEX, TETRA, DECT, DataTAC, Mobiten and PDC. In addition, it is intended to be compatible with existing and emerging operating systems for wireless devices including PalmOS, EPOC32, K-VM, Windows CE, FLEXOS, OS/9 and JavaOS. The Net2Wireless system would provide the opportunity for a common communications platform and standard between different device families to make mobile Internet communications widespread. Further, Net2Wireless' software and communications systems are designed to be fully compatible with WML and other WAP-based systems.

     Net2Wireless' systems will be installed on its WAS at the cellular carrier's facilities as an overlay to the carrier's existing systems. They are designed to be compatible with the carrier's existing technology so that no modifications or changes to the underlying cellular communication network are necessary. Therefore, network carriers should not be required to change or reconfigure their systems to accommodate the installation of Net2Wireless' technology.

     Because wireless networks have limited bandwidth and wireless communication devices have limited processing power and memory, software programs that reside on the server are used to provide processing power and other computing resources to the wireless devices. These allow certain operations to be offloaded from the devices to Net2Wireless servers, including translating existing Internet protocols such as HTML to wireless Internet protocols such as wireless mark-up language ("WML").

     Wireless communication devices are mass-market consumer items with imbedded software that is difficult to modify in the field. To address this issue, the Net2Wireless' translation programs are designed to translate content in real-time. Software translators that transparently translate content to make it compatible with older versions of digital wireless devices may be developed by Net2Wireless in the future, depending on the demand for such software.

     Net2Wireless' hardware and software systems are designed to run in parallel on multiple servers, which will allow the system to balance the workload among the servers. The system is also designed to include redundant hardware on mission critical components, to permit it to survive a potential failure of any server with minimal downtime. The system is designed to permit additional capacity to be added quickly and easily by adding additional servers without incurring significant development costs.

Source of Anticipated Revenues

     Net2Wireless intends to sell services and license its software directly to cellular carriers. Licensing and transactional fees will be based on the number of users of the system. To the extent that wireless carriers are able to offer new services based on the technology and charge their customers incremental fees for such services, Net2Wireless intends to seek a percentage of these new revenue streams.

Proposed Merger

     Under the terms of the Agreement with Net2Wireless, Sensar agreed to provide Net2Wireless with interim funding of $2 million. $500,000 of this amount was advanced February 2, 2000. This loan is due September 30, 2000, and bears interest at 8% per annum.

     The Company was also granted an option to acquire Net2Wireless through the merger of the two companies. This option was exercisable at any time after the commencement of the pilot program at Partner Communications, and was exercised by Sensar on March 24, 2000. Net2Wireless was also granted an option to require the completion of the merger. The option held by Net2Wireless is exercisable at any time 30 days subsequent to the completion of the pilot program of Partner Communications and, in any event, prior to December 31, 2000.

     The Agreement, as amended, provides for the merger to be accomplished by the issuance of 18,295,060 shares of common stock of the combined company to the holders of all equity interest in Net2Wireless, other than the options and warrants to acquire Net2Wireless stock. Upon completion of the merger, such options and warrants will be converted into options and warrants to acquire up to 14,766,649 shares of common stock of the combined company with a weighted average purchase price of $2.03 per share.

     Additional shares of common stock will be issued, pro rata, to Net2Wireless stockholders in the event that the net cash held by Sensar at the closing of the merger, as defined in the Agreement, plus all amounts collected on the note receivables held by Sensar within 60 days of the due date of such receivables, is less than $4.45 million. The number of additional shares to be issued will be determined by dividing any shortfall by $1.86. These contingent shares will be delivered to former Net2Wireless stockholders within 10 business days of the final determination of the number of shares. At December 31, 1999, Sensar had $5.0 million of net cash under the definition used in the Agreement, assuming the full collection of all short-term receivables. Sensar has not received any notice that such receivables are subject to any claim or offset, and currently expects these amounts to be collected in due course.

     Completion of the merger is subject to the approval of the transaction by the shareholders of both Sensar and Net2Wireless and the satisfaction of standard contractual conditions.

Competition

     Current and Potential Competitors

     The widespread adoption of open industry standards, such as the WAP specifications, may make it easier for new market entrants and existing competitors to introduce products that compete with the proposed products of Net2Wireless. Net2Wireless will compete primarily on the basis of technology, ease-of-use, functionality and quality, and breadth of product and service offerings.

     The competitors include the following:

     Wireless Equipment Manufacturers

- Ericsson, Motorola, Qualcomm, AT&T, and Nokia, which are developing server and application software products. These companies already sell wireless telephones and other telecommunications products to network carriers who are our potential customers and may use their existing relationships to influence the adoption of competing technologies.

- Microsoft and Wireless Knowledge, a joint venture of Microsoft and Qualcomm, which has announced its intention to further develop Microsoft's Windows CE operating system for application on wireless handheld devices.

- Systems integrators, such as CMG and APiON, and software companies, such as Oracle and Sendit, which are developing and marketing server software that is compliant with WAP specifications.

     Providers of Internet Services, Applications and Content

- Cisco Systems Inc., which announced that it will develop products using its proposed standard for broadband wireless Internet services.

- Oracle Corp. and Phone.com, which announced they are working together to enhance an end-to-end solution for enabling Internet and intranet information access and services from wireless handsets.

- Hewlett-Packard, which announced an integrated hardware/software platform solution for delivering wireless Internet services on a pay-per-use basis from infrastructure equipment owned and operated by Hewlett-Packard. Motorola and Nokia have also committed to working with Hewlett-Packard to advance wireless connectivity to the Internet.

- IBM and Nokia, which have announced a global partnership to develop solutions using the WAP approved standards.

- CMG, a European information technology service group, and diAx, a Swiss mobile operator, which offer Telekurs Financial real-time financial information to mobile wireless users who can access financial indices, currency exchange rates, world stock exchanges, and financial headlines and obtain stock quotes and, eventually, conduct wireless banking in the mobile environment.

- Net2Phone, which is a provider of voice-enhanced Internet communications services to individuals and businesses worldwide. It is possible that Net2Phone will seek to integrate mobile communication capabilities into their Web access.

     Several of the world's major providers of telecommunications equipment, such as Alcatel and Lucent have developed network equipment that may be used in connection with the provision of similar Web services, including routers, servers and related hardware and software. By developing this equipment, these manufacturers may exert substantial influence over the technology that is used in connection with transmission of voice over the Web, and may develop products that facilitate the quality and timely roll-out of these networks.

     These competitors are established manufacturers, software and hardware developers, and service providers which have access to significantly greater financial, technical, and managerial resources than Net2Wireless. Net2Wireless may not be able to successfully compete in this industry.

     Intellectual Property

     Net2Wireless relies on a combination of trademark, copyright and trade secret laws, as well as technical measures to establish and protect its proprietary rights. Net2Wireless is in the process of filing for patent protection for certain aspects of its technology. As part of its confidentiality procedures, Net2Wireless has entered into agreements with its employees and consultants and limits access to and distribution of its documentation and other proprietary information. Net2Wireless also relies on a variety of technologies that it licenses from third parties, that are intended to enhance the difficulty of decoding proprietary software.

     Employees

     Net2Wireless currently employs 60 people. 7 employees are senior management, 35 employees are part of Net2Wireless' research and development and technical teams, and 18 employees provide administrative functions. Net2Wireless plans to continue to add additional professional and administrative personnel.

     Facilities

     Net2Wireless' principal administrative, engineering, and marketing facilities are located at 11 Amal Street in Afek Park, a technology center, in Rosh Ha'ayin, Israel.

MANAGEMENT OF NET2WIRELESS

     The following table sets forth the name, age, and position of each director and executive officer of Net2Wireless.

                                                                   Elected/           Term
       Name         Age          Position                          Appointed         Expires
-----------------   ---     ----------------------------------     ---------         -------
Nechemia Davidson   37      Chief Executive Officer                December 1999     Next annual
                                                                                     shareholders'
                                                                                     meeting

David Rubner        60      Chairman of the Board and Director     February 2000     Next annual
                                                                                     shareholders'
                                                                                     meeting

Joav Avtalion       48      Director                               February 2000     Next annual
                                                                                     shareholders'
                                                                                     meeting

     There is no family relationship among the current directors and executive officers. Mr. Rubner's son, Joseph Rubner, is vice-president of research and development of Net2Wireless.

     Mr. Davidson is the founder, principal shareholder, and a director of Net2Wireless. Mr. Davidson also was a founder of ITES, the entity from which Net2Wireless acquired its wireless technology and Image Store Systems, Ltd. Mr. Davidson received his software engineering degree from the Be'er-Sheva Technical College in 1984.

     Mr. Rubner was appointed as a director and chairman of the board in February, 2000. Mr. Rubner recently retired from his position as president and CEO of ECI Telecom Ltd., Israel's largest telecommunication equipment company. Mr. Rubner established ECI's worldwide sales and marketing organization, with a broad technological basis. Under Mr. Rubner's leadership, ECI's revenues grew from $74 million in 1990 to close to $1.2 billion in the year 1999. Prior to his appointment as president and CEO, Mr. Rubner filled various management positions with ECI, including executive vice-president and general manager of the telecommunications division, vice-president of operations, and chief engineer. Prior to his joining ECI in 1970, Mr. Rubner was manager of the electronics division of Electra Ltd. From 1963 until 1969, Mr. Rubner was engaged in computer development at the Westinghouse Research Laboratories in Pittsburgh, Pennsylvania. Mr. Rubner holds a bachelor of science degree with honors in electronic engineering from Queen Mary College, University of London, and a master of science in electrical engineering degree from Carnegie Mellon University, Pittsburgh. Mr. Rubner was recipient of the Industry Prize of Israel for 1995. Mr. Rubner serves on the board of directors of ECI Telecom, ECTel, and Checkpoint Software.

     Mr. Avtalion was appointed as a director of Net2Wireless in February, 2000. Mr. Avtalion also currently serves as the chairman of the board and is a founder of Mindsense Biosystems, Ltd., a privately-held company involved in biotechnology, and Basense, Ltd., a privately-held company involved in knowledge management. Mr. Avtalion was a co-founder in 1986, and served as an executive and director of the board until 1999, of Nice System Ltd. Mr. Avtalion received his bachelor of science in mathematics, physics, and biology from Hebrew University in 1973 and his master of business administration from Tel-Aviv University in 1981.

EXECUTIVE COMPENSATION

Summary Compensation

     The following table sets forth the annual and long term compensation earned by, awarded to, or paid to Nechemia Davidson, the chief executive officer of Net2Wireless during the last fiscal year. No information is provided for earlier periods since Net2Wireless was organized in 1999.

                                          Long Term Compensation
                        Annual Compensation     Awards     Payouts
       (a)             (b)        (c)      (d)      (e)        (f)         (g)        (h)        (i)
                                                   Other                Securities
                                                   Annual   Restricted  Underlying             All Other
                                                   Compen-  Stock       Options/     LTIP      Compen-
Name and Principal    Ended     Salary     Bonus   sation   Award(s)    SARs         Payouts   sation
Position              Dec. 31     ($)       ($)      ($)     ($)        (#)            ($)       ($)
--------------------  -------   -------    ------  -------  ----------  -----------  -------   ---------
Nechemia Davidson     1999      $65,000    0       0        0           3,222,222    0          $0
  Chief Executive
  Officer

Option/SAR Grants in Fiscal 1999

     The following table sets forth information respecting all individual grants of options and stock appreciation rights ("SARs") made during fiscal 1999 to the chief executive officer of Net2Wireless.

                                                                                             Potential Realized Value
                                                                                               at Assumed Annual
                                                                                                Rates of Stock
                                                                                                Appreciation for
                                Individual Grants                                                 Option Term
-------------------------------------------------------------------------------------------  ------------------------
        (a)                (b)              (c)                (d)             (e)                (f)         (g)
                        Number of        % of Total
                        Securities      Options/SARs
                        Underlying      Granted to          Exercise or
                       Options/SARs     Employees During     Base Price     Expiration
        Name            Granted (#)     Fiscal Year          ($/share)         Date              5%($)      10%($)
-------------------     -----------     ----------------    -----------     ----------           -----      ------
Nechemia Davidson(1)    3,222,222          100%               $1.86         12/06/05              $ 0        $0
  Chief Executive
  Officer

_________________________
(1) These options are held by Cedar Investment Services, Ltd., an entity controlled by Mr. Davidson.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions With I.T.E.S. - Imaging Technologies Enterprises Systems Ltd.

     On December 15, 1999, pursuant to an asset acquisition agreement, Vintage Global Inc., a wholly-owned British Virgin Islands subsidiary of Net2Wireless Corporation, purchased all of the intellectual property of the wireless business of I.T.E.S.- Imaging Technologies Enterprise Systems Ltd., an Israeli company controlled by Nechemia Davidson, a director of Net2Wireless Corporation, for $1 million in cash and $200,000 in convertible notes. In connection with this agreement, Net2Wireless Corporation, purchased all of the assets and assumed all liabilities of the wireless business of ITES. The notes were redeemed for $200,000 on March 22, 2000.

     On March 13, 2000, Net2Wireless entered into an agreement with I.T.E.S.- Imaging Technologies Enterprise Systems Ltd. and Partner Communications Company Ltd., the Israeli affiliate of Orange PLC, and a cellular telephone operator in Israel, relating to a pilot program. ITES is an Israeli company controlled by Nechemia Davidson, a director of Net2Wireless Corporation. Under the agreement, Partner Communications received an option to purchase 3,020,576 shares of Net2Wireless common stock, subject to adjustment, or, subsequent to the merger, the common stock of the combined company, at a price of $1.84 per share. This agreement supersedes a previous agreement made and entered into by Partner and ITES on October 6, 1999, which was part of the assets of ITES that Net2Wireless purchased under the December 15, 1999, agreement. See "NET2WIRELESS:
Agreements With Cellular Carriers."

Transactions With Significant Shareholders

     In January, 2000, Alexander/Rachel L.L.C. purchased 1,862,249 shares of common stock of Net2Wireless Corporation and notes convertible into 1,040,387 shares of common stock for an aggregate consideration of $356,246, pursuant to a stock and note purchase agreement, dated as of December 15, 1999, between Net2Wireless Corporation and a group of investors listed therein. The loan bears interest at the rate of 6-1/2% per annum and is convertible through the due date.

     In January, 2000, Meridian Trading Investment Ltd. purchased 545,118 shares of common stock of Net2Wireless Corporation and notes convertible into 304,313 shares of common stock for an aggregate consideration of $104,235, pursuant to a stock and note purchase agreement, dated as of December 15, 1999, between Net2Wireless Corporation and a group of investors listed therein. Net2Wireless Corporation is currently finalizing an agreement with Meridian by which Net2Wireless Corporation will be granting options to purchase 214,815 shares of common stock at a price of $1.8621 per share. The loan bears interest at the rate of 6-1/2% per annum and is convertible through the due date.

     In January, 2000, NBDB LLC purchased 1,862,249 shares of common stock of Net2Wireless Corporation and notes convertible into 1,040,387 shares of common stock for an aggregate consideration of $356,246, pursuant to a stock and note purchase agreement, dated as of December 15, 1999, between Net2Wireless Corporation and a group of investors listed therein. The loan bears interest at the rate of 6-1/2% per annum and is convertible through the due date.

Transactions With Directors and Executive Officers

     On December 7, 1999, Net2Wireless Corporation granted to Cedar Investment Services Ltd., a British Virgin Islands corporation controlled by Nechemia Davidson, who is a director of Net2Wireless Corporation, an option to purchase 3,222,222 shares of common stock at an exercise price of $1.8621 per share.

     On March 20, 2000, Net2Wireless Corporation granted to Joav Avtalion, a director of Net2Wireless Corporation, options to purchase 322,222 shares of common stock at a price of $1.8621 per share. Net2Wireless Corporation is currently finalizing an agreement with Beneficial Investment Services Ltd., a British Virgin Islands corporation controlled by Mr. Avtalion, under which, among other benefits, Beneficial Investment Services Ltd. is to receive consulting fees of $2,000 per day in connection with Mr. Avtalion's services as a director.

     On March 20, 2000, Net2Wireless Corporation granted to David Rubner (or an entity controlled by him), a director of Net2Wireless Corporation, options to purchase 1,074,074 shares of common stock at a price of $1.8621 per share. Net2Wireless Corporation is currently finalizing an agreement with Mr. Rubner (or an entity controlled by him), under which, among other benefits, he (or an entity controlled by him) is to receive compensation of $100,000 per year, in consideration for his services as a director and chairman of the board of directors.

Transactions With Immediate Family Members of Directors and Executive Officers

     In addition, David Rubner's son, Joseph Rubner is employed by Net2Wireless as the Vice President - Research & Development. In connection with his employment, he has entered into an employment agreement with Net2Wireless, dated December 20, 1999, with an initial term of one year. The agreement is automatically renewable for a three-year renewal term, which in turn is automatically renewable for successive one-year terms, subject to a decision not to renew by either of the parties. Under the agreement, in addition to benefits relating to an executive's insurance and provident fund, advanced study fund, recreation and vacation pay, Joseph Rubner currently is entitled to receive compensation of $11,250 per month and the use of, and expenses relating to, a company car. Pursuant to the agreement, Joseph Rubner has been granted options to purchase 170,000 shares of Net2Wireless Corporation common stock at a price of $2.00 per share, which vest over four years at a rate of 25% upon the end of each successive 12 month period commencing on the date of his employment agreement.

PRINCIPAL STOCKHOLDERS OF NET2WIRELESS

     The table below sets forth information as to each person owning of record or who was known by Net2Wireless to own beneficially more than 5% of the common stock of Net2Wireless as of April 3, 2000, and information as to the ownership of Net2Wireless common stock by each of its directors and by all directors and executive officers as a group. Except as otherwise indicated, all shares are owned directly, and the persons named in the table have sole voting and investment power with respect to shares shown as beneficially owned by them.

          Name and Address             Nature of                                               Number of
       of Beneficial Owners            Ownership                                               Shares Owned Percent(1)
-----------------------------------    ---------                                               ------------ ----------
Principal Stockholder

Cedar Investment Services, Ltd.(4)     Common Stock                                             5,428,127   29.7%
                                       Options                                                  3,222,222   15.0%
                                                                                               -----------
                                       Total                                                    8,650,349   40.2%

Alexander/Rachel LLC                   Common Stock                                             2,902,636   15.9%
                                       Options                                                    176,819    1.0%
                                                                                               -----------
                                       Total                                                    3,079,455   16.7%

NBDB, LLC                              Common Stock                                             2,902,636   15.9%
                                       Options                                                    176,819    1.0%
                                                                                               -----------
                                       Total                                                    3,079,455   16.7%

Yitzchak Bachar(2)                     Common Stock                                             1,085,652    5.9%
                                       Options                                                  1,074,074    5.5%
                                                                                               -----------
                                       Total                                                    2,159,726   11.2%

Meridian Trading Investment, Ltd.      Common Stock                                             1,083,467    5.9%
                                       Options                                                    214,815    1.2%
                                                                                               -----------
                                       Total                                                    1,298,282    7.0%

ML Partners, LLC                       Common Stock                                                     0    0.0%
                                       Options                                                  5,000,341   21.5%
                                                                                               -----------
                                       Total                                                    5,000,341   21.5%

Partner Communications Company, Ltd.   Common Stock                                                     0      0%
                                       Options                                                  3,020,576   14.2%
                                                                                               -----------
                                       Total                                                    3,020,576   14.2%
Directors and Executive Officers

Nechemia Davidson                      - - - - - -- -- - - - - - - See Above - - - - - -- - - - - - - -

David Rubner(2)                        - - - - - -- -- - - - - - - See Above - - - - - -- - - - - - - -

Joav Avtalion(3)                       Common Stock                                                     0    0.0%
                                       Options                                                    322,222(3) 1.7%
                                                                                               -----------
                                       Total                                                      322,222    1.7%

All Executive Officers and             Common Stock                                             6,513,779   35.6%
     Directors as a Group              Options                                                  4,618,518   20.2%
                                                                                               -----------
     (3 persons)                       Total                                                   11,132,297   48.6%

_________________________
(1) The percentages shown for common stock are based on the total issued and outstanding stock of Net2Wireless as of the closing of 18,295,060. The amounts shown for options reflect the percentage ownership if all options held by that stockholder were exercised and the outstanding stock increased by that amount. The total reflects aggregate common stock held after exercise of the option, with the issued and outstanding increased by the individual exercise.

(2) Presently being held by Mr. Bachar in trust on behalf of a company in formation for the ultimate benefit of Mr. David Rubner.

(3) Held of record by Beneficial Investment Services, Ltd., an entity controlled by Mr. Avtalion.

(4)     An entity controlled by Mr. Nechemia Davidson.


                               BUSINESS OF SENSAR

     Information regarding the business of Sensar can be found in its annual report on Form 10-K for the year ended December 31, 1999, which is incorporated herein by this reference.


                         SELECTED FINANCIAL INFORMATION

NET2WIRELESS

Selected Historical Financial Information of Net2Wireless

     The following selected historical financial data should be read in conjunction with the consolidated financial statements of Net2Wireless, the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page ___ in this Joint Proxy Statement/Prospectus. The selected financial data of Net2Wireless has been derived from the consolidated financial statements of Net2Wireless, which have been audited by the independent public accountants of Net2Wireless, Kost, Forer & Gabbay, a member of Ernst & Young International. The consolidated financial statements of Net2Wireless (a development stage company) at December 31, 1999 and for the period from the commencement of business in April 1999 through December 31, 1999, together with the report of Kost, Forer & Gabbay, a member of Ernst & Young International, can be found beginning on page ___ in this Joint Proxy Statement/Prospectus.

                                      Period from commencement
                                      of operations (April 1999)
                                               through
                                           December 31, 1999
Statement of Operations Data          --------------------------
Statement of Operations Data

Operating expenses:
   Research and development                $          337,189
   Marketing, general, and administrative             144,509
Operating loss                                        481,698
Interest and other expenses                            11,480
Net loss                                   $          493,178

Balance Sheet Data                         December 31, 1999
                                      -------------------------
Total assets                               $          286,684
Total liabilities                          $        1,452,933
Working capital                            $       (1,361,793)
Stockholders' deficiency                   $        1,166,249
Cash dividends declared                    $                0

Management's Discussion and Analysis of Financial Condition and Results of Operations

     The following discussion should be read in conjunction with the "Selected Financial Information" and the consolidated financial statements of Net2Wireless and related notes thereto beginning on page ___ in this document. This Joint Proxy Statement/Prospectus contains forward-looking statements that involve risks and uncertainties. Net2Wireless actual results could differ significantly from those projected in the forward-looking statements as a result of many factors, including those discussed in "FORWARD LOOKING STATEMENTS," "RISK FACTORS," and elsewhere in this Joint Proxy Statement/Prospectus. Net2Wireless assumes no obligation to update the forward-looking statements or these factors.

Overview

     Net2Wireless, a Delaware corporation, was formed on December 7, 1999, by the principal stockholders of ITES. Net2Wireless and its subsidiaries, located in Israel and in the British Virgin Islands, are engaged in the research and development of wireless multimedia applications, including real time broadcasting content via wireless.

     From April 1999 through December 31, 1999, operations were conducted as a semi-autonomous business unit within ITES - Imaging Technologies Enterprises Systems, Ltd., an Israeli based company under common control with Net2Wireless. ITES was engaged in the development of wireless multimedia applications and Internet communications applications. Effective as of December 15, 1999, Net2Wireless, through a wholly-owned subsidiary, acquired all of ITES' assets (including intellectual property) and assumed all liabilities related to the wireless business (the "Asset Acquisition Agreement") for an aggregate amount of $1,200,000, of which $1,000,000 was to be paid in cash and $200,000 in a promissory note, due upon the earlier of December 31, 2002, or upon the closing of a public offering of Net2Wireless' common stock with gross proceeds to Net2Wireless of at least $30,000,000. The note bears interest at 8% per annum, and is convertible at any time into Net2Wireless' common shares at the then market value of the underlying shares. Subsequent to December 31, 1999, the entire amount due of $1,200,000 was paid to ITES.

     These transactions, which effected a combination of entities under common control, have been accounted for in a manner similar to an "as pooling" of interests. Accordingly, the financial statements of Net2Wireless for the period prior to December 31, 1999, have been prepared using the combined historical carrying amounts of the assets, liabilities, and operation of ITES transferred to Net2Wireless. The total obligation to ITES in excess of the amounts funded by ITES at the date of transfer to Net2Wireless, $673,071, has been recorded in the financial statements of Net2Wireless as a capital distribution.

Expenses and Results of Operations

     Period from commencement of operations (April 1999) through December 31,
1999

     Research and Development Costs. Research and development costs consist primarily of personnel and related costs, depreciation of equipment, and supply costs. Research and development expenses are charged to operations as incurred. Research and development costs were approximately $337,000 for the period from commencement of operations (April 1999) through December 31, 1999. Net2Wireless expects that research and development costs will increase mainly due to increases in supply costs and personnel costs related directly to new employees being hired to further develop Net2Wireless' technology.

     Marketing, General, and Administrative. Marketing, general, and administrative costs consist primarily of personnel and related costs, professional services, facility costs, public relations and travel expenses. Marketing, general, and administrative costs were $144,509 for the period from commencement of operations (April 1999) through December 31, 1999. Net2Wireless expects marketing expenses to significantly increase in the future due to increases in personnel costs related directly to new employees being hired to develop business partnerships, create market awareness, and develop Net2Wireless' brand. Net2Wireless expects general and administrative costs to increase mainly due to increased personnel and related costs, including the recruitment of key executives, higher facility costs associated with additional personnel, and other costs necessary to support and develop Net2Wireless technology.

     Interest Expense and Other, Net. Interest expense and other, net, consists primarily of interest payments on short-term borrowings and convertible notes financings. Interest expense and other expense, net, were approximately $11,000 for the period from commencement of operations (April 1999) through December 31, 1999. Net2Wireless expects interest expense and other, net, to increase mainly due to convertible notes payable issued in early 2000, and due to the working capital and capital expenditures required to support and develop Net2Wireless technology.

Liquidity and Capital Resources

     Since commencement of operations of the wireless business in April 1999, ITES has financed its operations primarily through convertible notes financings. Net2Wireless is a development stage company with no revenues to date. At December 31, 1999, Net2Wireless had an accumulated operating loss of approximately $493,000, all of which were incurred by ITES, the predecessor to Net2Wireless, while performing research and development activity for the wireless business. Net2Wireless (through ITES) has experienced substantial increases in its expenditures since the commencement of operations consistent with the growth in Net2Wireless operations and personnel. Net2Wireless anticipates that its expenditures will continue to increase significantly for the foreseeable future. As of December 31, 1999, Net2Wireless had no cash on hand.

     Subsequent to December 31, 1999, Net2Wireless raised funds through the completion of a Series A financing of approximately $29 million, a loan from Sensar in the amount of $500,000, and the issuance of convertible notes to certain shareholders in the amount of $1,500,000 that were subsequently converted into equity. Net2Wireless believes that such funds, combined with the cash and cash equivalents of Sensar, will be sufficient to meet Net2Wireless' anticipated needs for working capital and capital expenditures for at least the next 12 months. Thereafter, however, Net2Wireless may need to raise additional funds to fund expansion, including significant increases in personnel and office facilities to develop its technology, bring it to the market, respond to competitive pressures or to acquire or invest in complementary businesses, technologies, services, or products. In addition, to meet Net2Wireless' long-term liquidity needs, Net2Wireless may need to raise additional funds, establish credit facilities, or seek other financing arrangements. Additional funding may not be available on favorable terms on a timely basis or at all.

Disclosure About Market Risks

     Net2Wireless intends to continue to develop its technology in Israel and it expects to provide services and license products in North America, Europe, and Asia. Net2Wireless' financial results could be affected by factors such as changes in currency exchange rates or weak economic conditions in various markets. It is expected that most of Net2Wireless' sales will be in U.S. dollars, so a strengthening of the U.S. dollar could make the products and services less competitive in other markets. The majority of the investments of Net2Wireless are in short-term deposits (maturities of 90 days or less) in high quality financial institutions. Net2Wireless intends to invest only in high quality instruments. Due to the nature of the investments held, Net2Wireless has concluded that there is no material risk exposure. Therefore, no quantitative tabular disclosure is required.

Year 2000 Issues

     Net2Wireless has not experienced any adverse Year 2000-related incidents or disruptions. As of the date of this Joint Proxy Statement/Prospectus, Net2Wireless is not aware of any Year 2000 compliance problems related to its proposed products that would materially adversely affect its proposed business. The Net2Wireless products will operate in complete network environments and directly or indirectly interact with a number of other hardware and software systems that Net2Wireless currently cannot adequately evaluate for Year 2000 compliance.

SENSAR

     The financial data set forth in the following table have been selected by Sensar and have been derived from the audited financial statements for the periods indicated.

     The selected financial data should be read in conjunction with the consolidated financial statements of Sensar and the notes thereto and the discussion under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from Sensar's report on Form 10-K for the year ended December 31, 1999.

Selected Financial Information

                                                                Six Months
                                                                   Ended
                                                       December          Year Ended
                                     Year Ended December 31,          31,          June 30,
                                     -----------------------                       --------
                                        1999          1998          1997          1996          1996(2)        1995(3)
                                        ----          ----          ----          ----          -------        ------
Statement of Operations Data(1):
Revenues:                          $    147,944   $   137,814   $    140,870   $    59,638   $    12,320   $    7,302
                                   ============   ===========   ============   ===========   ===========   ==========
Income (loss) from
   continuing operations           $(11,995,158)  $(1,221,025)  $ (2,324,262)  $  (326,242)  $  (463,637)  $ (510,863)
Income (loss) from
   discontinued operations               22,528    (5,702,419)   (12,493,549)   (1,317,678)   (1,242,611)     199,246
Gain on sale of
   discontinued operations            3,268,250     ________-      ________-             -             -            -
                                   ------------   -----------   ------------   -----------   -----------   ----------
Net loss                           $ (8,704,380)  $(6,923,444)  $(14,817,811)  $(1,643,920)  $(1,706,248)  $ (311,617)
                                   ============   ===========   ============   ===========   ===========   ==========

Basic earnings
   (loss) per common
   shares from
   continuing operations           $      (2.11)  $     (0.51)  $      (0.51)  $     (0.08)  $     (0.16)  $    (0.21)
Basic earnings (loss)
   per common share from
   discontinued operations                 0.58         (1.12)         (2.71)        (0.32)        (0.38)        0.08
                                   ------------   -----------   ------------   -----------   -----------   ----------
Basic earnings
   (loss) per common
   share                           $      (1.53)  $     (1.63)  $      (3.22)  $     (0.40)  $     (0.54)  $    (0.13)
                                   ============   ===========   ============   ===========   ===========   ==========
Weighted average
   common shares
   outstanding                        5,693,514     5,073,463   $  4,603,080     4,164,328     3,255,489    2,440,397

Balance Sheet Data:
Working capital                    $  5,034,089   $ 4,038,840   $  6,784,305   $15,584,953   $15,737,295   $6,549,131
Total assets                       $  5,568,839   $ 4,317,769   $  7,104,476   $15,716,524   $16,032,158   $6,827,550
Long-term liabilities
   and deferred gain               $  5,542,040   $         -   $          -   $         -   $    45,792   $  134,354
Stockholders' equity
   (deficit)                       $   (154,959)  $ 4,049,572   $  6,853,003   $15,591,513   $15,661,097   $6,415,511
Cash dividends declared
   per common share                $          -   $         -   $          -   $         -   $         -   $        -

_________________________
(1) During the year ended December 31, 1999, Sensar discontinued the operations of its Analytical Instrumentation Business. The results of these operations have been segregated from continuing operations for all periods presented.

(2) Effective October 27, 1995, Sensar acquired Sensar Instruments, Inc. (formerly Sensar Corporation), in a transaction accounted for as a purchase.

(3) During the year ended June 30, 1995, Sensar discontinued the operations of its Airport Noise Monitoring Business. The results of these operations have been segregated from continuing operations for all periods presented.

Management's Discussion and Analysis of Financial Condition and Results of Operations

     Information regarding Sensar's financial condition and results of operations can be found in its annual report on Form 10-K for the year ended December 31, 1999, which is incorporated herein by this reference.


                         COMBINED FINANCIAL STATEMENTS

     On December 8, 1999, Sensar and Net2Wireless executed an Agreement that provides for the merger of Net2Wireless with and into Sensar. See "THE MERGER."

     According to the agreement between Sensar and Net2Wireless, Sensar will issue 18,295,060 shares of common stock to the former holders of equity interests in Net2Wireless and 1,000,000 shares of common stock to certain individuals involved in introducing Sensar and Net2Wireless. In addition, Sensar will grant options and warrants to acquire up to 14,766,649 shares of common stock to the holders of similar options and warrants to acquire shares of Net2Wireless stock, with a weighted average exercise price of $2.03 per share. As a result of these actions, the current stockholders of Net2Wireless will own approximately 65% of the combined company, with the right to acquire an additional approximately 12%, while the current stockholders of Sensar will own approximately 32%, without giving effect to the potential exercise of options. If the net cash held by Sensar at the closing is less than $4.45 million, the number of shares of Sensar stock to be delivered to the former holders of Net2Wireless stock will be increased, in the aggregate, by the number of shares calculated by dividing the short fall by $1.86. At March 31, 2000, Sensar had $6 million in net cash as defined in the agreement.

     The merger will be accounted for as a reverse acquisition of Sensar by Net2Wireless. Although Sensar will be the surviving entity, for financial reporting purposes, the entity whose shareholders hold in excess of 50% of the combined company, Net2Wireless, will be treated as the continuing entity. The reverse acquisition will be treated as a capital stock transaction in which Net2Wireless will be deemed to have issued the shares of common stock held by the Sensar stockholders for the net assets of Sensar. The costs of the transaction will be charged to stockholders' equity. To the extent that the costs of the transaction exceed the net assets acquired from Sensar, the excess will be charged to the statement of operations. No goodwill will be recorded.

Combined  Balance  Sheet  Information

     The combined financial statements will be based on the financial statements of Net2Wireless and its subsidiaries and include the cash and net monetary assets received from Sensar.

     Assets. According to the Agreement, Sensar should have a minimum of an aggregate of $4.5 million in cash and notes receivables due no later than October 1, 2000 (with the maximum principal amount of such notes not to exceed $3.5 million inclusive of up to $2 million advanced by Sensar to Net2Wireless). The cash and cash equivalents and notes receivable of Sensar at December 31, 1999, totaled $5,190,249 and, on a pro forma basis, this amount would be added to the current assets of Net2Wireless. The assets of the combined company will also be increased by the net proceeds of approximately $29 million from the recent private placement of the Series A Preferred Stock of Net2Wireless.

     Liabilities. According to the Agreement, Sensar should have no liabilities other than current liabilities not yet due, not to exceed $50,000 in the aggregate. Consequently, the current liabilities of Sensar at December 31, 1999, will be reduced, on a pro forma basis, to $50,000 and all long-term liabilities eliminated.

     Stockholders' Equity. Stockholders' equity will be determined as if the consolidated financial statements are a continuation of Net2Wireless. Thus, the accumulated deficit and capital surplus accounts in the consolidated financial statements immediately after the merger will be the accounts of Net2Wireless at that date. The accumulated deficit of Sensar at the date of the merger will be eliminated. The amount shown as issued capital in the consolidated balance sheet will be calculated by adding to the issued capital of Net2Wireless the amount deemed paid through the issuance of the Sensar stock and the proceeds of the private placement.

Statement  of  Operations  Information

     Since the stockholders of Net2Wireless will hold in excess of a majority of the stock of the combined company subsequent to the merger, Net2Wireless is treated for accounting purposes as the acquiring entity. Sensar has no current operations that will continue subsequent to the merger. Consequently, the historical statement of operations of Net2Wireless, will be the historical statement of operations for the combined company, without any pro forma adjustments. See the statement of operations for Net2Wireless included in its audited historical financial statements under the caption "FINANCIAL STATEMENTS."


                                   MANAGEMENT

     Set forth below is information regarding the proposed management of the combined company. Information regarding the management of Sensar, all of whom will resign in connection with the merger, can be found in Sensar's report on Form 10-K for the year ended December 31, 1999, and is incorporated into this Joint Proxy Statement/Prospectus by this reference.

     Members of the board of directors are elected annually to serve until the next annual meeting of stockholders and thereafter until such director's successor is elected and qualified. Officers are elected at the annual meeting of directors and serve at the pleasure of the board of directors.

     The following table sets forth the name, age, and position of each proposed executive officer and director of the combined company which will be elected shortly after the completion of the merger:

                                                                 Expiration of
       Name          Age               Position                      Term
-----------------    ---    ------------------------------       -------------
David Rubner         60     Chairman of the Board                Next annual
                                                                 shareholders'
                                                                 meeting

Nechemia Davidson    37     Chief Executive Officer, Chief       Next annual
                            Technology Officer, and              shareholders'
                            Director                             meeting

Joav Avtalion        48     Director                             Next annual
                                                                 shareholders'
                                                                 meeting

     Biographical information with respect to the officers and directors is set forth under "NET2WIRELESS: Management of Net2Wireless."


                                   THE MERGER

     The discussion in this Joint Proxy Statement/Prospectus of the merger and the principal terms of the Agreement is subject to, and qualified in its entirety by, the Agreement attached to this Joint Proxy Statement/Prospectus as Appendix A, which is incorporated herein by this reference.

General

     Sensar and Net2Wireless are furnishing this Joint Proxy Statement/Prospectus to holders of their common stock in connection with the solicitation of proxies by the respective boards for approval, among other things, of the merger contemplated by the Agreement. The Agreement provides for the merger of Net2Wireless with and into Sensar, with Sensar surviving the merger. The common stock of Net2Wireless will be converted into common stock of Sensar on the basis of one share of common stock of Sensar for each share of common stock of Net2Wireless previously outstanding. Similarly, options and warrants to acquire Net2Wireless stock will be converted into options and warrants to acquire Sensar common stock.

     The Agreement contemplates that the merger will be completed within 10 days of the approval of the transaction by the stockholders of Sensar and Net2Wireless. Immediately prior to the merger, Sensar will reincorporate in the state of Delaware, change its name to "Net2Wireless Corporation" and adopt a new certificate of incorporation. The current board of directors of Sensar will resign and a new board will be appointed consisting of the individuals elected at the Sensar stockholders' meeting. Completion of the foregoing is subject to the satisfaction of a number of conditions which must be satisfied or waived by the parties. In the event of the failure to meet any of these conditions, the transactions may not take place even if approved by the stockholders.

     For a discussion of the principal federal income tax consequences of the merger to Sensar, Net2Wireless, and their respective stockholders, see "TAX CONSEQUENCES."

Background of the Merger

     During the last half of 1998 and continuing through 1999, the board of directors of Sensar made the determination that it would be in the best interests of Sensar and its stockholders to sell the various technologies held by Sensar. At the end of the first quarter of 1999, Sensar completed the sale of its core business, the line of acoustical analytical instrumentation products. In August 1999, Sensar completed the sale of its other major technology associated with its time of flight mass spectrometer products. With the appointment of new management in April 1999, Sensar intensified its search for products, technologies, or businesses that could be acquired. Based on the direction established by the board, Sensar focused its search on start-up high tech companies involved in Internet-based businesses, and was presented with a number of business opportunities. Sensar initiated preliminary exploratory discussions with several potential candidates and made small minority equity investments in two companies, but none of these early investigations resulted in an agreement to acquire a business.

     In early September 1999, Sensar received and reviewed the ITES business plan. At that time, ITES held the wireless communication technology now held by Net2Wireless. Sensar conducted an internal review of the material and Howard S. Landa, the chief executive officer of Sensar, met with Nechemia Davidson, the founder and principal owner of ITES, on September 15, 1999, in New York for a more formal presentation and question-and-answer session. Based on this initial meeting, Mr. Landa extended his New York trip and, over the course of two days, Mr. Landa and Mr. Davidson negotiated the terms of a possible acquisition resulting in the execution of a letter of intent on September 16, 1999.

     The parties began due diligence investigations and the drafting of a definitive agreement. Andrew C. Bebbington, the chief consultant to Sensar, flew to Israel in early October 1999 and while there, interviewed technical employees who were working on the technology, met with consultants from the Technion-Israeli Technology Institute, observed prototype demonstrations, and met with management of Partner Communications, the affiliate of Orange Plc in Israel. As a result of this further due diligence and continued negotiations, a draft of a definitive Exchange Agreement and Plan of Reorganization was circulated among Sensar and ITES, Ltd., and their professional advisors, and signed on October 6, 1999.

     Mr. Landa, Mr. Davidson, and their respective professional advisors met on November 15 and 16, 1999, in New York to further the transaction. As part of these discussions, it was determined that the structure of the transaction could be improved by clearly delineating the technology to be acquired, establishing certain milestones to be met before the parties were obligated to proceed with the merger, providing for interim funding for the continued development of the wireless technology, improving the tax efficiency of the transaction, and establishing formulas for adjustments to the number of shares to be issued to Net2Wireless stockholders if Sensar failed to meet certain of its obligations. Subsequent to the meetings in New York, the parties discussed via telephone a number of proposals to alter the structure of the transaction to achieve the potential advantages described above. It was agreed that a new Delaware corporation, Net2Wireless Corporation, would be formed to acquire the assets of ITES relating to the wireless technology. Net2Wireless would enter into the Agreement with Sensar and the merger would be subject to the conditions described under the section "Terms of the Merger" below. The parties exchanged drafts of the proposed revised agreement. Following further discussion, the parties met for a third time, again in New York, on December 7 and 8, 1999. At the end of these meetings, the Agreement attached as Appendix A to this Joint Proxy Statement/Prospectus was executed by the parties to replace the original agreement between Sensar and ITES Ltd.

     After the announcement of the Agreement on December 14, 1999, the trading price for the common stock of Sensar continued its general upward trend from short-term historical levels. In addition, the volume of shares being traded increased substantially so that the number of shares traded, as reported by Nasdaq, often exceeded the number of shares of stock outstanding on a weekly basis. The stock price, while showing overall gains, was extremely volatile. The board of directors of Sensar decided to adopt a stock split with which one share of common stock would be issued for each share previously outstanding, thereby doubling the number of outstanding shares of Sensar. This stock split was made effective for stockholders of record as of the close of business January 17, 2000 and it took effect in the market January 21, 2000. Sensar and Net2Wireless entered into the First Amendment to the Agreement on January 4, 2000, to permit the stock split and to adjust the number of shares to be issued to Net2Wireless stockholders. All of the share amounts in this Joint Proxy Statement/Prospectus have been adjusted to give effect to the stock split.

     Sensar loaned $500,000 toNet2Wireless on February 2, 2000, and on March 24, 2000, exercised its option under the Agreement to acquire all of Net2Wireless.

     In order to obtain additional financing for the further development of its technology, Net2Wireless completed a private placement of 1,041,140 shares of its Series A Preferred Stock for gross proceeds of approximately $29 million, or $27.93 per share, on March 21, 2000. The parties entered into the second amendment to the Agreement on March 21, 2000, to permit this private placement and to increase the number of shares of Sensar common stock to be issued to Net2Wireless stockholders by a factor of 1.074074. This increased the number of shares of common stock to be issued to those Net2Wireless stockholders who held their stock prior to the private placement from 16,000,000 shares to 17,185,185 shares and increased the options and warrants to be assumed by Sensar from 13,777,778 to 14,766,649.

Reasons for the Merger-Advantages and Disadvantages

     Sensar

     Sensar is entering into the merger to participate in what its management and board of directors believe to be the potential of the applications of Net2Wireless technology in an emerging market. Management and the board of directors of Sensar have based this conclusion on an analysis of the emerging market for wireless communications with the Internet, the interest of Partner Communications in evaluating the technology of Net2Wireless and conducting the pilot site test on its existing cellular communications network, the management team and investors that Net2Wireless has been able to attract, and other factors. In addition, management and the board of directors of Sensar believe that the wireless communication between cellular phones and PDAs and the Internet have the potential for substantial growth based in part on the announced interest and development plans of several significant industry participants.

     The board of directors of Sensar has determined that the merger is in the best interests of Sensar and its stockholders. The board of directors has unanimously approved the adoption of the Agreement and the transactions contemplated thereby and recommends that the transaction be approved by the stockholders of Sensar.

     The disadvantages to the Sensar stockholders of the merger include:

- dilution of their percentage ownership in the combined company and the reduced influence of the current stockholders of Sensar on the continuing policies, practices, and management of the combined company;

- the concentration of control in the current Net2Wireless management, directors, and principal stockholders;

- the potential for further dilution resulting from the possible issuance of shares on the exercise of the options and warrants assumed by the combined company; and

- the business, operating, and regulatory risks associated with Net2Wireless' business.

See "BUSINESS OF NET2WIRELESS" and "RISK FACTORS." Management and the board of directors of Sensar were subject to certain potential conflicts of interest during the negotiation of the terms of the merger. See "THE MERGER: Interests of Certain Individuals."

     Net2Wireless

     The board of directors of Net2Wireless has determined that the merger is in the best interests of Net2Wireless and its stockholders. The board of directors of Net2Wireless has unanimously ratified the approval and adoption of the Agreement and the transactions contemplated thereby and recommends that the transaction be approved by the stockholders of Net2Wireless.

     In considering entering into the Agreement, the board of directors of Net2Wireless noted that the interim loan to Net2Wireless would assist it in meeting its short-term capital needs. In addition, the board of directors of Net2Wireless felt that Sensar's status as a company whose securities are publicly traded would increase the general visibility of its business, which indirectly could be helpful in the implementation of its planned operations. This would also afford the combined company the opportunity to obtain equity financing and to utilize authorized but unissued securities to attempt to acquire other compatible businesses, rather than expend its cash resources for such purposes. Net2Wireless has not identified any business for possible acquisition as of the date of this Joint Proxy Statement/Prospectus, and there can be no assurance that any acquisition target will be identified or that any such acquisition will be attempted or completed.

     The potential disadvantages to Net2Wireless stockholders include the dilution of their ownership percentage in the combined company and the added financial and regulatory burdens associated with becoming a publicly-traded company. See "RISK FACTORS." The management of Net2Wireless were subject to certain potential conflicts of interest during the negotiation of the terms of the merger. See "THE MERGER: Interests of Certain Individuals."

Terms of the Merger

     Under the terms of the Agreement, Sensar agreed to provide Net2Wireless with interim funding of $2 million. $500,000 of this amount was advanced February 2, 2000. This loan is due September 30, 2000, and bears interest at 8% per annum.

     The Agreement, as amended, provides for the merger to be accomplished by the issuance of 18,295,060 shares of common stock of the combined company to the holders of all equity interests in Net2Wireless, other than the options and warrants to acquire Net2Wireless stock that will be assumed by the combined company. Under the terms of the Net2Wireless Series A Preferred Stock, immediately prior to the merger each share of preferred stock will automatically convert to a share of Net2Wireless common stock. Upon completion of the merger, such options and warrants shall be converted into options and warrants to acquire up to 14,766,649 shares of common stock of the combined company with a weighted average purchase price of $2.03 per share.

     Additional shares of common stock will be issued, pro rata, to Net2Wireless stockholders in the event that the net cash held by Sensar at the closing of the merger, as defined in the Agreement, plus all amounts collected on the notes receivable held by Sensar within 60 days of the due date of such receivables, is less than $4.45 million. The number of additional shares to be issued will be determined by dividing any shortfall by $2.00. These contingent shares will be delivered to former Net2Wireless stockholders within 10 business days of the final determination of the number of shares. At December 31, 1999, Sensar had approximately $5.0 million of current assets under this definition, assuming the full collection of all short-term receivables. At March 27, 2000, Sensar had cash of approximately $4.3 million and the note receivable from Net2Wireless of $500,000, with current liabilities of approximately $50,000. In addition, Sensar had notes receivable from other parties of approximately $1.3 million. Sensar has not received any notice that such receivables are subject to any claim or offset, and currently expects these amounts to be collected in due course.

     In addition to current liabilities, Sensar had long-term liabilities of $5,542,040 at December 31, 1999, consisting of $200,000 in deferred gain, which will be automatically eliminated in the merger, and $5,342,040 of deferred compensation. Directors, officers, and consultants holding interests in the deferred compensation pool of Sensar have agreed to relinquish any rights they have on approval by the Sensar stockholders of options previously granted to them.

     Completion of the merger is subject, pursuant to the Agreement, to the satisfaction of certain conditions, including the following:

     (a) that the registration statement of which this Joint Proxy Statement/Prospectus forms a part shall have been declared effective by the Securities and Exchange Commission and Sensar shall have received all permits and other authorizations required under state securities laws to consummate the merger;

     (b) that the merger shall have been approved and adopted by the requisite vote of the stockholders of both Sensar and Net2Wireless; and

     (c) that no governmental agency or authority shall have taken any action that has the effect of making the merger illegal or otherwise prohibited.

The foregoing conditions cannot be waived.

     Sensar

     In addition to the foregoing, the obligations of Sensar to effect the merger are subject to further conditions, including the following:

     (a) the perfection of dissenters' rights by Net2Wireless stockholders holding no more than 5% of the outstanding Net2Wireless common stock;

     (b) the satisfaction by Net2Wireless of the representations, warranties, covenants, and conditions set forth in the Agreement;

     (c) Sensar shall have received an update of Net2Wireless disclosure schedules and approved any material changes in such schedules;

     (d) Sensar shall have received the necessary certifications from state and local entities regarding the good standing of Net2Wireless and the security interests filed against its assets; and

     (e) the compliance by Net2Wireless with miscellaneous other terms, covenants, and conditions of the Agreement.

Any of the above conditions may be waived by Sensar.

     Net2Wireless

     The obligations of Net2Wireless to effect the merger are subject to certain further conditions, including the following:

     (a) Sensar shall have a minimum of $4.5 million in cash and notes receivable due no later than October 1, 2000, including the $2 million plus accrued interest loaned to Net2Wireless by Sensar; only nominal current liabilities, not to exceed $50,000; there shall be no long-term liabilities; and there shall not be outstanding more than the shares of stock disclosed to Net2Wireless in the Agreement;

     (b) Sensar shall have received the indemnification of Howard S. Landa regarding certain pending litigation and the assumption by Mr. Landa of the lease obligations of Sensar;

     (c) the options held by management, directors, and certain consultants of Sensar shall have been exercised;

     (d) Sensar shall have complied with the representations, warranties, covenants, and conditions set forth in the Agreement;

     (e) Net2Wireless shall have received the audited consolidated financial statements of Sensar for the year ended December 31, 1999 and any available interim financial statements; and

     (f) the compliance by Sensar with miscellaneous other terms, covenants, and conditions.

Any of the above conditions may be waived by Net2Wireless.

Interests of Certain Individuals

     The transaction between Sensar and Net2Wireless was negotiated by the management of each company and approved unanimously by the board of directors of each company. As part of the merger negotiations, Sensar agreed to re-negotiate the termination of the outstanding rights under employment and consulting agreements and rights that had accrued under a deferred compensation plan. In addition, Sensar agreed to have the lease agreement for office space in Salt Lake City, Utah assumed, since it was not anticipated that the combined company would need such space for the unexpired term. Finally, Sensar agreed to negotiate the indemnification of the company with respect to a pending lawsuit, to relieve Sensar of this contingent liability.

     Pursuant to the foregoing commitments, Sensar has negotiated an indemnification agreement with Howard S. Landa. Under that agreement, Mr. Landa has agreed to indemnify Sensar for any costs arising out of the litigation, Edgar Lee, et al. v. Sensar Corporation, subsequent to March 1, 2000, including costs of defense and the payment of any settlement or judgment. Under the terms of the indemnification agreement, Sensar transferred to Mr. Landa the assets held by Sensar's subsidiary, Eagle Lake Ventures, Inc., including the right to use that name. These assets included two minority investments in unrelated companies, with a total combined cost to Sensar of $325,000. In addition, Mr. Landa agreed to assume the lease for the office space located at 50 West Broadway, Suite 501, Salt Lake City, Utah. Mr. Landa will receive miscellaneous office furniture and other fixed assets located at that office. Finally, Mr. Landa has agreed to make any space that Sensar or, subsequent to the merger, the combined company, would like to have at the Salt Lake City office available for free prior to the merger and for $1.00 per month for one year subsequent to the closing of the merger. These agreements were approved by the board of directors of Sensar but were not negotiated at arms-length. Because of the contingent nature of the litigation and the inability of the parties to currently predict the outcome, it is uncertain what the cost would have been to Sensar to obtain similar benefits from an unrelated third party.

     In addition to the indemnification agreement, Mr. Landa has agreed to terminate the unexpired term of his three-year employment agreement with Sensar, to provide 100 hours of transitional services without charge to the combined company and to forego his thirty percent interest in the compensation pool under the terms of a deferred compensation plan approved by the board of directors of Sensar in June, 1999. This compensation plan requires a cash payment to the participants on a change of control of Sensar, such as the merger. Based on the trading price of Sensar common stock at April 3, 2000, and giving effect to the completion of the merger, the compensation pool had reached its cap of $50 million. On November 16, 1999, Mr. Landa was granted an option to acquire 800,000 shares of stock at $2.00 per share in substitution of his interest in the deferred compensation plan, subject only to the approval by the stockholders of this option.

     Each of the directors, other than Mr. Landa, received an option to acquire 50,000 shares of common stock at an exercise price of $2.00 per share on November 16, 1999, in substitution for their interest in the deferred compensation plan, subject only to the approval by the stockholders of these options and the options for 200,000 shares that were granted at the time that each of these individuals became a member of the board of directors in April and May, 1999.

     As a result of the foregoing, Mr. Landa and the board of directors of Sensar had interests in the transaction that differed from, and were in addition to, those of Sensar stockholders generally.

     The Agreement provides for the assumption by the combined company of options granted to employees, directors, officers, and consultants of Net2Wireless up to a maximum of 14,766,649. Of this amount, options to acquire 4,618,518 shares at $1.86 per share were granted to Nechemia Davidson, David Rubner, and Joav Avtalion, who are currently directors of Net2Wireless and who will become directors of the combined company subsequent to the merger. As a result of the grant of these options, the foregoing individuals had interests in the transaction that differed from, and were in addition to, the interests of the stockholders of Net2Wireless generally.

Voting and Revocation of Proxies

     Sensar

     Shares of Sensar stock that are represented at the Sensar stockholders' meeting by a proxy properly executed and received prior to the vote will be voted at the meeting in the manner directed on the proxy card, unless such proxy is revoked in advance of such vote. If the proxy is returned to Sensar without specific voting directions, the proxy will be voted in favor of all proposals of management. In addition to approving the proposals, this would result in a waiver of any dissenter's rights the stockholder may otherwise have.

     Inasmuch as the merger and the change in corporate domicile and name requires the affirmative vote of a majority of all outstanding shares of Sensar stock entitled to vote, failure to return a properly executed proxy card or to otherwise vote at the meeting will have the practical effect of a vote against the merger and the other matters. Similarly, an abstention will have the same legal effect as a vote against these proposals.

     Under the rules of the New York Stock Exchange, which are generally observed by brokers that are not members of such Exchange as well as those that are, brokers that hold shares in street or nominee name for a customer do not have the authority to vote on items such as the merger or the change in domicile unless they have received instructions from the beneficial owners of such shares. Therefore, brokers that do not receive instructions from their customer are not entitled to vote on the merger and change of domicile. All stockholders are urged to provide instructions to their broker to ensure that their shares are voted at the meeting. Under Nevada corporation law, a broker non-vote, while effective to establish a quorum, will have the same effect as a vote against the merger.

     Any Sensar stockholder delivering a proxy may revoke it at any time prior to the call for the vote at the Sensar stockholders' meeting by delivering to Sensar, to the attention of Howard S. Landa, 50 West Broadway, Suite 501, Salt Lake City, Utah 84101, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares, or by attending the Sensar stockholders' meeting and voting in person. Attendance at the Sensar stockholders' meeting will not, itself, constitute the revocation of a proxy.

     Net2Wireless

     Shares of Net2Wireless stock that are represented at the Net2Wireless stockholders' meeting by a proxy properly executed and received prior to the vote will be voted at the meeting in the manner directed on the proxy card, unless such proxy is revoked in advance of such vote. If the proxy is returned to Net2Wireless without specific voting directions, the proxy will be voted in favor of all proposals submitted to the Net2Wireless stockholders, including the merger, thereby waiving any dissenters' rights the stockholder may otherwise have.

     Inasmuch as the merger requires the affirmative vote of a majority of all outstanding shares of Net2Wireless stock entitled to vote, failure to return a properly executed proxy card or to vote in person at the Net2Wireless stockholders' meeting will have the practical effect of a vote against the merger. Similarly, an abstention will have the same legal effect as a vote against the merger.

     Any Net2Wireless stockholder delivering a proxy, other than those Net2Wireless stockholders who have delivered irrevocable proxies, may revoke their proxy at any time prior to the call for the vote at the Net2Wireless meeting by delivering to Net2Wireless, to the attention of the corporate secretary, Yaron Sobol, 11 Ha'amal Street, Afek Park, Rosh Ha'ayin 48092, Israel, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares, or by attending the Net2Wireless stockholders' meeting and voting in person. Attendance at the Net2Wireless meeting will not in itself constitute the revocation of the proxy.

Solicitation of Proxies

     Sensar

     Sensar will bear its own costs of soliciting proxies. Proxies will initially be solicited by mail, but executive officers, directors, and consultants of Sensar may also solicit proxies in person or by telephone or facsimile. Such persons who solicit proxies will not be specially compensated for such services. Nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

     Holders of Sensar stock are requested to complete, date, and sign the accompanying Sensar proxy card and return it promptly in the enclosed envelope to Sensar at 50 West Broadway, Suite 501, Salt Lake City, Utah 84101. No postage is required if mailed within the United States.

     Net2Wireless

     Net2Wireless will bear its own costs of soliciting proxies. Proxies will initially be solicited by mail, but executive officers, directors, and selected other employees of Net2Wireless may also solicit proxies in person or by telephone or facsimile. Such persons who solicit proxies will not be specially compensated for such services. Nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

     Holders of Net2Wireless stock are requested to complete, date, and sign the accompanying proxy card and return it promptly in the enclosed envelope to Net2Wireless at 11 Ha'amal Street, Afek Park, Rosh Ha'ayin 48092, Israel. Stockholders should ensure that there is proper postage for delivery to Israel.

Vote Required

     Sensar

     Pursuant to Nevada corporate law, the merger and reincorporation in Delaware must be approved by the holders of a majority of the shares of Sensar stock outstanding on the Sensar record date. The adoption of the Stock Option Plan and the ratification of the options previously granted by the board must be approved by a majority of a quorum in attendance at the Sensar stockholders' meeting, either in person or by proxy. The election of the nominees for director requires a plurality of the vote so that the three nominees receiving the most votes at a meeting at which a quorum is present will be elected as directors. The bylaws of Sensar require that at least one-third of the Sensar stock issued and outstanding as of the Sensar record date be represented, in person or by proxy, at the Sensar stockholders' meeting in order to constitute a quorum for the conducting of business.

     Directors and executive officers of Sensar holding an aggregate of 94,276 shares of Sensar stock, or approximately 1.4% of the shares of Sensar stock issued and outstanding, have indicated their intent to vote in favor of all management proposals.

     Net2Wireless

     Pursuant to Delaware corporate law, the merger must be approved by the holders of a majority of the Net2Wireless common stock and Series A Preferred Stock outstanding on the Net2Wireless record date, voting together as a single class.

     Directors, executive officers, and certain stockholders of Net2Wireless holding an aggregate of 12,316,866 shares, or approximately 67% of the voting power of the Net2Wireless stock issued and outstanding, have delivered their irrevocable proxies to vote in favor of the merger, so that the vote of no additional shares of Net2Wireless stock will be required to approve the merger. In addition, the holders of all of the 1,041,140 shares of Series A Preferred Stock have agreed to vote for the merger.

Attendance of Representative of Accountants

     It is anticipated that a representative of Kost, Forer & Gabbay, a member of Ernst & Young International, will be in attendance at the Net2Wireless and Sensar stockholders' meetings and a representative of Grant Thornton LLP will attend the Sensar stockholders' meeting in order to answer appropriate questions from the stockholders and, if they so desire, to make a statement to the stockholders.

Dissenters' Rights of Appraisal

     Sensar

     Dissenting Sensar stockholders who oppose the proposed change in domicile or the merger will have the right to receive payment for the value of their shares of Sensar stock as set forth in sections 92A.300 to 92A.500 of the Nevada corporate laws, a copy of which is attached as Appendix "E." Any obligations that Sensar may have to dissenting Sensar stockholders as set forth below will continue as obligations of the combined company subsequent to the merger. The following summary is qualified in its entirety by the more detailed provisions of the Nevada corporate laws that are attached; in the event of any inconsistency, such provisions of the Nevada law shall prevail.

     Under the Nevada corporate code, a stockholder wishing to assert dissenters' rights:

     (a) must deliver to Sensar, before the vote of the Sensar stockholders on the proposed merger and/or change of domicile is taken, a written notice of the intent to demand payment for shares if the merger is approved;

     (b) may not vote any of the shares of Sensar stock held by such stockholder in favor of the merger or the change of domicile, as applicable; and

     (c) must exercise dissenter's rights with respect to all shares held beneficially by such stockholder.

     If the shares are held in street name or otherwise rather than directly by the stockholder, the consent of the record holder must be included. The stockholder must be the beneficial owner of the stock as of the record date and thereafter. If the stockholder acquired the shares after December 14, 1999, the date the Agreement with Net2Wireless was publicly announced, Sensar may elect to withhold payment of any dissenter's rights for such shares.

     If the merger is approved, Sensar shall provide written notice to all stockholders dissenting from the merger as set forth above. Such written notice from Sensar shall be sent no later than ten days after the effective date and shall:

     (a) state the address to which payment demands must be sent and the address and time at which, and by which, the certificates for the shares of Sensar stock must be deposited;

     (b) supply a form for demanding payment, which includes the date of the first announcement to the news media of the terms of the proposed merger, and requires a certification that the dissenter acquired beneficial ownership of the stock before that date;

     (c) set a date by which Sensar must receive the payment demand, which may not be less than 30 nor more than 60 days after the date the dissenters' notice is delivered; and

     (d) be accompanied by a copy of Nevada Revised Statutes 92A.300 to 92A.500.

     A stockholder to whom the foregoing dissenter's notice is sent must:

     (a)     demand payment;

     (b) certify whether such stockholders acquired beneficial ownership before the date specified in the dissenter's notice sent by Sensar; and

     (c) deposit the certificates representing the shares in accordance with the terms of the dissenter's notice.

     A Sensar stockholder who demands payment in accordance with this paragraph retains all rights as a stockholder of Sensar except the right to transfer the shares until the merger and change of domicile takes effect and thereafter has only the right to receive payment for such shares. A stockholder who does not meet the requirements of the Nevada statutes is not entitled to payment for the shares pursuant to the dissenters' rights and would thereafter have all rights as a stockholder.

     Upon compliance by the dissenting stockholder with all the requirements described above, Sensar shall pay the amount Sensar estimates to be the fair value of the shares of Sensar stock within 30 days of the receipt of the demand for payment. The payment shall be accompanied by Sensar's balance sheet as of the end of the most recent fiscal year; an income statement for that year; statements of changes in stockholders' equity and cash flows for that year; and the latest available interim financial statements, if any. Payment shall also be accompanied by a statement of Sensar's estimate of the fair value of the dissenting shares and the amount of interest payable with respect to such shares, a statement of a dissatisfied dissenters' right to demand payment under Nevada Revised Statute 92A.480, as discussed below, and a copy of the Nevada Revised Statutes 92A.300 to 92A.500.

     If the merger is not completed within 60 days after the date set by Sensar as the date by which Sensar must receive payment demands, notwithstanding approval of the merger by the Sensar stockholders, Sensar shall return to all dissenting stockholders the deposited stock certificates, and the dissenting stockholders shall thereafter have all rights as a stockholder of Sensar as if no demand for payment had been made. If, thereafter, it is anticipated the merger will proceed, Sensar shall send a new dissenters' notice and the provisions set forth above shall again be applicable.

     A dissenting stockholder may notify Sensar of such stockholder's own estimate of the value of his shares of Sensar stock and demand that Sensar pay such amount if the dissenter believes that the amount paid by Sensar is less than the fair value of the shares and the interest due. Such notification must be made within 30 days after Sensar has made the payment.

     If a demand for payment by the dissenter remains unresolved, Sensar shall commence a court proceeding in Nevada, within 60 days after receiving the payment demand from the dissenter, and petition the court to determine the fair value of the shares. Each dissenting stockholder made party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of the shares, plus interest, exceeds the amount paid by Sensar and the amount Sensar elected to withhold as payment under the special provisions applicable to shares acquired after the date of the notice of the Sensar stockholders meeting. The court is required to assess court costs, and costs of any appraisers appointed by the court, against Sensar, unless the court determines that the dissenting stockholders acted arbitrarily, vexatiously, or not in good faith. The court may assess the fees and expenses of counsel and experts retained by the parties, as the court deems equitable.

     Net2Wireless

     Dissenting Net2Wireless stockholders who oppose the proposed merger will have the right to receive payment for the value of their shares as set forth in section 262 of the Delaware corporate law, a copy of which is attached as Appendix "D." Any obligations that Net2Wireless may have to dissenting Net2Wireless stockholders as set forth below, will be assumed by the combined company as a result of the merger. The following summary is qualified in its entirety by the more detailed provisions of the Delaware law that are attached; in the event of any inconsistency, the provisions of Delaware law shall prevail.

     Dissenting Net2Wireless stockholders wishing to assert appraisal rights may require Net2Wireless to purchase for cash, at fair market value, the shares of Net2Wireless common stock held by such dissenting stockholder. The fair market value of such shares shall be determined as of the day before the first announcement of the merger, excluding any appreciation or depreciation in the value of the stock as a consequence of the merger, but adjusted for any stock split, reverse stock split, or share dividend which became effective after such announcement. Holders of 12,316,866 shares of the issued and outstanding Net2Wireless stock have delivered their irrevocable proxies to vote the shares in favor of the merger and, therefore, will be deemed to have elected not to exercise their dissenters' rights.

     In order for a dissenting Net2Wireless stockholder to be entitled to payment for shares of Net2Wireless common stock held by such stockholder must:

     (1) deliver to Net2Wireless, before the vote on the merger, a written demand for appraisal;

     (2) have held the stock on the date of making such demand and continuously hold such shares through the effective date of the merger;

     (3) not vote in favor of the merger or give a proxy to be voted in favor of the merger; and

     (4)     be the stockholder of record.

     If the merger is approved by the Net2Wireless stockholders, the combined company shall, within 10 days of the effective date of the merger, provide to any dissenting stockholders a written notice stating that the merger has been approved and that appraisal rights are available for all dissenting stockholders who have met the requirements. This notice shall be sent by certified or registered mail, return receipt requested, and shall include a copy of section 262 of the Delaware corporate law.

     In order to make proper demand for payment, any Net2Wireless stockholder that receives the dissenters' notice as provided above and who wishes to assert dissenters' rights must provide the combined company with a written demand within 20 days after the mailing of the dissenters' notice. The demand must reasonably inform the combined company of the identity of the stockholder and that the stockholder intends to seek appraisal rights.

     Within 120 days after the effective date of the merger, the combined company or any dissenting stockholder who has complied with the above provisions may file a petition in the Court of Chancery demanding a determination of the value of the stock for all dissenting stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, any dissenting stockholder shall have the right to withdraw the demand for appraisal and accept the terms offered in the merger. During the 120-day period after the effective date of the merger, any dissenting stockholder shall, upon written request to the combined company, be entitled to receive a statement setting forth the aggregate number of dissenting stockholders and the number of shares held by each. Such written statement shall be mailed to the stockholder within 10 days after the written request is received by the combined company or 10 days after the expiration for the period of delivery of appraisal demands, whichever is later.

     Upon the filing of any petition in the Court of Chancery, service shall be made on the combined company and all dissenting stockholders. Notice of a hearing to determine the fair value of the stock shall be given in the manner approved by the court and permitted by section 262 of the Delaware law. At the hearing, the court shall determine which stockholders have complied with the provisions of section 262 and have become entitled to assert appraisal rights and may require dissenting stockholders to submit their certificates for notation of the pending appraisal proceedings.

     After the determination of the stockholders entitled to appraisal rights, the court shall determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the fair value. The court may permit discovery or other pretrial proceedings. The fair value and appropriate interest, all as determined by the court, shall be paid to those stockholders determined by the court to have satisfied the requirements for appraisal rights. Costs of the proceeding may be determined by the court and assessed against the parties as the court deems equitable.

     After the effective date of the merger, no stockholder who has demanded appraisal rights shall be entitled to vote the stock or to receive payment of dividends or other distributions on this stock unless an action for appraisal is not filed within 120 days after the effective date, or such dissenting stockholder delivers a written withdrawal of his demand for an appraisal within 60 days after the effective date.

Accounting for the Merger

     The merger will be accounted for as a reverse acquisition of Sensar by Net2Wireless. Although Sensar will be the surviving entity, for financial reporting purposes, the entity whose shareholders hold in excess of 50% of the combined company, Net2Wireless, will be treated as the continuing entity. The reverse acquisition will be treated as a capital stock transaction in which Net2Wireless will be deemed to have issued the shares of common stock held by the Sensar stockholders for the net assets of Sensar. The costs of the transaction will be charged to stockholders' equity. To the extent that the costs of the transaction exceed the net assets acquired from Sensar, the excess will be charged to the statement of operations. No goodwill will be recorded. See "THE MERGER: Accounting for the Merger."

Delivery of Certificates for Common Stock of the Combined Company

     It is anticipated that certificates for common stock of the combined company will be available to exchange for the Net2Wireless common stock within two business days following the completion of the merger. Certificates in the new corporate name of "Net2Wireless Corporation" will also be available for issuance to Sensar stockholders wishing to exchange their certificates at that time. Certificates representing shares of Net2Wireless or Sensar common stock to be exchanged must be delivered to the transfer agent prior to the issuance of certificates representing the shares of common stock of the combined company. Stockholders of record will receive a letter of transmittal from the transfer agent subsequent to the merger with specific instructions regarding the delivery of existing certificates in exchange for the issuance of new certificates. The transfer agent can be contacted at Progressive Transfer Company, 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, telephone (801) 277-1400.

     Certificates for Net2Wireless and Sensar common stock that are not exchanged shall continue to represent shares of the combined company after giving effect to the merger.

Payment in Lieu of Issuing Fractional Shares

     No fractional shares of common stock will be issued in connection with the merger. In lieu thereof, a stockholder otherwise entitled to receive a fractional share shall be paid the value of such fractional share in cash, based on the closing sales price, rounded to the nearest cent, for Sensar stock as reported by Nasdaq for the last trading day immediately preceding the closing date.

Expenses of the Merger

     Sensar and Net2Wireless will each bear its own expenses incurred in connection with effecting the merger and the preparation of the Joint Proxy Statement/Prospectus.

Restrictions on Transfer of Common Stock of the Combined Company

     The common stock to be issued in the merger will be issued pursuant to the registration statement, of which this Joint Proxy Statement/Prospectus forms a part, filed under the Securities Act. Notwithstanding such registration, certain persons receiving shares of common stock will be subject to restrictions on the resale of such securities.

     The sale of shares issued to affiliates of Net2Wireless will be subject to restrictions on transfer under Rule 145 promulgated pursuant to the Securities Act. In general, under Rule 145, sales of securities are permitted only (a) after the combined company has been subject to the reporting requirements of the Exchange Act and has filed all required reports thereunder for a period of at least 90 days preceding the sale, and (b) if the sales are made in compliance with the limitations on volume and manner of sale contained in rule 144. Sensar is, and has been for in excess of 90 days, subject to the reporting requirements, so that Rule 145 would be available immediately upon consummation of the merger, subject to the limitations on volume and manner of sale. Alternatively, common stock may be sold by Net2Wireless stockholders subject to the rule without compliance with such limitations on volume and manner of sale if the holder, at the time of sale, (a) is not, and has not been for at least three months, an affiliate of either Sensar, Net2Wireless, or the combined company, and has held the securities for at least 2 years; or (b) is not an affiliate of the combined company and has held the securities for at least 1 year, and for the preceding 12 months the combined company has filed all required reports under the Exchange Act.

     In addition, the common stock to be issued immediately prior to the merger on options held by management, directors, and consultants of Sensar will be registered for resale under a registration statement filed on Form S-3. These individuals have agreed not to sell more than 50% of such shares during the 180-day period subsequent to the effective date of the registration statement.


                            DESCRIPTION OF SECURITIES

     The following description of the securities of the combined company following the merger gives effect to the change of domicile of Sensar from Nevada to Delaware immediately prior to the effectiveness of the merger.

Preferred Stock

     The combined company's certificate of incorporation authorizes the board of directors, without further stockholder approval, to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, for any proper corporate purpose. In approving any issuance of preferred stock, the board of directors has broad authority to determine the rights, privileges, and preferences of the preferred stock, which may be issued in one or more classes or series. The rights, privileges, and preferences may include voting, dividend, conversion, and liquidation rights that may be senior to the common stock. At the time of the merger, no shares of preferred stock of any class or series will be issued and outstanding or reserved for issuance.

Common Stock

     Following the merger, the combined company will have an authorized capital of 90,000,000 shares of common stock, par value $0.01 per share, of which 28,186,060 shares will be outstanding, 14,875,649 shares of common stock will be reserved for the exercise of existing options and warrants, and 6,000,000 shares of common stock will be reserved for rights granted under the Stock Option Plan. Holders of common stock will be entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Shares of common stock will not carry cumulative voting rights, and therefore, a majority of the shares of outstanding stock will have the capability to elect the entire board of directors of the combined company, and if they do so, minority stockholders would not be able to elect any person to the board of directors. The bylaws provide that 50% of the issued and outstanding shares of common stock will constitute a quorum for a stockholders' meeting.

     Stockholders of the combined company will have no preemptive right to acquire additional shares of common stock or other securities. The common stock will not be subject to redemption and carries no subscription or conversion rights. In the event of a liquidation of the combined company, the shares of common stock will be entitled to share equally in corporate assets after satisfaction of all liabilities and any preference for outstanding preferred stock. The shares of common stock, when issued, will be fully paid and non-assessable.

     Holders of common stock will be entitled to receive such dividends as the board of directors may, from time to time, declare out of funds legally available for the payment of dividends. The combined company will seek growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

     Subject to the corporate governance requirements of Nasdaq, the board of directors has the authority to issue the authorized but unissued common stock without the approval of the stockholders. The issuance of such shares would reduce the percentage of ownership held by persons receiving shares of common stock in the merger and may dilute the book value of the existing stockholders.

Transfer Agent

     Progressive Transfer Company, is the Transfer Agent for Sensar. Progressive Transfer Company can be reached at 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, telephone (801) 277-1400.


                            COMPARISON OF SECURITIES

Comparison of Nevada Law and Delaware Law-Certificates of Incorporation and
Bylaws

     Sensar is currently incorporated under the laws of the state of Nevada. If stockholder approval is received immediately prior to the merger, Sensar will change its domicile to Delaware. On consummation of the merger, the stockholders of Sensar, whose rights currently are governed by Nevada law and Sensar's articles of incorporation and bylaws, and the stockholders of Net2Wireless, will become stockholders of a Delaware company, Net2Wireless Corporation, and their rights as stockholders will then be governed by Delaware law and the new certificate of incorporation and bylaws.

     Although the corporate statutes of Nevada and Delaware are substantially similar, certain differences exist. The most significant differences, in the judgment of the management of Sensar, are summarized below. This summary is not intended to be complete, and stockholders should refer to the Delaware General Corporation Law and the Nevada Revised Business Corporation Act to understand how these laws will apply to the combined company.

     Non-Classified Board of Directors

     Delaware and Nevada corporate law permit any corporation to classify its board of directors into as many as three classes, as equal in size as possible, with staggered terms of office. After initial implementation of a classified board, one class (consisting of approximately one-third of the entire board) is elected at each annual meeting of the stockholders to serve for a term of three years or until their successors are elected and take office. Sensar currently has a classified board, but the combined company's board will not be classified. This will make it easier to effect a change in control of the board of directors of the combined company. For example, since only one-third of the board stands for election in any given year when there is a classified board, a change in control of the board would require the controlling vote at two successive meetings or removal of a majority of directors at a special stockholders' meeting called for that purpose. Since the combined company will not have a classified board, the entire board will be standing for election each year and control of the board could change at any annual meeting.

     Restrictions on Business Combinations

     Both Delaware and Nevada have provisions restricting the ability of a corporation to engage in business combinations with an interested stockholder. Under the Delaware law, a corporation is not permitted to engage in a business combination with any interested stockholder for a three-year period following the date such stockholder became an interested stockholder, unless (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholders; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or
(iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 67% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. The Delaware law defines "interested stockholder" generally as a person who owns 15% or more of the outstanding shares of a corporation's voting stock. Delaware corporations may opt-out of these provisions, but the combined company has elected not to do so. These provisions could have the effect of delaying, deferring, or preventing a change of control.

     Nevada law regulates business combinations more stringently. First, an interested stockholder is defined as a beneficial owner of 10% or more of the voting power. Second, the three-year moratorium can be lifted only by advance approval by a corporation's board of directors, as opposed to Delaware's provision that allows interested stockholder combinations at the time of the transaction with stockholder approval. Finally, after the three-year period, combinations remain prohibited unless (i) they are approved by the board of directors, the disinterested stockholders or a majority of the outstanding voting power not beneficially owned by the interested party, or (ii) the interested stockholders satisfy certain fair value requirements. As in Delaware, a Nevada corporation may opt-out of the statute with appropriate provisions in its articles of incorporation. The articles of incorporation of Sensar contain such an opt-out provision.

     Cumulative Voting

     Cumulative voting for directors entitles stockholders to cast a number of votes that is equal to the number of voting shares held multiplied by the number of directors to be elected. Stockholders may cast all such votes either for one nominee or distribute such votes among up to as many candidates as there are positions to be filled. Cumulative voting may enable a minority stockholder or group of minority stockholders to elect at least one representative to the board of directors where such stockholders would not otherwise be able to elect any directors.

     Nevada corporate law permits cumulative voting in the election of directors as long as certain procedures are followed. A certificate of incorporation in Delaware may provide for cumulative voting. Neither Sensar nor the combined company has to provide for cumulative voting.

     Vacancies

     Under Delaware law, subject to the rights, if any, of any series of preferred stock to elect directors and to fill vacancies on the board of directors, vacancies on the board of directors are filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum exists. Any director so appointed will hold office for the remainder of the full-term of the director replaced. Similarly, Nevada law provides that vacancies may be filled by a majority of the remaining directors, though less than a quorum exists, unless the articles of incorporation provide otherwise. In addition, the bylaws of Sensar and the combined company address the issue of director vacancies in the same manner. Therefore, the change from Nevada to Delaware will not alter stockholders' rights with respect to this issue.

     Indemnification of Officers and Directors and Advancement of Expenses

     Delaware and Nevada have substantially identical provisions regarding indemnification by a corporation of its officers, directors, employees, and agents, except Nevada provides broader indemnification in connection with stockholder derivative lawsuits. Delaware and Nevada law differ in their provisions for advancement of expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding. Delaware law provides that expenses incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation. Thus, a Delaware corporation has the discretion to decide whether or not to advance expenses. Under Nevada law, the articles of incorporation, bylaws, or an agreement made by the corporation may provide that the corporation must pay advancements of expenses in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Thus, a corporation may have no discretion to decide whether or not to advance expenses.

     Sensar's articles of incorporation provide for Sensar to indemnify directors, officers, employees, and some agents. The new certificate of incorporation does not have similar provisions.

     Limitation on Personal Liability of Directors

     A Delaware corporation is permitted to adopt provisions in its certificate of incorporation limiting or eliminating the liability of a director to a company and its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct, including breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or liability to the corporation based on unlawful dividends or distributions or improper personal benefit. The new certificate of incorporation will limit the liability of directors to the corporation to the fullest extent permitted by law.

     While Nevada has a similar provision permitting the adoption of provisions in the articles of incorporation limiting personal liability, the Nevada provision differs in two respects. First, the Nevada provisions applies to both directors and officers. Second, while the Delaware provisions excepts from limitation on liability of breach of the duty of loyalty, the Nevada counterpart does not contain this exception. Thus, the Nevada provision expressly permits a corporation to limit the liability of officers, as well as directors, and permits limitation of liability arising from a breach of the duty of loyalty. The Sensar articles of incorporation limited the liability to Sensar of directors, officers, employees, and agent to the fullest extent permitted. Therefore, the combined company will have a narrower limitation on liability, and more parties will remain potentially liable to the combined company. The combined company, however, may determine to indemnify such persons in the discretion of the board, subject to the limitation of Delaware law.

     Dividends

     Delaware is more restrictive than Nevada with respect to when dividends may be paid. Under the Delaware corporate law, unless otherwise provided in the certificate of incorporation, a corporation may declare dividends, out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, Delaware law provides that a corporation may redeem its shares only out of surplus.

     Nevada law provides that no distribution (including dividends on, or redemption or repurchases of, shares of capital stock) may be made if, after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the preferential rights of preferred stockholders.

     Amendment to Certificate/Articles of Incorporation and Bylaws

     Both Delaware and Nevada require the approval of the holders of a majority of all outstanding shares entitled to vote, with each stockholder being entitled to one vote for each share so held, to approve proposed amendments to a corporation's certificate/articles of incorporation. Neither state requires stockholder approval for the board of directors of a corporation to fix the voting powers, designation, preferences, limitations, restrictions, and rights of a class of stock; provided that, the corporation's organizational documents grant such power to its board of directors. Both the articles of incorporation of Sensar and the certificate of incorporation of the combined company grant the power to the board of directors to designate classes of preferred stock, to fix the relative rights and privileges of such class, and issue the stock. The holders of the outstanding shares of a particular class are entitled to vote as a class on a proposed amendment if the amendment would alter or change the power, preferences, or special rights of one or more series of any class so as to affect them adversely. The number of authorized shares of any such class of stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the stock entitled to vote thereon (without a class vote) if so provided in any amendment to the articles of incorporation or resolutions creating such class of stock.

     Actions by Written Consent of Stockholders

     Both Nevada and Delaware law provide that, unless the charter provides otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all voting stock was present and voted consents to the action in writing. Delaware requires the corporation to give prompt notice of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders who did not consent in writing. Neither the Sensar articles of incorporation nor the certificate of incorporation of the combined company limit stockholder action by written consent.

     Stockholder Vote for Mergers and Other Corporate Reorganizations

     In general, both jurisdictions require authorization by an absolute majority of the outstanding shares entitled to vote, as well as approval by the board of directors with respect to the terms of a merger or a sale of substantially all of the assets of the corporation. Neither Nevada nor Delaware requires stockholder approval by the stockholders of a surviving corporation in a merger or consolidation as long as the surviving corporation issues no more than 20% of its voting stock in the transaction.

     Dissenters' Rights

     In both jurisdictions, dissenting stockholders of a corporation engaged in certain major corporate transactions are entitled to appraisal rights. Appraisal rights permit a stockholder to receive cash equal to the fair market value of the stockholder's shares (as determined by agreement of the parties or by a court), in lieu of the consideration such stockholder would otherwise receive in any such transaction.

     Under Delaware law, appraisal rights are generally available for the shares of any class or series of stock of a Delaware corporation in a merger or consolidation; provided that, no appraisal rights are available for the shares of any class or series of stock, which, at the record date for the meeting held to approve such transaction, were either: (i) listed on a national security exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (the "NASD"); or (ii) held of record by more than 2,000 stockholders. Even if the shares of any class or series of stock meet the requirements of clause (i) or
(ii) above, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation is either listed on a national securities exchange, or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares; or (iv) any combination of the foregoing. No appraisal rights are available to stockholders of the surviving corporation if the merger did not require their approval.

     Under Nevada law, a stockholder is entitled to dissent from, and obtain payment for the fair value of his or her shares in the event of consummation of a plan of merger of plan of exchange in which the corporation is a party and, to the extent that the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares any corporate action taken pursuant to a vote of the stockholders. As with Delaware law, Nevada law provides an exception to dissenters' rights. Holders of securities (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD; or (ii) held by more than 2,000 stockholders of record are generally not entitled to dissenters' rights.

     Stockholder Inspection Rights

     Delaware law grants any stockholder the right to inspect and to copy for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other records. A proper purpose is one reasonably related to such person's interest as a stockholder. Directors also have the right to examine the corporation's stock ledger, a list of its stockholders and its other records for a purpose reasonably related to their positions as directors.

     Nevada law provides the right to inspect the corporation's financial records for only a stockholder who (i) owns at least 15% of the corporation's issued and outstanding shares; or (ii) has been authorized in writing by the holders of at least 15% of the issued and outstanding shares. To inspect the corporation's stock ledger, the stockholder must have been a stockholder of record for six months prior to demanding inspection.

     Derivative Suits

     Under both Delaware and Nevada law, a stockholder may bring a derivative action on behalf of the corporation only if the stockholder was a stockholder of the corporation at the time of the transaction in question or the stockholder acquired the stock thereafter by operation of law.

     Special Meeting of Stockholders

     Both Delaware and Nevada permit special meetings of stockholders to be called by the board of directors or by any other person authorized in the certificate/articles of incorporation or bylaws to call a special stockholder meeting. Nevada law does not address the manner in which special meetings of stockholders may be called. Sensar's bylaws provide that special meetings of the stockholders may be called by the president or a director, and that the president must call such a meeting if requested by beneficial holders of at least 10% of the outstanding shares of stock of the corporation. The new bylaws provide that a special shareholders' meeting will be called at the request of the holders of a majority of the issued and outstanding stock.

                             PRINCIPAL STOCKHOLDERS

Pro Forma After the Merger

     After completion of the merger, there will be approximately 28,186,060 shares of common stock issued and outstanding, without giving effect to the exercise of any dissenters' rights or the exercise of any options. The table below sets forth information as to the number of securities in the combined company that will be held by each person known by either Sensar or Net2Wireless to be the record or beneficial owner of more than 5% of the combined company's common stock, by each director and executive officer, and by the directors and executive officers as a group.

          Name and Address             Nature of          Number of
       of Beneficial Owners            Ownership          Shares Owned          Percent(1)
-----------------------------------    ---------          ------------          ----------
Principal Stockholder

Cedar Investments Services, Ltd.(2)    Common Stock        5,428,127             19.3%
                                       Options             3,222,222             10.3%
                                                          -----------
                                       Total               8,650,349             27.5%

Alexander/Rachel LLC                   Common Stock        2,902,636             10.3%
                                       Options               176,819              0.6%
                                                          -----------
                                       Total               3,079,455             10.9%

NBDB, LLC                              Common Stock        2,902,636             10.3%
                                       Options               176,819              0.6%
                                                          -----------
                                       Total               3,079,455             10.9%

Yitzchak Bachar(3)                     Common Stock        1,085,652              3.9%
                                       Options             1,074,074              3.7%
                                                          -----------
                                       Total               2,159,726              7.4%

ML Partners, LLC                       Common Stock                0              0.0%
                                       Options             5,000,341             15.1%
                                                          -----------
                                       Total               5,000,341             15.1%

Partner Communications Company, Ltd.   Common Stock                0                0%
                                       Options             3,020,576              9.7%
                                                          -----------
                                       Total               3,020,576              9.7%
Directors and Executive Officers

Nechemia Davidson                      - - - - - -- - - - - - See Above - - - - - - - - - - -

David Rubner(3)                        - - - - - -- - - - - - See Above - - - - - - - - - - -

Joav Avtalion(4)                       Common Stock                0              0.0%
                                       Options               322,222(3)           1.1%
                                                            -----------
                                       Total                 322,222              1.1%

All Executive Officers and             Common Stock        6,513,779             23.1%
     Directors as a Group              Options             4,618,518             14.1%
                                                          -----------
     (3 persons)                       Total              11,132,297             33.9%

_________________________
(1) The percentages shown for common stock are based on the total issued and outstanding stock of Net2Wireless as of the closing of 28,186,060. The amounts shown for options reflect the percentage ownership if all options held by that stockholder were exercised and the outstanding stock increased by that amount. The total reflects aggregate common stock held after exercise of the option, with the issued and outstanding increased by the individual exercise.

(2)     An entity controlled by Mr. Nechemia Davidson.

(3) Presently being held by Mr. Bachar in trust on behalf of a company in formation for the ultimate benefit of Mr. David Rubner.

(4) Held of record by Beneficial Investment Services, Ltd., an entity controlled by Mr. Avtalion.


                                TAX CONSEQUENCES

General

     The following discussion summarizes the principal United States federal income tax consequences of the proposed merger of Sensar and Net2Wireless and the related change in domicile of Sensar under the Internal Revenue Code of 1986, as amended. It is not feasible to comment on all of the federal income tax consequences of the merger and the change of domicile. The following summary does not include any discussion concerning the consequences of the merger or the change of domicile under foreign, state or local taxation laws and regulations. Each holder of Sensar stock or Net2Wireless stock should consult his own tax advisor regarding the tax consequences of the proposed merger and the change of domicile in light of such stockholder's own situation with respect to the application and effect of any state, local or foreign income and other laws.

     Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens of the United States or which are foreign corporations, foreign partnerships or foreign estates or trusts, and persons who acquired their Sensar stock or Net2Wireless stock through the exercise of an employee stock option or otherwise as compensation.

     The merger and the change of domicile have been structured to qualify as tax-free reorganizations under the provisions of section 368(a) of the Internal Revenue Code. NO RULINGS FROM THE IRS AS TO THE TAX CONSEQUENCES OF THE MERGER, THE CHANGE OF DOMICILE, OR ANY OTHER MATTER DISCUSSED HEREIN HAS BEEN OR WILL BE REQUESTED.

     The following discussion is based on the pertinent provisions of the Internal Revenue Code, the applicable regulations promulgated by the Treasury Department, and judicial and administrative interpretations of the code and regulations. Each stockholder should be aware that the code, the regulations, and interpretations are subject to change and that such changes may be given retroactive effect. In addition, there can be no assurance that the Internal Revenue Service will agree with the interpretations of the code and the regulations set forth below.

Federal Tax Consequences of the Merger

     (a) The merger will be treated for federal income tax purposes as a reorganization meeting the requirements of section 368(a) of the Code.

     (b) Net2Wireless and Sensar will each be a "party to the reorganization," within the meaning of section 368(b) of the Code, with respect to the merger.

     (c) No gain or loss will be recognized by Net2Wireless or Sensar as a result of the merger.

     (d) Sensar's basis in Net2Wireless assets received in the merger generally will be the same as Net2Wireless' basis in the assets immediately prior to the merger.

     (e) Sensar's holding period for tax purposes of each Net2Wireless asset received in the merger generally will include the holding period during which the asset was held by Net2Wireless.

     (f) No gain or loss will be recognized for federal income tax purposes by the holders of the Net2Wireless common stock on receipt by them of common stock of the combined company in exchange for their Net2Wireless stock.

     (g) The basis of the common stock (including contingent shares) of the combined company received by the holders of the Net2Wireless common stock in the merger will, in the aggregate, be the same as the aggregate basis for the Net2Wireless common stock surrendered. Until the final distribution of the contingent shares has been made, the interim basis of each share of will be determined as though the maximum number of contingent shares had been issued to the holders of Net2Wireless common stock.

     (h) The holding period for federal income tax purposes of the common stock of the combined company received by the holders of the Net2Wireless common stock will include the period during which the Net2Wireless common stock exchanged therefore was held, assuming that the Net2Wireless stock was held as a capital asset.

     (i) A holder of Net2Wireless common stock who exercises dissenter's rights and receives payment of the fair market value of the shares, or who receives cash in lieu of a fractional share will be treated as having sold such stock to the combined company. The holder of Net2Wireless common stock, will generally recognize a capital gain or loss equal to the difference between (1) the basis he had in the shares sold or would have had for the fractional share of common stock; and (2) the cash received by the stockholder.

Federal Tax Consequences of the Change of Domicile

     Generally, no gain or loss is recognized by stockholders of a corporation upon a change of domicile, except to the extent the stockholders receive property other than stock or securities of the combined company.

     (a) The change of domicile will be treated for federal income tax purposes as a reorganization meeting the requirements of section 368(a) of the Code.

     (b) Sensar will be a "party to the reorganization," within the meaning of section 368(b) of the Code, with respect to the change of domicile.

     (c) No gain or loss will be recognized by Sensar as a result of the change of domicile.

     (d) The Delaware company's basis in the Sensar assets received in the change of domicile generally will be the same as Sensar's basis in the assets immediately prior to the change of domicile.

     (e) The Delaware company's holding period for tax purposes of each Sensar asset received in the change of domicile generally will include the holding period during which the asset was held by Sensar.

     (f) No gain or loss will be recognized for federal income tax purposes by the holders of the Sensar common stock on receipt by them of common stock of the Delaware company in exchange for their Sensar stock.

     (g) The basis of the common stock (including contingent shares) of the Delaware company received by the holders of the Sensar common stock in the change of domicile will, in the aggregate, be the same as the aggregate basis for the Sensar common stock surrendered.

     (h) The holding period for federal income tax purposes of the common stock of the Delaware company received by the holders of the Sensar common stock will include the period during which the Sensar common stock exchanged therefore was held, assuming that the Sensar stock was held as a capital asset.

     (i) A holder of Sensar common stock who exercises dissenter's rights and receives payment of the fair market value of the shares, or who receives cash in lieu of a fractional share will be treated as having sold such stock to the Delaware company. The holder of Sensar common stock, will generally recognize capital gain or loss equal to the difference between (1) the basis he had in the shares sold or would have had for the fractional share of common stock; and (2) the cash received by the stockholder.

     The foregoing summary of the tax consequences is not based on a private letter ruling from the IRS nor does it have a binding effect on the IRS or the courts. The code and the regulations and the interpretations thereof by the IRS and the courts are subject to change, which may adversely affect the tax treatment of the merger and the change of domicile. Any change in the regulations and/or interpretation of the Code may be given retroactive effect. The IRS may take a position contrary to the description of the tax effects set forth above and, if the matter is litigated, a court may reach a decision contrary to conclusions contained in the summary.

     The preceding material is intended to be only a summary of certain income tax consequences relating to the merger and the change of domicile. PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO ISSUES NOT COVERED BY THE FOREGOING DISCUSSION OR REGARDING THEIR OWN PARTICULAR CIRCUMSTANCES.


                        OTHER SENSAR STOCKHOLDER MATTERS

Change in Corporate Domicile

     If approved by the stockholders, immediately prior to the merger Sensar shall change its corporate domicile by merging with and into a newly-formed wholly-owned Delaware subsidiary, specifically created for that purpose ("NewCo"). Stockholders of Sensar will receive one share of common stock of NewCo for each share of common stock of Sensar that they now hold. Options to acquire Sensar common stock will be converted into options to acquire the same number of shares of NewCo common stock at the same exercise price. At the same time, the corporate name will be changed to Net2Wireless Corporation. The change will take place immediately prior to the completion of the merger and will not happen if for any reason the merger does not occur.

     The change of domicile requires the approval of a majority of the outstanding stock of Sensar. The board of directors unanimously recommends that stockholders vote in favor of this proposal.

Adoption of the Stock Option Plan

     The Sensar stockholders will also be asked to approve the adoption of the Net2Wireless Corporation 2000 Stock Option Plan. This Stock Option Plan authorizes the future grant of options and other rights with respect to up to 6,000,000 shares of common stock of the combined company. These rights are in addition to the options to purchase 14,766,649 shares of Net2Wireless common stock that will be assumed by the combined company in connection with the merger.

     Plan Description

     On _________________, 2000, the board of directors of Sensar unanimously adopted, subject to stockholder approval, the Stock Option Plan, a copy of which is attached hereto as Appendix "B." The board of directors has determined that the adoption of the plan is in the best interests of Sensar and its stockholders for the following reasons:

     1. The plan will assist the combined company in employing and retaining qualified and competent personnel and will encourage valuable contributions by such personnel by providing additional incentive to those employees and others who contribute significantly to the successful and profitable operations of the combined company and its affiliates. The board of directors believes that this purpose will be furthered through the grant of options, as authorized under the plan, so that such individuals will be encouraged to acquire a personal interest in the success of the combined company.

2. The plan makes available to the compensation committee of the board of directors an incentive devices including incentive stock options ("ISOs") and non-qualified stock options ("NQSOs"), each of which is described below and in the plan. The board of directors believes that this will enable the committee to tailor the type of compensation that it will grant to key personnel to meet both the combined company's and such employee's requirements in the most efficient manner possible.

     The plan is to be administered by the board of directors of the combined company or by a committee of at least two directors. The plan authorizes the grant of ISOs and NQSOs to officers, directors, employees, consultants, and other persons who may perform services for the combined company or its subsidiaries. The terms of individual options will be fixed by the board of directors or committee at the time of grant. Options granted under the plan may not be transferred, except by will or the laws of dissent and distribution and are only exercisable during the life of the recipient by the recipient. The plan expires on the tenth anniversary of its adoption by the board of directors, unless sooner terminated.

     Under the plan, the board of directors or the committee shall determine the exercise price of all awards; provided, however, that the exercise price shall not be less than the par value of the stock or, in the case of ISOs, the fair market value of the common stock on the date of grant or, in the case of grants to certain individuals, 110% of the fair market values. Such "fair market value" shall be determined by the board of directors or committee. Options granted under the plan shall have a term of no more than ten years. Holders of options shall have no rights as a stockholder of the shares subject to the option until the option is exercised, the exercise price, including any amount necessary to meet the tax withholding obligations of the combined company, is paid, and the stock issued.

     In the event that the employment of a recipient of an option is terminated by death or disability, any option that is not then exercisable will terminate. Any option that is exercisable will be exercisable for one year or, if shorter, the stated term of the option. If the recipient's employment is terminated for cause, all options terminate. Cause is defined as a termination for dishonesty, fraud, insubordination, willful misconduct, negligence, refusal to perform services, materially unsatisfactory performance or, if there is a written employment contract, as defined in that contract.

     If the recipient's employment is otherwise terminated for any reason, options that are not then exercisable expire and options that are exercisable expire 90 days subsequent to termination or, if shorter, on the expiration of the stated term of the option. The foregoing provisions may be modified by the board of directors or the committee at the time of the grant of individual options.

     The number of shares subject to options granted under the Stock Option Plan and the exercise prices will be equitably adjusted for any subsequent capital restructuring, merger, consolidation, or reorganization. The board of directors or committee may include provisions in an option providing for accelerated vesting or exercise rights on a change of control of the combined company.

     Federal Income Tax Effects

     The following is a general summary of the principal federal income tax effects under current law concerning options which may be granted under the Stock Option Plan.

     An NQSO is a right to purchase a specified number of shares of stock at a specified option price and over a specified period of time. An optionee will realize no income for federal income tax purposes on the grant of an NQSO under the plan, but will recognize income upon the exercise of the NQSO in an amount equal to the excess of the fair market value of the shares received on exercise over the exercise price of such shares. Notwithstanding the foregoing if, at the time of grant, options similar to the option granted are publicly-traded, the recipient will recognize income at the time of the grant equal to the difference between the public trading price for such options and the price paid by the recipient for the option. The combined company will be entitled to a deduction for federal income tax purposes in the same year as, and in an amount equal to, the income recognized by the optionee. The optionee's adjusted basis for the shares of stock received on exercise of the option will be the amount of income recognized plus the exercise price, typically the fair market value of the stock on the date of exercise.

     An ISO is a right to purchase a specified number of shares at a specified option price, over a period not to exceed ten years, that complies with section 422A of the Code. ISOs may only be granted to employees of the combined company or its subsidiaries and must be exercised within 90 days of any termination of employment, except in the event of a qualifying disability or death of the recipient, in which case the option must be exercised within a one-year period. An optionee who receives an ISO under the plan will recognize no income for federal income tax purposes upon either the grant or the exercise of the ISO.
In order to qualify for this treatment, the exercise price of the option must be equal to or exceed the fair market price of the stock as of the date of grant. If the recipient holds stock possessing more than 10% of the total combined voting power of all classes of stock of the combined company or a subsidiary, the exercise price must be at least 110% of the fair market value of the stock at the date of grant. The optionee is taxable on the sale of the shares acquired, based on the difference between the sales price and the adjusted basis of the recipient in the shares. In general, the adjusted basis for the shares of common stock received upon exercise will be the exercise price paid for such shares. The combined company will not be entitled to a deduction upon the grant or exercise of an ISO or on the subsequent sale of the shares. Notwithstanding the foregoing, if the shares are sold within a period which is before the later of two years from the date of the grant of the ISO or one year from the date of exercise, the optionee will recognize compensation income in an amount equal to the lesser of the excess of the fair market value on the date of exercise over the option exercise price, or the excess of the price received upon sale over the option exercise price, and the combined company would be entitled to corresponding deduction. The amount by which the fair market value of the shares of common stock received upon the exercise of an ISO exceeds the exercise price is an item of tax adjustment under the Code and is therefore included in the alternative minimum taxable income calculations.

     The foregoing summary of the proposed plan is qualified in its entirety by reference to the specific provisions of the Stock Option Plan, the full text of which is set forth in Appendix "B" hereto.

     Vote Required for Approval

     The plan is being submitted to the Sensar stockholders for approval in accordance with the requirements of Section 422A of the Code, which require that it be approved by a majority of the shares entitled to vote at the meeting. Abstentions and broker non-votes will have the effect of votes against approval of the plan.

Ratification of Previously Granted Options

     In connection with the appointment of a new board of directors in April and May 1999, Sensar granted options to acquire 200,000 shares at an average exercise price of $2.00 per share to each of the newly appointed board members, except Mr. Landa. Mr. Landa was granted a similar option as part of his employment agreement as chief executive officer. The closing price of the common stock on April 20, 1999, the day before Messrs. Landa, Strasser, and Lewis were appointed directors, was $1.172. The closing price of the common stock as reported by Nasdaq on April 26, 1999, the day preceding the grant, was $2.50. The closing price for the common stock as reported by Nasdaq on May 4, 1999, the day preceding the appointment of Ms. Hale as a director, was $1.688. The board of directors considered these grants necessary in order to attract qualified individuals to serve as directors and executive officers of Sensar.

     Under the terms of the agreement, Sensar was required to eliminate all of its long-term liabilities, the most significant of which was its potential liability under the terms of the deferred compensation plan which was reflected at $5,342,040 on the December 31, 1999, balance sheet of Sensar. Each of the directors and a principal consultant to Sensar agreed to waive their rights in the deferred compensation pool in exchange for the grant of options. The exercise price of these options fixed at $2.00 per share based on the trading prices of Sensar common stock immediately prior to the negotiation of the transaction involving the wireless communication technology held by Net2Wireless. The board of directors of Sensar subsequently approved the grant of these additional options, 800,000 options to Mr. Landa, 650,000 shares to Andrew Bebbington, the principal consultant to Sensar, and 50,000 shares to each of Mickey Hale, Brian C. Lewis, and Steven Strasser, members of the board of directors. The closing price for the common stock as reported by Nasdaq for November 15, 1999, the day before the approval of the grant by the board , was $3.688.

     Under the requirements of the corporate governance rules of Nasdaq, the foregoing options, other than those granted to Mr. Landa in connection with his being retained as chief executive officer, require stockholder approval. The ratification of these grants is being submitted to the stockholders, with the unanimous recommendation by the board of directors that they be approved.

     The holders of the foregoing options have agreed to relinquish their rights under the provisions of the deferred compensation plan of Sensar upon stockholder ratification of the options. The deferred compensation plan was adopted by the board of directors on June 24, 1999, effective May 1, 1999, when the strategy to identify potential acquisitions was being implemented. Under the terms of the plan, Mr. Landa has a 30% interest in the compensation pool, the outside directors were each granted a 3% interest in the pool, and Mr. Bebbington holds a 1% interest in the pool.

     The compensation pool consists of two components: (a) an increasing percentage of 3% to 7 % of the net income of Sensar subsequent to March 31, 1999, in excess of $2 million, excluding gains on the sale of the technologies then held by Sensar and excluding compensation charges related to the granting of options, but including 75% of any net unrealized gain on investments made by Sensar in marketable securities subsequent to March 31, 1999; and (b) an amount equal to 7 % of any increase in the market capitalization of Sensar above $13.4 million that is in excess of 150% of the increase in the Russell 2000 Index over the same period. The maximum amount permitted to be included in the compensation pool under these two components are $25 million and $50 million, respectively. The deferred compensation pool is fixed and payable at December 31, 2002, or, if sooner, on any change of control, like the merger. In the event of a change of control, the deferred compensation pool may not be less than $5 million. While Sensar has not realized income to date sufficient to affect the compensation pool, the increase in market capitalization as of
 April 3, 2000, giving effect to the merger, would have resulted in a compensation pool in excess of the $50 million limitation provided by the terms of the deferred compensation plan. The pool is required to be paid in cash unless payment in stock of Sensar has been approved by the stockholders of Sensar, which has not occurred. Rather than seek stockholder approval of the stock payment, Sensar is seeking ratification of the options previously granted to directors, officers, and consultants and will terminate the deferred compensation plan prior to the merger on such approval.

     Based on the foregoing considerations, the board of directors of Sensar unanimously recommends the ratification of the options.

     Vote Required for Ratification

     Ratification of the options is being submitted to the Sensar stockholders for approval in accordance with the corporate governance rules of Nasdaq, which require that they be ratified by a majority of the shares represented in person or by proxy and voted at the meeting. Abstentions and broker non-votes will not be counted as votes against ratification.


                                     EXPERTS

     The audited balance sheets of Sensar as of December 31, 1999 and 1998, and the related statements of operations and comprehensive loss, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999, included in Sensar's report on Form 10-K for the year ended December 31, 1999, which is incorporated herein by reference, have been audited by Grant Thornton LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The audited consolidated balance sheet of Net2Wireless (a development stage company) and its subsidiaries as of December 31, 1999, and the related consolidated statements of operations, changes in shareholders' deficiency and cash flows from commencement of operations (April 1999) through December 1999, included in this Joint Proxy Statement/Prospectus and elsewhere in the registration statement, have been audited by Kost, Forer & Gabbay, a member of Ernst & Young International, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.


                          VALIDITY OF NEW COMMON STOCK

     The validity of the common stock offered hereby under Delaware corporate law and certain other legal matters will be passed upon for Sensar by Keith L. Pope, LLC, Salt Lake City, Utah.


                          INDEX TO FINANCIAL STATEMENTS

Sensar and Subsidiaries

     The audited consolidated financial statements of Sensar are incorporated by reference to Sensar's report on Form 10-K for the period ended December 31, 1999.

                          Title of Document                                      Page #
------------------------------------------------------------------------         ------
Net2Wireless and Subsidiaries

Report of Kost Forer & Gabbay, a Member of Ernst & Young International, independent public accountants

Consolidated Balance Sheet as of December 31, 1999

Consolidated Statement of Operations for the Period from Commencement of Operations (April 1999)through December 31, 1999

Statement of Changes in Shareholders' Deficiency

Consolidated Statement of Cash Flows

Notes to Consolidated Financial Statements



                       SENSAR CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
Consolidated Financial Statements:

     Report of Grant Thornton LLP, Independent Certified Public Accountants
          on the December 31, 1999, 1998 and 1997 financial statements      F-2

     Consolidated Balance Sheets as of December 31, 1999 and 1998           F-3

     Consolidated Statements of Operations and Comprehensive Loss
          for the Years Ended December 31, 1999, 1998 and 1997              F-4

     Consolidated Statements of Stockholders' Equity (Deficit)
          for the Years Ended December 31, 1999, 1998 and 1997              F-5

     Consolidated Statements of Cash Flows for the Years Ended
          December 31, 1999, 1998 and 1997                                  F-7

     Notes to Consolidated Financial Statements                             F-9


Financial Statement Schedules:

All financial statement schedules are omitted because they are not applicable or because the required information is contained in the Consolidated Financial Statements or the Notes thereto.



                              REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Sensar Corporation and Subsidiaries


We have audited the accompanying consolidated balance sheets of Sensar Corporation and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sensar Corporation and Subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                 /s/ Grant Thornton LLP
                                 Grant  Thornton  LLP


Salt Lake City, Utah
January 21, 2000 (except for Notes K and N, as to which the date is March 23, 2000)


                       Sensar Corporation and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS
                                                      December 31,
                                                -------------------------
                                                    1999          1998
                                                -------------  ----------
CURRENT ASSETS
Cash and cash equivalents                       $   3,735,115  $  694,959
Notes receivable (Note B)                           1,455,134     120,000
Other current assets                                   25,598         609
Net assets of discontinued operations (Note B)              -   3,491,469
                                                -------------  ----------
Total current assets                                5,215,847   4,307,037
OFFICE EQUIPMENT AND FURNISHINGS,
net of accumulated depreciation                        27,992      10,732
INVESTMENTS (Note D)                                  325,000           -
                                                -------------  ----------
                                                $   5,568,839  $4,317,769
                                                =============  ==========


                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                                                               December 31,
                                                         -------------------------
                                                             1999          1998
                                                         -------------  ----------
CURRENT LIABILITIES
Accounts payable                                         $     31,438   $    125,742
Accrued liabilities                                           150,320        142,455
                                                         ------------   ------------
Total current liabilities                                     181,758        268,197
LONG-TERM LIABILITIES AND DEFERRED GAIN
Deferred compensation (Note E)                              5,342,040              -
Deferred gain                                                 200,000              -
                                                         ------------   ------------
Total liabilities and deferred gain                         5,723,798        268,197
                                                         ------------   ------------
COMMITMENTS AND CONTINGENCIES (Notes C, E and K)                    -              -
STOCKHOLDERS' EQUITY (DEFICIT)
(Notes C, G, H, J and N)
Preferred stock, $.001 par value; authorized
10,000,000 shares; issued and outstanding
zero shares at December 31, 1999 and
3,039.95 shares at December 31, 1998                                -              3
Common stock, $.001 par value; authorized
290,000,000 shares; issued and outstanding
6,326,038 shares at December 31, 1999 and
5,228,366 shares at December 31, 1998                           6,326          5,228
Additional paid-in capital                                 34,850,817     30,701,333
Accumulated deficit                                       (35,012,102)   (26,282,308)
Notes receivable from exercise of options                           -       (374,684)
                                                         ------------   ------------
Total stockholders' equity (deficit)                         (154,959)     4,049,572
                                                         -------------  ------------
                                                         $  5,568,839   $  4,317,769
                                                         ============   ============

The accompanying notes are an integral part of these financial statements.



                                    Sensar Corporation and Subsidiaries

                                   CONSOLIDATED STATEMENTS OF OPERATIONS
                                           AND COMPREHENSIVE LOSS



                                                              Year ended December 31,
                                                     ------------------------------------------
                                                           1999          1998          1997
                                                     ------------   -----------   -------------
Revenues
Interest income                                      $    147,944   $   137,814   $    140,870
                                                     ------------   -----------   ------------
Costs and expenses
General and administrative                                893,416       708,890      1,081,168
Compensation expense for stock options (Note J)         5,885,833             -              -
Deferred compensation expense (Note E)                  5,342,040             -              -
Unusual charges (credits), net (Note M)                   (31,663)      649,949      1,383,964
Interest expense                                           31,811             -              -
Other                                                      21,665             -              -
                                                     ------------   -----------   ------------
                                                       12,143,102     1,358,839      2,465,132
                                                     ------------   -----------   ------------
Loss from continuing operations
before income taxes                                   (11,995,158)   (1,221,025)    (2,324,262)
Income taxes (Note F)                                           -             -              -
                                                     ------------   -----------   ------------
Loss from continuing operations                       (11,995,158)   (1,221,025)    (2,324,262)
Gain on sale of discontinued operations (Note B)        3,268,250             -              -
Income (loss) from discontinued operations (Note B)        22,528    (5,702,419)   (12,493,549)
                                                     ------------   -----------   ------------
Net loss                                               (8,704,380)   (6,923,444)   (14,817,811)
Other comprehensive income - foreign
currency translation adjustments                                -       (64,512)       (15,848)
                                                     ------------   -----------   ------------
Comprehensive loss                                   $ (8,704,380)  $(6,987,956)  $(14,833,659)
                                                     ============   ===========   ============
Loss per common share (Note I)
Continuing operations
Basic and diluted                                    $      (2.11)  $     (0.51)  $      (0.51)
Discontinued operations
Basic and diluted                                    $       0.58   $     (1.12)  $      (2.71)
Net loss
Basic and diluted                                    $      (1.53)  $     (1.63)  $      (3.22)
Loss from continuing operations applicable
to common stock                                      $(12,020,572)  $(2,567,588)  $ (2,339,262)
Weighted average common and
common equivalent shares outstanding
Basic and diluted                                       5,693,514     5,073,463      4,603,080

The accompanying notes are an integral part of these financial statements.



                                              Sensar Corporation and Subsidiaries

                                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                         Years ended December 31, 1999, 1998 and 1997

                                      Preferred stock                Common stock            Additional
                                  ------------------------     -------------------------      paid-in         Accumulated
                                   Shares         Amount          Shares        Amount        capital           deficit
                                  ----------    ----------     ----------     ----------     ----------     --------------
Balances at
January 1, 1997                      200,000    $ 200          4,287,116        $   4,287    $20,005,806     $  (4,418,780)

Shares issued for services
  rendered (Note H)                        -        -             21,940               22        262,137                 -

Shares issued upon exercise
  of options (Note J)                      -        -             87,052               87        115,538                 -

Shares surrendered in payment
  of advance (Note H)                      -        -               (696)              (1)        (9,999)                -

Shares purchased under
  employee stock purchase
  plan (Note J)                            -        -              6,163                6         83,995                 -

Shares issued upon exercise
  of warrants (Note J)                     -        -            345,045              345      4,497,034                 -

Shares issued to former
  executives (Note J)                      -        -             80,000               80      1,149,920                 -

Conversion of preferred
  stock (Note G)                    (200,000)    (200)            23,537               24            176                 -

Adjustment for translation
  of foreign currency                      -        -                  -                -              -                 -

Preferred dividends                        -        -                  -                -              -           (15,000)

Net loss for the year                      -        -                  -                -              -       (14,817,811)
                                  ----------    ------        ----------       ----------     ----------       -----------
Balances at
December 31, 1997                          -        -          4,850,157            4,850     26,104,607       (19,251,591)

Shares issued for services
  rendered (Note H)                        -        -             19,499               19        148,294                 -

Shares issued upon exercise
  of options (Note J)                      -        -            110,546              111        726,079                 -

Shares purchased under
  employee stock purchase
  plan (Note J)                            -        -             29,273               29         81,143                 -

Shares issued upon exercise
  of warrants (Note J)                     -        -             29,634               30        359,794                 -

Shares issued in private
  placement (Note G)                3,500.00        3                  -                -      3,281,605                 -

Conversion of preferred
  stock (Note G)                     (460.05)       -            189,257              189           (189)                -

Collection of and allowance
  on notes receivable from
  exercise of options
  (Note J)                                 -        -                  -                -              -                 -

Adjustment for translation
  of foreign currency                      -        -                  -                -              -                 -

Preferred dividends                        -        -                  -                -              -          (107,273)

Net loss for the year                      -        -                  -                -              -        (6,923,444)
                                  ----------    ------        ----------       ----------     ----------       -----------
Balances at
December 31, 1998                   3,039.95        3          5,228,366            5,228     30,701,333       (26,282,308)

Shares issued upon exercise
  of options (Note J)                      -        -            105,880              106           (106)                -

Shares issued upon exercise
  of warrants (Note J)                     -        -            411,764              412        231,967                 -

Conversion of preferred
  stock (Note G)                     (101.20)       -            128,032              128           (128)                -

Collection of and allowance
  on notes receivable from
  exercise of options
  (Note J)                                 -        -                  -                -              -                 -

Shares issued in private
  placement (Note H)                       -        -            500,000              500        986,105                 -

Redemption of preferred
  stock (Note G)                   (2,938.75)      (3)                 -                -     (2,938,747)                -

Conversion of debenture
  (Note H)                                 -        -             17,778               18         39,982                 -

Settlement of litigation
  (Note J)                                 -        -            (65,782)             (66)       (86,312)                -

Capital contribution for
  compensation from
  stock option grants
  (Note J)                                 -        -                  -                -      5,885,833                 -

Capital contribution for
  beneficial conversion
  feature                                  -        -                  -                -         30,890                 -

Preferred dividends                        -        -                  -                -              -           (25,414)

Net loss for the year                      -        -                  -                -              -        (8,704,380)
                                  ----------    ------        ----------       ----------     ----------       -----------

Balances at
December 31, 1999                          -   $    -          6,326,038       $    6,326    $34,850,817      $(35,012,102)
                                  ==========   =======        ==========       ==========    ===========      ============

                                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                         Years ended December 31, 1999, 1998 and 1997
(Continued)

                                     Notes           Accumulated
                                   receivable           other
                                     from            comprehensive
                                    exercise           income
                                   of options          (loss)             Total
                                  -------------      -------------     -------------
Balances at
January 1, 1997                   $       -          $ 80,360          $ 15,671,873

Shares issued for services
rendered (Note H)                         -                 -               262,159

Shares issued upon exercise
of options (Note J)                 (69,375)                -                46,250

Shares surrendered in
payment of advance (Note H)               -                 -               (10,000)

Shares purchased under
employee stock purchase
plan (Note J)                             -                 -                84,001

Shares issued upon exercise
of warrants (Note J)                      -                 -             4,497,379

Shares issued to former
executives (Note J)                       -                 -             1,150,000

Conversion of preferred
stock (Note G)                            -                 -                     -

Adjustment for translation
of foreign currency                       -           (15,848)              (15,848)

Preferred dividends                       -                 -               (15,000)

Net loss for the year                     -                 -           (14,817,811)
                                  ---------         ---------          ------------

Balances at
December 31, 1997                   (69,375)           64,512             6,853,003

Shares issued for services
rendered (Note H)                         -                 -               148,313

Shares issued upon exercise
of options (Note J)                (726,190)                -                     -

Shares purchased under
employee stock purchase
plan (Note J)                             -                 -                81,172

Shares issued upon exercise
of warrants (Note J)                      -                 -               359,824

Shares issued in private
placement (Note G)                        -                 -             3,281,608

Conversion of preferred
stock (Note G)                            -                 -                     -

Collection of and allowance
on notes receivable from
exercise of options
(Note J)                            420,881                 -               420,881

Adjustment for translation
of foreign currency                       -           (64,512)              (64,512)

Preferred dividends                       -                 -              (107,273)

Net loss for the year                     -                 -            (6,923,444)
                                  ---------         ---------          ------------
Balances at
December 31, 1998                  (374,684)                -             4,049,572

Shares issued upon exercise
of options (Note J)                       -                 -                     -

Shares issued upon exercise
of warrants (Note J)                      -                 -               232,379

Conversion of preferred
stock (Note G)                            -                 -                     -

Collection of and allowance
on notes receivable from
exercise of options
(Note J)                            265,371                 -               265,371

Shares issued in private
placement (Note H)                        -                 -               986,605

Redemption of preferred
stock (Note G)                            -                 -            (2,938,750)

Conversion of debenture
(Note H)                                  -                 -                40,000

Settlement of litigation (Note J)   109,313                 -                22,935

Capital contribution for
compensation from
stock option grants
(Note J)                                  -                 -             5,885,833

Capital contribution for
beneficial conversion
feature                                   -                 -                30,890

Preferred dividends                       -                 -               (25,414)

Net loss for the year                     -                 -            (8,704,380)
                                  ---------         ---------          ------------

Balances at
December 31, 1999                 $       -         $       -          $   (154,959)
                                  =========         =========          ============

The accompanying notes are an integral part of these financial statements.




                                             Sensar Corporation and Subsidiaries

                                            CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                             Year ended December 31,
                                                                                    -----------------------------------------
                                                                                        1999           1998          1997
                                                                                    -------------  ------------  ------------
Increase (decrease) in cash and cash equivalents
  Cash flows from investing activities
Loss from continuing operations                                                     $(11,995,158)  $(1,221,025)  $(2,324,262)
Adjustments to reconcile loss from continuing
operations to net cash used in continuing operations
Depreciation                                                                               6,385         2,475         4,294
Compensation expense for stock options (Note J)                                        5,885,833             -             -
Deferred compensation expense (Note E)                                                 5,342,040             -             -
Stock issued in payment of compensation                                                        -        46,338     1,188,041
Interest expense from beneficial conversion feature                                       30,890             -             -
Provision for (recovery of) impairment losses                                           (157,239)      621,549             -
Changes in assets and liabilities
Other current assets                                                                     (24,989)       26,886       (84,218)
Accounts payable                                                                         (94,304)      (35,614)       97,871
Accrued liabilities                                                                      112,138        57,201        69,520
                                                                                    ------------    ----------   -----------
Net cash used in
continuing operations                                                                   (894,404)     (502,190)   (1,048,754)

Net cash used in
discontinued operations                                                                 (195,411)   (2,207,682)   (4,073,303)
                                                                                    ------------    ----------   -----------
Net cash used in
operating activities                                                                  (1,089,815)   (2,709,872)   (5,122,057)
                                                                                    ------------    ----------   -----------

  Cash flows from investing activities
Purchase of office equipment and furnishings                                             (23,645)       (9,022)         (200)
Collection of notes receivable                                                           365,411             -             -
Issuance of note receivable                                                              (35,000)            -             -
Increase in investments                                                                 (325,000)            -             -
                                                                                    ------------    ----------   -----------

Net cash used in investing activities of
continuing operations                                                                    (18,234)       (9,022)         (200)

Net cash provided by (used in) sale of
discontinued operations and other investing activities of discontinued operations      5,566,491        37,495      (854,011)
                                                                                    ------------    ----------   -----------
Net cash provided by (used in)
investing activities                                                                   5,548,257        28,473      (854,211)
                                                                                    ------------    ----------   -----------
  Cash flows from financing activities
Net proceeds from issuance of common
stock and exercise of options and warrants                                             1,628,984     3,743,485     4,627,630
Redemption of preferred stock                                                         (3,071,437)            -             -
Preferred dividends paid                                                                       -             -       (15,000)
Proceeds from issuance of convertible debenture                                           40,000             -             -
                                                                                    ------------    ----------   -----------
Net cash provided by (used in) financing
activities of continuing operations                                                   (1,402,453)    3,743,485     4,612,630
Net cash used in financing activities of
discontinued operations                                                                  (15,833)   (1,515,088)     (104,583)
                                                                                    ------------    ----------   -----------
Net cash provided by (used in)
financing activities                                                                  (1,418,286)    2,228,397     4,508,047
                                                                                    ------------    ----------   -----------
Effect of exchange rates on cash                                                               -       (64,512)      (15,848)
Net increase (decrease) in cash and cash equivalents                                   3,040,156      (517,514)   (1,484,069)
                                                                                    -------------  ------------  ------------
Cash and cash equivalents at beginning of year                                           694,959     1,212,473     2,696,542
                                                                                    ------------    ----------   -----------
Cash and cash equivalents at end of year                                            $  3,735,115    $  694,959   $ 1,212,473
                                                                                    ============    ==========   ===========

Supplemental disclosures of cash flow information
  Cash paid during the year for
Interest                                                                            $     29,839    $  146,510   $   299,438
Income taxes                                                                                   -             -             -

Significant noncash investing and financing activities
  Acquisition of equipment through long-term obligations                            $          -    $        -   $   326,960
  Notes receivable issued in exercise of stock options                                   726,190        69,375             -
  Conversion of debenture into common stock                                               40,000             -             -

The accompanying notes are an integral part of these financial statements.


NOTE  A  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

1.     Business  activity  and  principles  of  consolidation

Sensar Corporation (formerly Larson-Davis Incorporated) (the Company) was primarily engaged in the design, development, manufacture, and marketing of analytical instruments. The Company has sold or otherwise disposed of all product lines of this business (Note B) and has no current operations. The accompanying consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiaries; SECO, Inc. (formerly Larson-Davis Laboratories Corporation), Sensar Instruments, Inc. (formerly Sensar Corporation), Eagle Lake Ventures, Inc., and Larson Davis Ltd. (a UK Corporation). All subsidiaries except Eagle Lake Ventures, Inc. are inactive at December 31, 1999. All significant intercompany transactions and accounts have been eliminated in consolidation.

2.     Depreciation

Office equipment and furnishings are stated at cost. Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over estimated service lives of three to five years. The straight-line method of depreciation is followed for financial reporting purposes and accelerated methods are used for income tax purposes.

3.     Income  taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized.

4.     Cash  and  cash  equivalents

For purposes of the financial statements, the Company considers all highly liquid debt instruments with an original maturity of three months or less when purchased to be cash equivalents.

5.     Net  loss  per  common  share

The Company follows the provisions of Statement of Financial Accounting Standards No. 128 "Earnings Per Share" (SFAS No. 128). SFAS No. 128 requires the presentation of basic and diluted EPS. Basic EPS are calculated by dividing earnings (loss) available to common shareholders by the weighted average number of common shares outstanding during each period. Diluted EPS are similarly calculated, except that the weighted average number of common shares outstanding includes common shares that may be issued subject to existing rights with dilutive potential.

6.     Concentrations  of  credit  risk

The Company's financial instruments that are exposed to concentration of credit risk consist primarily of cash equivalents and notes receivable. The Company maintains its cash and cash equivalents principally at one major financial institution. Cash equivalents are invested through a daily repurchase agreement with the financial institution. The agreement provides for the balance of available funds to be invested in an undivided interest in one or more direct obligations of, or obligations that are fully guaranteed as to principal and interest by, the United States Government, or an agency thereof. These securities are not a deposit and are not insured by the Federal Deposit Insurance Corporation.

At December 31, 1999, approximately $1 million of the total notes receivable is owed by one debtor and arose out of the sale of the Jaguar product line.
Although the note is unsecured, the Company reviewed the credit worthiness of the note holder and believes that the balance is fully collectible.

7.     Use  of  estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses during the reporting period. Estimates also affect the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from these estimates.

8.     Fair  value  of  financial  instruments

The estimated fair value of financial instruments is not presented because, in management's opinion, the carrying amounts and estimated fair values of financial instruments in the accompanying consolidated balance sheets are not materially different.

9.     Stock  options

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options rather than adopting the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS 123).


NOTE  B  -  DISCONTINUED  OPERATIONS

Historically, the Company developed and marketed various products in one industry segment, analytical instrumentation. These historical product lines were sold or otherwise disposed of as follows:

1.     During  1998,  the  Company  sold  its supercritical fluid chromatography
(SFC)  product  and  abandoned  its  TOF2000  mass  spectrometer  product.

2. At March 31, 1999, the Company sold the assets and operations associated with its acoustics division to PCB Group, Inc. (PCB), except for certain real estate, which was sold to PCB in July 1999. The Company received gross cash proceeds of approximately $5.3 million, a note for $500,000, and the assumption or payoff of approximately $1.7 million of liabilities. The note bears interest at 7.28 percent and is payable at $22,450 per month with the balance due April 2000.

3. The Jaguar mass spectrometer assets and operations were sold to LECO Corporation (LECO) in August 1999. The Company received proceeds of approximately $1.8 million, consisting of cash of approximately $800,000 (net of certain expenses, payments, and third quarter losses, but without deductions for losses incurred prior to June 30 or the delivery of two Jaguar units to Brigham Young University at no charge), and a non-interest bearing note with a carrying value of $1,000,000 (interest imputed at 6.92 percent). The note is due August 2000 and is not collateralized.

4. The CrossCheck technology was returned to Brigham Young University and the associated license agreement was terminated during the quarter ended September 30, 1999.

5. In August 1999, the right to receive royalty payments on the ANOMS intellectual property was assigned to Lochard Pty Ltd for installment payments totaling $200,000, plus contingent payments based upon future performance.

The analytical instrumentation operations of the Company have been accounted for as discontinued operations, and accordingly, these assets and liabilities have been segregated as "net assets of discontinued operations" in the accompanying consolidated balance sheets. The results of operations and cash flows associated with these assets and liabilities are segregated and reported as discontinued operations in the accompanying consolidated statements of operations and cash flows. All periods presented have been restated to reflect the discontinued operations. Information related to the discontinued operations of the analytical instrumentation business is set forth below:


                                                                      Year ended December 31,
                                                           ------------------------------------------
                                                                1999          1998           1997
                                                           ------------   -----------    ------------
Net sales                                                  $  1,763,711   $  8,729,192   $  8,313,328

Costs and operating expenses:
Cost of sales                                                  (970,730)    (5,241,186)    (6,074,883)
Research and development                                       (653,605)    (2,919,945)    (4,860,993)
Selling, general and administrative                            (833,608)    (3,346,298)    (4,938,114)
Unusual credits, net                                            537,258     (2,786,784)    (4,553,391)
                                                           ------------   ------------   ------------
Operating loss                                                 (156,974)    (5,565,021)   (12,114,053)
Other expense, net                                              (70,470)      (137,398)      (379,496)
Less loss subsequent to measurement
date of June 30, 1999 charged against gain on disposition
                                                                249,972              -              -
                                                           ------------   ------------   ------------
Income (loss) from discontinued operations
                                                           $     22,528   $ (5,702,419)  $(12,493,549)
                                                           ============   ============   ============


Net assets of discontinued operations consist of the following elements at December 31, 1998 (none at December 31, 1999):


Trade accounts receivable, net               $1,681,755
Inventories                                   2,046,871
Other current assets                             93,160
Property and equipment, net                   1,316,516
Assets under capital lease obligations, net     202,026
Intangible assets, net                          322,779
Accounts payable                               (412,379)
Accrued liabilities                            (779,228)
Long-term debt                                 (682,982)
Capital lease obligations                      (297,049)
                                             ----------
Total                                        $3,491,469
                                             ==========


NOTE  C  -  CHANGE  IN  EXECUTIVE  MANAGEMENT

Effective April 21, 1999, the then current members of the board of directors of the Company resigned and a new board and chief executive officer were appointed. The Company entered into an employment agreement with a new chief executive officer which provides for annual compensation of $96,000. The term of the employment agreement is through December 31, 2002, but renews automatically such that there is always one year remaining under the agreement. In the event this agreement is terminated, other than for cause, the Company is required to pay the chief executive officer the greater of the amount of salary remaining under the term of the contract or the salary for a one-year period.

In connection with the appointment of the new chief executive officer, he was granted an option to acquire 200,000 shares of common stock, half of which is exercisable at $1.50 per share and the other half at $2.50 per share. The option is immediately exercisable, expires three years after grant, and has a cashless exercise provision.

Under the employment agreements of the former chief executive officer and former chief operating officer, each had the right to terminate his employment agreement for cause with the sale of the assets of the acoustics division (Note
B) and to receive compensation equal to his base salary remaining under his employment agreement, which would have been approximately $560,000 in the aggregate for the two officers. In lieu of this payment the new board of directors negotiated a termination benefit of $195,000 in the aggregate (recorded as unusual charges) and consulting/employment arrangements whereby the former chief executive officer would provide transitional consulting services to the Company and the former chief operating officer would continue as the chief operating officer of the Company to supervise the ongoing operations of the Company in exchange for monthly compensation of $10,000 each and aggregate options to acquire 140,000 shares of common stock, half of which were exercisable at $1.50 per share and the other half at $2.50 per share.


NOTE  D  -  INVESTMENTS

The Company invested $150,000 in PayStation.com, Inc. (PayStation) in the form of $75,000 for a convertible promissory note and $75,000 for 15,000 shares of convertible preferred stock, representing 2.5 percent of the offering. PayStation has repaid the promissory note, leaving a balance of $75,000 as the Company's investment. PayStation is an internet-based company that has the capability to deliver internet-based financial services to consumers who prefer to pay bills through the internet. The Company's investment in PayStation is accounted for under the cost method of accounting.

The Company also participated in the second round funding of Durect Corporation (Durect), a pioneer in drug therapy treatments, employing subcutaneous delivery technology and paid $250,000 for preferred stock convertible into approximately 1 percent of Durect. The Company's investment in Durect is accounted for under the cost method of accounting.


NOTE E - DEFERRED COMPENSATION PLAN

On June 24, 1999, the board adopted a deferred compensation plan to provide long-term incentive compensation to the members of the board and certain other consultants or members of management. The plan establishes an unfunded deferred compensation pool, based on specified percentages of the Company's net income and increases in its market capitalization. No earnings compensation will be paid into the pool until the cumulative net income from the operations under the new board has exceeded $2,000,000 and no amounts will be paid for increases in market capitalization unless the increase in market capitalization exceeds 150 percent of any increase in the Russell 2000 Index (with appropriate adjustments for additional capital infusions or acquisitions). The chief executive officer, received an initial 30 percent ownership in the pool and may grant the other 70 percent to persons other than himself and his family. To date, he has granted a total of 11 percent to others. On December 31, 2002, amounts due, if any, will be paid out to the participants. However, in the event of a change of control of the Company, as defined in the agreement, or in the event the deferred compensation plan is terminated by the board of directors, a distribution of the deferred compensation pool will be required. In either of these two events, the amount of the distribution would be equal to the amount in the deferred compensation pool or $5 million, whichever is greater. Additionally, in the event the employment agreement of the chief executive officer is terminated, other than for cause, he is entitled to his share of the deferred compensation pool, but not less than $1.5 million. In connection with the planned acquisition of Net2Wireless discussed in Note N to the financial statements, the deferred compensation plan would be terminated and the participants in the plan would abandon their interest in the plan subject only to shareholder approval of options previously granted to the participants.

Deferred compensation expense is measured based on the changes in factors which determine the amount of the deferred compensation pool, which to date has solely been the change in market capitalization of the Company's common stock. For the year ended December 31, 1999, the Company recognized deferred compensation expense of $5,342,040 representing the current amount of the deferred compensation pool multiplied by 41 percent for the interests granted through December 31, 1999.


NOTE  F  -  INCOME  TAXES

The income tax expense (benefit) reconciled to the tax computed at the statutory federal rate of 34 percent is as follows:


                                                        Year ended December 31,
                                               ---------------------------------------
                                                   1999          1998           1997
                                               -----------   -----------   -----------
Income taxes (benefit) at statutory rate       $(2,959,489)  $(2,353,971)  $(5,038,056)
State income taxes (benefit)
net of federal tax effect                         (287,245)     (228,474)     (488,988)
Amortization of acquired technology                      -       900,420        60,797
Settlement with former directors                    33,723        70,427       165,750
Operating losses with no current tax benefit     3,199,056     1,605,535     5,292,150
Other, net                                          13,955         6,063         8,347
                                               -----------   -----------   -----------
Income tax expense                             $         -   $         -   $         -
                                               ===========   ===========   ===========


Deferred  income  tax  assets  and  liabilities  are  as  follows:

                                                      December 31,
                                             -----------------------------
                                                  1999           1998
                                             -------------   -------------
Deferred tax assets
Benefit of net operating loss carryforwards  $   8,340,728   $   7,831,621
Compensation expense for stock options           2,141,656               -
Deferred compensation expense                    1,992,581               -
Capitalized software development costs and
amortization of intangible assets                  257,383         796,526
Inventory allowances                                     -         376,365
Accrued liabilities                                 34,664         113,199
Allowance for doubtful accounts                     27,043         256,287
Other, net                                           4,364           4,345
                                             -------------   -------------
                                                12,798,419       9,378,343
Less valuation allowance                       (12,798,310)     (9,373,873)
                                             -------------   -------------
                                                       109           4,470
Deferred tax liabilities
Depreciation of property and equipment                (109)         (4,470)
                                             -------------   -------------
Net deferred tax asset                       $           -   $           -
                                             =============   =============


The Company has sustained net operating losses in each of the periods presented. There were no deferred tax assets or income tax benefits recorded in the financial statements for net deductible temporary differences or net operating loss carryforwards because the likelihood of realization of the related tax benefits cannot be established. Accordingly, a valuation allowance has been recorded to reduce the net deferred tax asset to zero and consequently, there is no income tax provision or benefit for any of the periods presented. The increase in the valuation allowance was $3,424,437, $1,614,711, and $5,268,566 for the years ended December 31, 1999, 1998, and 1997, respectively.

As of December 31, 1999, the Company had net operating loss carryforwards for tax reporting purposes of approximately $22,000,000 expiring in various years through 2014. Utilization of approximately $3,100,000 of the total net operating loss is dependent on the future profitable operation of Sensar Instruments, Inc. under the separate return limitation rules and limitations on the carryforward of net operating losses after a change in ownership. If the planned acquisition of Net2Wireless discussed in Note N to the financial statements is consummated, it is expected that the availability of all of the net operating losses will be substantially restricted because of the change of control and lack of continuity of business interests.


NOTE  G  -  PREFERRED  STOCK

     1998  Series  A  Preferred  Stock

In February 1998, the Company completed the private placement of shares of 1998 Series A Preferred Stock (the "Preferred Stock") and warrants to purchase common stock for gross proceeds of $3,500,000. Of this amount, approximately $549,000 was assigned as the value of the warrants and the balance was assigned as the value of the Preferred Stock. The Preferred Stock bore an annual dividend of four percent per annum and had a liquidation preference equal to $1,000 per share plus all accrued, but unpaid dividends. The Preferred holders voted as a class with the common stockholders.

The Preferred Stock was convertible at the election of the holders into that number of shares of common stock calculated by dividing $1,000 plus any accrued but unpaid dividends, by the lower of (1) $9.00 or (2) 85 percent of the average closing price of the common stock for the ten trading days preceding the conversion. During the years ended December 31, 1999 and 1998, holders of
101.20 shares and 460.05 shares of Preferred Stock converted their shares into 128,032 and 189,257 shares of common stock, respectively.

In an attempt to eliminate the potential market disruption of a significant conversion of the Preferred Stock into common stock, the Company used part of the proceeds from the sale of the assets of the acoustic division (Note B), to reacquire and cancel 100 percent of the outstanding shares of Preferred Stock for approximately $3.07 million, including accrued but unpaid dividends. The Company agreed to reprice one-half of the associated warrants at $1.25 per share and to cancel the other half of the warrants.

     1995  Series  Preferred  Stock

During the year ended June 30, 1995, the Company issued 200,000 shares of 1995 Series Preferred Stock in payment of $500,000 of short-term debt. The Preferred Stock had a liquidation preference equal to $2.50 per share, plus unpaid dividends. This Preferred Stock paid cumulative dividends at a rate of $0.225 per share per annum, payable monthly. The Preferred Stock was convertible into common stock at the option of the holder or the option of the Company at the rate of $7.50 per share divided by an amount equal to the average of the closing bid prices for the common stock for the twenty consecutive trading days immediately prior to the date that the holder provided notice of such conversion. The Preferred Stock was converted, in accordance with the governing provisions of the designation, into 23,537 shares of common stock effective April 30, 1997.


NOTE  H  -  COMMON  STOCK

At a special meeting of stockholders held on March 18, 1999, a one-for-five consolidation of the issued and outstanding common stock of the Company was approved. The board of directors implemented the consolidation of the common stock effective at the close of business on April 30, 1999. At the close of business on January 17, 2000, a forward two-for-one stock split became effective for the issued and outstanding common stock of the Company. All common share and per common share information included in the accompanying financial statements has been retroactively restated to reflect the one-for-five consolidation and the two-for-one forward stock split.

In May 1999, the Company completed a private placement of 500,000 shares of common stock at $2.00 per share. The net proceeds to the Company, after associated expenses, were approximately $987,000. The stock issued was subsequently registered for resale with the Securities and Exchange Commission. During 1999, the Company also issued a convertible debenture in the amount of $40,000, which was converted into 17,778 shares of common stock in December 1999.

During the years ended December 31, 1998 and 1997, the Company issued 19,499 shares and 21,940 shares, respectively, of common stock valued at prices ranging from $5.75 to $11.58 per share and $8.45 to $33.13 per share, respectively, for services rendered. During the year ended December 31, 1997, an officer surrendered 696 shares of common stock in payment of a noninterest-bearing advance.


NOTE  I  -  EARNINGS  (LOSS)  PER  COMMON  SHARE

The following data show the amounts used in computing net loss per common share from continuing operations, including the effect on net loss for preferred stock dividends and a beneficial conversion feature associated with preferred stock and warrants. The following data also show the weighted average number of shares and rights to acquire shares with dilutive potential. For 1998, loss from continuing operations applicable to common stock includes a noncash imputed dividend to the preferred shareholders related to the beneficial conversion feature on the 1998 Series A Preferred Stock and related warrants (Note G). The beneficial conversion feature is computed as the difference between the market value of the common stock into which the Series A Preferred Stock can be converted and the value assigned to the Series A Preferred Stock in the private placement. The imputed dividend is a one-time, noncash charge increasing the net loss per common share.



                                                                      Year ended December 31,
                                                            ------------------------------------------
                                                                1999           1998            1997
                                                            ------------   ------------   ------------
Loss from continuing operations                             $(11,995,158)  $ (1,221,025)  $ (2,324,262)
Dividends on preferred stock                                     (25,414)      (107,273)       (15,000)
Imputed dividend from beneficial conversion feature                    -     (1,239,290)             -
                                                            ------------   ------------   ------------
Loss from continuing operations applicable to common stock
                                                            $(12,020,572)  $ (2,567,588)  $ (2,339,262)
                                                            ============   ============   ============


                                                                                                      Year ended December 31,
                                                                                                  -------------------------------
                                                                                                    1999       1998       1997
                                                                                                  ---------  ---------  ---------
Common shares outstanding during the entire year                                                  5,228,366  4,850,157  4,287,116

Weighted average common shares issued during the year                                               465,148    223,306    315,964
                                                                                                  ---------  ---------  ---------

Weighted average number of common shares used in basic EPS                                        5,693,514  5,073,463  4,603,080

Dilutive effect of stock options and warrants                                                             -          -          -
                                                                                                  ---------  ---------  ---------

Weighted average number of common shares and dilutive potential common stock used in diluted EPS  5,693,514  5,073,463  4,603,080
                                                                                                  =========  =========  =========

For the years ended December 31, 1999, 1998 and 1997, none of the options and warrants that were outstanding, as described in Note J, were included in the computation of diluted EPS because to do so would have been anti-dilutive.


NOTE  J  -  STOCK  OPTIONS  AND  WARRANTS

1.     Stock-based  compensation  plans

During the periods presented in the accompanying financial statements, the Company had stock options that were granted under four stock option plans: the 1991 Director Stock Option Plan (the 1991 Director Plan); the 1996 Director Stock Option Plan (the 1996 Director Plan); the 1997 Stock Option and Award Plan (the 1997 Employee Plan); and the 1987 Stock Option Plan (the 1987 Employee
Plan). The Company has also granted options under executive employment agreements.

A summary of the status of the options granted under the Company's stock option plans and employment agreements at December 31, 1999, 1998, and 1997 and changes during the years then ended is presented in the table below:

                                                Year ended December 31,
                          ---------------------------------------------------------------------
                                 1999                    1998                   1997
                          ---------------------  ---------------------- -----------------------
                                     Weighted-               Weighted-               Weighted-
                                      average                 average                 average
                                      exercise                exercise                exercise
                           Shares      price       Shares      price       Shares      price
Outstanding at beginning
of year                    924,990   $    10.53  1,014,736   $    13.55  1,219,936   $    12.18
                          ---------              ----------  ----------
Granted                    560,000         2.05    704,000         9.95    480,800        15.35
Exercised                 (105,880)        1.61   (110,546)        6.58   (116,000)        6.70
Forfeited                 (830,178)        9.44   (130,400)       12.88          -            -
Canceled                   (24,000)        7.34   (552,800)       15.55   (570,000)       13.53
                          --------                --------               ---------
Outstanding at end
of year                    524,932   $     5.17    924,990   $    10.53  1,014,736   $    13.55
                          ========                ========               =========
Exercisable at
end of year                515,144   $     5.03    482,994   $    10.20    469,742   $    11.23
                          ========                ========               =========


The weighted-average fair value of each option grant is $0.89, $2.88 and $7.60 for the years ended December 31, 1999, 1998 and 1997, respectively, and is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants during the years ended December 31, 1999, 1998 and 1997, respectively: risk-free interest rates of 5.1 percent, 5.5 percent, and 6.0 percent; expected dividend yields of zero for all periods; expected lives of 2.5, 5.4, and 5.8 years; and expected volatility of 114 percent, 46 percent, and 42 percent.

A summary of the status of the options outstanding under the Company's stock option plans and employment agreements at December 31, 1999 is presented below:

                                          Weighted-
                                          average        Weighted-                 Weighted-
                                          remaining      average                   average
                              Number      contractual    exercise    Number        exercise
Range of exercise prices   outstanding    life (years)   price       exercisable   price
------------------------   -----------    ------------   ---------   -----------   ---------

$1.50 - $2.00               120,000        2.40           $ 1.58      120,000       $ 1.58
$2.01 - $3.00               270,000        1.96             2.50      270,000         2.50
$3.01 - $17.50              134,932        2.56            13.71      125,144        13.78
                            -------                                   -------
$1.50 - $17.50              524,932        2.28           $ 5.17      515,144       $ 5.03
                            =======                                   =======

In January 1996, the Company granted options to three executives under newly executed employment agreements. The agreements granted options to acquire an aggregate of 330,000 shares of common stock at an exercise price of $10.625 per share. The options under the employment agreements vested 20 percent on the grant date and 20 percent for each year of service thereafter, and would have expired in January 2006. All of the options granted in 1996 were canceled in 1997.

In 1998 and 1997, two former executives exercised options to acquire 110,546 shares and 12,000 shares, respectively, of common stock in exchange for notes receivable in the aggregate amount of $726,190 and $69,375, respectively. In 1998, the Company established a reserve of $400,000 against these notes due to the uncertainty of their collection in light of the decline in the price of the Company's common stock. During 1999, the Company agreed to accept substantially all of the proceeds from the sale of the common stock held by one of the former officers of approximately $438,000 in satisfaction of his notes totaling $726,190. The note for $69,375 was extinguished as part of a settlement of litigation against the other former officer.

In conjunction with the 1997 employment of a new chief executive officer, the Company granted options to acquire 400,000 shares of common stock. The options were granted at $14.375 per share, but were exercisable at the lower of the grant price or 80 percent of the trading price on the date of exercise (but not less than $9.00 per share). During 1998, this option was canceled in favor of an option to purchase 400,000 shares of common stock at prices ranging from $9.00 to $16.25 per share. During 1998, the Company granted options to acquire 120,000 shares of common stock to a new chief operating officer at prices ranging from $7.475 to $13.75 per share. All of the foregoing options were forfeited in April 1999 with the resignation of both officers from the board of directors (Note C).

A new chief executive officer was appointed in April 1999 (Note C). In conjunction with his appointment, the chief executive officer was granted an option to acquire 200,000 shares of common stock, half of which are exercisable at $1.50 per share and half at $2.50 per share. During April and May, three new non-executive directors were appointed to the board. On appointment, each received an option to acquire 200,000 shares of common stock, half of which are exercisable at $1.50 per share and half at $2.50 per share. Under Nasdaq corporate governance rules, these options are subject to shareholder approval. Additionally, options to acquire an aggregate of 360,000 shares of common stock have been granted principally to nonemployees, at prices ranging from $1.50 to $2.50 per share. All of these options are immediately exercisable, generally expire three years after grant, and have a cashless exercise provision.

Generally accepted accounting principles require that compensation be recorded each period for stock options with cashless exercise provisions granted to management, equal to the change in the stock price above the exercise price. If the price of the stock declines during the period, a credit is recorded against previously recorded compensation expense, but not in excess of the cumulative compensation recorded since the grant date. During the year ended December 31, 1999, the Company recognized $5,618,740 as a non-cash compensation charge as a consequence of the cashless exercise provisions of the options granted to management to acquire an aggregate of 240,000 shares. Additionally, the Company has recorded non-cash compensation expense during the year ended December 31, 1999, of $267,093 for stock options granted to nonemployees to acquire an aggregate of 270,000 shares of common stock. The compensation expense was based on the fair value of options granted using the assumptions discussed earlier in this Note.

In November 1999, the board of directors approved options to acquire an aggregate of 1,600,000 shares of common stock for $2.00 per share to the chief executive officer, to the non-executive members of the board of directors, and to the Company's chief consultant. These grants are subject to shareholder approval, which approval will be sought at the next meeting of shareholders. If these options are approved by the shareholders, the participants in the deferred compensation plan have agreed to abandon their interests in the deferred compensation pool and the board of directors has agreed to terminate the deferred compensation plan. If approved by the shareholders, the Company would record compensation expense as measured under generally accepted accounting principles on the date of shareholder approval, less the amount of the deferred compensation liability terminated at that date.

Under the 1991 Director Plan, the Company granted options to acquire 12,000 shares of common stock annually to each director. Under this plan, the Company may grant up to an aggregate of 300,000 options. Options granted under this plan vested immediately and expired five years after the grant. The 1991 Director Plan terminated July 1, 1996.

Under the 1996 Director Plan, the Company reserved 560,000 shares of common stock to be granted to directors of the Company. In 1996, the Company granted options to each director to acquire 80,000 shares of common stock (for a total of 400,000 options) at $17.50 per share. Options under the 1996 Director Plan vested 25 percent on the grant date and 25 percent for each year of service thereafter and expire five years after their vesting date. Of the options granted in 1996, options with respect to 240,000 shares were canceled in 1997. During 1998, options with respect to an additional 120,000 shares were canceled or forfeited, leaving options for 40,000 shares outstanding at December 31, 1999. The 1996 Director Plan terminated May 9, 1999.

Under the 1987 Employee Plan, as amended in 1994, the Company could grant options to acquire up to 300,000 shares of common stock, of which options to acquire 152,923 shares were exercised and no options are outstanding as of December 31, 1999. The 1987 Employee Plan terminated November 9, 1997.

The 1997 Employee Plan reserves 300,000 shares of common stock for issuance pursuant to stock options or stock awards granted, of which options to acquire 151,880 shares have been exercised or are outstanding and 105,554 shares have been awarded to employees and others as of December 31, 1999. Concurrently with the granting of certain options in 1998, the Company canceled existing options previously granted to certain employees to purchase 72,800 shares of common stock at prices ranging from $11.725 to $26.25 per share. Shares awarded primarily consist of stock issued to former management in November 1977 in connection with their termination and were recorded at fair value of $1,150,000 on the date of their termination.

The  Company  adopted  the 1997 Employee Stock Purchase Plan (the Stock Purchase
Plan) effective as of February 1, 1997. The maximum number of shares of common stock which are available under this plan is 40,000 shares. The Stock Purchase Plan provided an opportunity to the employees of the Company to purchase shares of common stock in the Company at 85 percent of fair market value on each offering date. During the years ended December 31, 1998 and 1997, the employees of the Company purchased 29,273 and 6,163 shares of common stock for gross proceeds of $81,172 and $84,001, respectively. The Stock Purchase Plan expired December 31, 1998.

The Company accounts for options granted to management and to the members of the board of directors under APB 25 and its related interpretations and the opinions of the Emerging Issues Task Force. Had compensation cost for these plans been determined based on the fair value of the options at the grant dates for awards under these plans consistent with the method prescribed by SFAS 123, the Company's net loss and loss per common share would have been changed to the pro forma amounts indicated below:

                                                  Year ended December 31,
                                          -----------------------------------------
                                               1999         1998          1997
                                          ------------  -----------   -------------
Net loss                     As reported  $(8,704,380)  $(6,923,444)  $(14,817,811)
                             Pro forma     (3,492,019)   (7,337,855)   (16,118,507)

Net loss per common share    As reported  $     (1.53)  $     (1.63)  $      (3.22)
                             Pro forma          (0.62)        (1.79)         (3.50)

2.     Stock  warrants

In 1998, in connection with a private placement of the Preferred Stock, the Company granted warrants to purchase 280,000 shares of common stock at $11.25 per share. In connection with the redemption of the remaining Preferred Stock in 1999, the Company canceled one half of the remaining warrants and reduced the exercise price of the other half to $1.25 per share.

In conjunction with a private placement of common stock in May 1995, the Company issued warrants to a group of investors to acquire common stock of the Company. After that time, the Company issued additional warrants to this group as the previously outstanding warrants were exercised.

In January 1997, the board of directors approved a reduction in the exercise price, from $15.625 to $13.25 per share, of certain of these warrants related to 686,333 shares of common stock. In consideration of this reduction, the holders of the warrants agreed to the early exercise of the warrants which were otherwise permitted to be exercised until November 1, 1998. The holders agreed to exercise 307,124 shares on or before January 31, 1997, which exercise occurred and resulted in gross proceeds to the Company of $4,069,393. This initial issuance was priced at $15.625 per share and resulted in the issuance of 260,441 shares, with 46,683 shares held in reserve, because the reduced pricing was contingent upon the timely exercise of the warrants related to all 686,333 shares.

The agreement relating to the exercise of the remaining 379,209 warrants was amended on November 14, 1997. The exercise price remained at $13.25 per share or an aggregate of $5,024,517 to be paid in ten equal installments commencing November 15, 1997, and continuing on the day that was five weeks subsequent to the preceding payment until the full amount was paid. On receipt of each payment, the Company agreed to issue a certificate representing the stock then being acquired, calculated at an exercise price of $13.25 per share, and issue a replacement warrant covering the same number of shares. Additionally, on receipt of the first payment, the Company agreed to deliver certificates representing the 46,683 shares held in reserve and to issue replacement warrants for the 307,124 shares, exercised in January 1997, referred to in the previous paragraph. Replacement warrants had an exercise price of $21.875 per share and were exercisable at any time through April 16, 2003. In the event that a warrant holder failed to make one or more payments when due, that portion of the outstanding warrants that was then due would thereafter have an exercise price of $15.625 per share and the holder would not be entitled to a replacement warrant, if and when the outstanding warrant was exercised. Due to the declining market price of the Company's common stock, this group only exercised 67,555 warrants after the amendment, and the remaining warrants expired in November 1998.

In November 1999, the exercise price of 374,680 warrants and 44,900 warrants with exercise prices of $21.875 and $11.25, respectively, were reduced to $2.00 per share.

A summary of the status of common stock underlying the warrants issued and changes during the years is presented in the table below:

                                        Year ended December 31,
                   --------------------------------------------------------------------
                           1999                   1998                   1997
                   ----------------------   --------------------   --------------------
                                Weighted-              Weighted-              Weighted-
                                average                average                average
                                exercise               exercise               exercise
                    Shares      price       Shares     price       Shares     price
                    ------      ---------   ------     ---------   ------     ---------
Outstanding at
beginning of year   654,680     $17.33       840,067   $17.23       840,067   $15.63
Granted             537,130       1.84       309,634    12.28       345,045    21.88
Exercised          (534,330)      1.84       (29,633)   13.25      (345,045)   13.25
Expired                   -          -      (465,388)   14.03             -        -
Canceled           (654,680)     17.33             -        -             -        -
                   --------                 --------               --------
Outstanding at
end of year           2,800     $ 1.25       654,680   $17.33       840,067   $17.23
                   ========                 ========               ========


NOTE  K  -  COMMITMENTS  AND  CONTINGENCIES

1.     Litigation

In September 1999, certain former employees of the Company filed a lawsuit against the Company seeking damages for non-payment of a bonus arrangement, plus penalties and attorneys fees. The Company denies that the conditions of the bonus were met, has filed a motion to dismiss certain claims, and intends to vigorously defend its position. Management of the Company believes that it has substantial defenses to the claims and does not believe that the ultimate outcome of this litigation will have a material impact on the financial position of the Company. In March 2000, the chief executive officer agreed to indemnify the Company for all costs and expenses, including any judgments, arising out of this litigation subsequent to March 1, 2000.

2.     Operating  lease

The Company leases certain office space under an operating lease for $2,256 per month. At December 31, 1999 the chief executive officer of the Company is a guarantor on the lease and in March 2000, he assumed responsibility for payment of the lease through its expiration in September 2002. Minimum future payments under this non-cancelable operating lease at December 31, 1999 are as follows:


Year ending December 31,
------------------------
2000                        $27,343
2001                         28,436
2002                         21,961
Thereafter                        -
                            $77,740


NOTE  L  -  RELATED  PARTY  TRANSACTION

The Company entered into a consulting arrangement during 1997, with a corporation owned and controlled by a former director of the Company who resigned in April 1998. Under the terms of the arrangement, the corporation agreed to provide the Company with advisory and consulting services concerning the commercialization of the technology held by Sensar Instruments, Inc., the identification of markets for such products, the establishment of marketing contacts, and the development of an operational plan for the development and marketing of products based on this technology. Under the arrangements the Company incurred compensation expense of $95,540 in 1997 (none in 1999 or 1998), plus the reimbursement of third-party expenses incurred on behalf of the Company.


NOTE  M  -  UNUSUAL  CHARGES

The Company has incurred the following unusual charges (credits) during the years covered by the financial statements:

                                                                           Year ended December 31,
                                                                     ---------------------------------
                                                                        1999         1998       1997
                                                                     -----------  ---------  ---------
Termination benefits paid to former executive
  management
                                                                     $ 125,000    $      -   $1,383,964
Write down (recovery) of receivable from former
  executive officer and related litigation costs
                                                                       (12,035)    187,492            -
Write down (recovery) of notes receivable and
  accrued interest from former executive
  management for exercise of stock options

                                                                      (144,628)    456,723            -
Other charges                                                                -       5,734            -
                                                                     ---------    --------   ----------
                                                                     $ (31,663)   $649,949   $1,383,964
                                                                     =========    ========   ==========


NOTE  N  -  AGEEMENT  WITH  NET2WIRELESS

The Company has entered into an agreement with Net2Wireless Corporation, that gives the Company the right to acquire Net2Wireless in exchange for the issuance of 18,295,060 shares of the Company's common stock. Net2Wireless acquired the wireless division of I.T.E.S Ltd., and is a startup company that is focused on developing wireless internet communications, including multimedia applications. In the event of a merger, options and other rights to acquire Net2Wireless stock then outstanding would be converted into rights to acquire 14,766,649 shares of the Company's common stock. The number of shares to be issued to the Net2Wireless stockholders will be increased in the event that the cash held by the Company at closing, plus all amounts collected on the notes receivable held by the Company, less all cash liabilities is not at least $4.45 million. The number of additional shares to be issued will be determined by dividing the short fall, if any, by $1.86. The Company will also issue 1,000,000 shares to certain individuals involved in identifying Net2Wireless.

As part of this agreement, the Company has agreed to provide Net2Wireless with short-term financing of up to $2 million, of which $500,000 was advanced in February 2000. The advance bears interest at 8 percent per annum and is due in full on or before September 30, 2000. The financing will be used to allow further recruitment of technical staff for ongoing development work by Net2Wireless.

As  part  of  the  transaction,  the  Company  has  agreed  to  the  following:

1.     Maintain  a  minimum  of  $4.5  million  in  cash  and  notes  receivable
(including the advance to Net2Wireless discussed above) with only nominal current liabilities, not to exceed $50,000;

2. Cause to be exercised all options, to acquire stock of the Company held by current management and directors; and

3. Have no more than 9,000,000 shares outstanding, including shares subject to options at the time of closing.

In order to eliminate the Company's liabilities other than nominal current liabilities, the Company will terminate all employment and consulting agreements, will terminate its deferred compensation plan, and has entered into an agreement effective March 1, 2000 with the chairman of the board whereby the chairman has agreed to indemnify the Company with respect to pending litigation and assume the real property lease to which the Company is a party. Termination of the deferred compensation plan and the chief executive officer's employment agreement are contingent on stockholder approval of options previously granted by the board of directors to management, non-executive directors, and the chief consultant.

In exchange for the indemnification and the assumption of the lease in March 2000, the Company distributed to the chairman of the board the minority investment interests held by the Company with a book value of $325,000 at December 31, 1999,and the office furniture and equipment located at the Company's Salt Lake City office with a book value of $27,992 at December 31, 1999. The chairman has also agreed to provide 100 hours of transitional services to the Company to assist new management.

The agreement is subject to the satisfaction of several conditions, including the approval of the shareholders of the Company and Net2Wireless. The agreement may be terminated by the mutual consent of the parties, by either party if the closing has not taken place by December 31, 2000, by either party if there is a breach by the other party, or by the failure of the Company or Net2Wireless to receive shareholder approval of the transaction.

It is contemplated that, at closing, the current officers and directors of the Company will resign and Net2Wireless will appoint new directors and executive officers of the Company. After the acquisition, the shareholders of Net2Wireless will own a majority of the common stock of the Company then outstanding. Accordingly, for financial reporting purposes, the merger will be treated as a reverse acquisition accounted for as a recapitalization of Net2Wireless.



                            NET2WIRELESS CORPORATION

                          (A DEVELOPMENT STAGE COMPANY)

                        CONSOLIDATED FINANCIAL STATEMENTS

                             AS OF DECEMBER 31, 1999


                                      INDEX

                                                  Page
Report of Independent Auditors                    F-2

Consolidated Balance Sheet                        F-3

Consolidated Statement of Operations              F-4

Statement of Changes in Shareholders' Deficiency  F-5

Consolidated Statement of Cash Flows              F-6

Notes to Consolidated Financial Statements        F-7 - F-12


                         REPORT OF INDEPENDENT AUDITORS

                             To the Shareholders of

                            NET2WIRELESS CORPORATION
                          (A development stage company)


We have audited the accompanying consolidated balance sheet of Net2Wireless Corporation (a development stage company) and its subsidiaries as of December 31, 1999, and the related consolidated statements of operations, changes in shareholders' deficiency and cash flows from commencement of operations (April
1999) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements, referred to above, present fairly, in all material respects, the consolidated financial position of Net2Wireless Corporation as of December 31, 1999, and the related consolidated results of its operations and cash flows from commencement of operations (April
1999) through December 31, 1999, in conformity with generally accepted accounting principles, in the United States.

                                  /s/  Kost  Forer  &  Gabbey

                                  KOST FORER & GABBAY
                                  A Member of Ernst & Young International

Tel-Aviv, Israel
March 15, 2000
(Except for Note 9 as to which the date is April 2, 2000)

                                                        NET2WIRELESS CORPORATION
                                                   (A development stage company)

CONSOLIDATED BALANCE SHEET

                                                                   December 31,
                                                                       1999
                                                                   -------------
      ASSETS

CURRENT ASSETS:
Accounts receivable                                                $    69,530
                                                                   -----------
LEASE DEPOSIT                                                           48,514
                                                                   -----------
PROPERTY AND EQUIPMENT, NET                                            168,640
                                                                   -----------
Total assets                                                       $   286,684
                                                                   ===========

    LIABILITIES AND SHAREHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
  Accounts payable                                                 $    97,414
  Payable to ITES                                                    1,000,000
  Employees and payroll accruals                                        53,549
  Accrued expenses                                                      80,360
  Note payable to ITES                                                 200,000
                                                                   -----------
Total current liabilities                                            1,431,323
                                                                   -----------
LONG-TERM LIABILITIES:
  Accrued severance pay                                                 21,610
                                                                   -----------
SHAREHOLDERS' DEFICIENCY:
  Common shares -
  Nominal value of $0.01 per share; 50,000,000 shares authorized;
    8,177,748 shares issued and outstanding                             81,777
  Deficit accumulated during the development stage                  (1,248,026)
                                                                   -----------
Total shareholders' deficiency                                      (1,166,249)
                                                                   -----------
Total liabilities and shareholders deficiency                      $   286,684
                                                                   ===========

The accompanying notes are an integral part of the consolidated financial statements.

                                                        NET2WIRELESS CORPORATION
                                                   (A development stage company)

CONSOLIDATED STATEMENT OF OPERATIONS

                                        Period from
                                       commencement
                                       of operations
                                       (April 1999)
                                          through
                                       December 31,
                                           1999
                                       ------------
Operating expenses:

  Research and development               $337,189
  Marketing, general and administrative   144,509
                                         --------
Operating loss                            481,698

Interest and other expenses, net           11,480
                                         --------
Net loss                                 $493,178
                                         ========

The accompanying notes are an integral part of the consolidated financial statements.

                                                        NET2WIRELESS CORPORATION
                                                   (A development stage company)

STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIENCY

                                      For the period from commencement of operations (April 1999)
                                                    through December 31, 1999
                                                                      Deficit
                                                                      accumulated
                                               Common                 during the
                                               ------                 development
                                               shares                 stage           Total
                                               ------                 -----------     -----------
                                       Shares          Amount
                                       -----------   -----------
Balance as of April 1999                        -    $         -      $        -      $         -

  Issuance of shares,
    on December 7, 1999 at par value          3.8     (*       -                -               -
  Capital distribution                          -              -         (673,071)       (673,071)
  Stock split **                        8,177,744         81,777          (81,777)              -
  Net loss                                      -              -         (493,178)       (493,178)
                                        ---------     ----------      -----------     -----------
Balance as of December 31, 1999         8,177,748     $   81,777      $(1,248,026)    $(1,166,249)
                                        =========     ==========      ===========     ===========

*)   Represent an amount lower than $1.
**)  See Notes 9a and 9b.

The accompanying notes are an integral part of the consolidated financial statements.

                                                        NET2WIRELESS CORPORATION
                                                   (A development stage company)

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                             Period from
                                                                             commencement
                                                                             of operations
                                                                             (April 1999)
                                                                                through
                                                                             December 31,
                                                                                 1999
                                                                             ------------
Cash flows from operating activities:
  Net loss                                                                     $(493,178)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation                                                                  14,608
    Accrued severance pay, net                                                    21,610
    Increase in accounts receivable                                              (69,530)
    Increase in accounts payable                                                  97,414
    Increase in employees and payroll accruals                                    53,549
    Increase in accrued expenses                                                  80,360
                                                                               ---------
Net cash used in operating activities                                           (295,167)

Cash flows from investing activities:
  Purchase of property and equipment                                            (183,248)
  Lease deposit                                                                  (48,514)
                                                                               ---------
Net cash used in investing activities                                           (231,762)
                                                                               ---------
Cash flows from financing activities:
  Payable to ITES                                                                526,929
                                                                               ---------
Net cash provided by financing activities                                        526,929
                                                                               ---------
Change in cash and cash equivalents                                                    -
Cash and cash equivalents at the beginning of the period                               -

Cash and cash equivalents at the end of the period                             $       -
                                                                               =========
Non-cash transactions:
  Capital distribution payable                                                 $ 673,071
                                                                               =========

The accompanying notes are an integral part of the consolidated financial statements.


NOTE  1:-     GENERAL

Net2Wireless Corporation (the "Company" or "N2W"), a Delaware company, was formed on December 7, 1999 by the controlling shareholders of - Imaging Technologies Enterprise System Ltd. ("ITES"). The Company and its subsidiaries, located in Israel and in the British Virgin Islands, are engaged in the research and development of wireless multimedia applications, including real time broadcasting of content via wireless.

From April 1999 through December 31, 1999, operations were conducted as a semi-autonomous business unit within ITES - an Israeli based company under common control with N2W. ITES was engaged in the development of wireless multimedia applications ("the Wireless Business") and of internet communications applications. On December 15, 1999, N2W acquired all of ITES's assets (including intellectual property) and assumed all liabilities related to the Wireless Business (the "Asset Acquisition Agreement") for an aggregate consideration of $ 1,200,000, of which $ 1,000,000 is to be paid in cash and $ 200,000 in a promissory note, due the earlier of December 31, 2002 or upon the closing of a public offering of the Company's common stock with gross proceeds to the Company of at least $30,000,000. The note bears interest of 8% per annum, and is convertible at any time into the Company's common shares at then market value at the time of the underlying shares. Subsequent to December 31, 1999, N2W paid the $1,200,000.

These transactions, which effected a combination of entities under common control, have been accounted for in a manner similar to an as pooling of interests. Accordingly, the financial statements of the Company for the period prior to December 31, 1999 have been prepared using the combined historical carrying amounts of the assets, liabilities and operations of ITES transferred to the Company. The total obligation to ITES in excess of the amounts funded by ITES at the date of transfer to N2W, $ 673,071, has been recorded in the financial statements of the Company as a capital distribution.


NOTE  2:-     AGREEMENT WITH SENSAR CORPORATION

On December 8, 1999, the Company signed an agreement (Loan and Option Agreement) with Sensar Corporation ("Sensar"), a public U.S company traded on the NASDAQ Small Cap Market. According to the Loan and Option Agreements, Sensar agreed to lend the Company $ 2,000,000. with an annual interest rate of 8%, due on September 30, 2000 (see Note 9c).

In addition, at any time after the commencement by N2W of a pilot program for a beta testing of certain modules of its software system with Partner Communications Company Ltd. ("Pilot Program"), (See Note 6b) and until 30 days following the receipt of written notice from N2W that N2W has completed its Pilot Program ("the Completion Date"), but no later than December 31, 2000, Sensar may elect to acquire 100% of the equity interest of N2W, in consideration for 18,295,060 newly issued common shares of Sensar (as a result of these actions, the shareholders of N2W will own approximately 65% of the total issued and outstanding shares of Sensar post closing) and shall assume up to 14,766,649 outstanding stock options and warrants of N2W (the "Merger")..Within 30 days following the Completion Date and prior to December 31, 2000, N2W may call for such a Merger.

Adjustment to the number of shares to be issued to N2W shareholders under such Merger may be required if certain conditions on Sensar's part are not met.

In connection to the Merger Sensar will issue 1,000,000 common shares to certain individuals involved in introducing Sensar and Net2Wireless

NOTE  3:-     SIGNIFICANT ACCOUNTING POLICES

a.     Principles of consolidation:

The consolidated financial statement include the accounts of the Company and its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated.

b.     Use of estimates:

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

c.     Financial statements in U.S. dollars:

The functional currency of the Company and its subsidiaries is the U.S dollar, as the US dollar is the currency of the primary economic in which the Company and its subsidiaries have operated and expect to continue to operate in the foreseeable future,

The Company's transactions and balances denominated in U.S. dollars are presented at their original amounts. Non-dollar transactions and balances have been remeasured to U.S. dollars in accordance with Statement No. 52 of the Financial Accounting Standards Board ("FASB"). All transaction gains and losses from remeasurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statements of operations as financial income or expenses, as appropriate.

d.     Property and equipment:

Property and equipment are stated at cost and depreciated using the using the straight-line method over the estimated useful lives years of the assets, generally three the seven years. Leasehold improvements are amortized on a straight-line basis over the remaining lease term.

e.     Research and development costs:

Research and development costs are charged to the statement of operations as incurred. Statement of Financial Accounting Standards Board No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", requires capitalization of certain software development costs subsequent to the establishment of technological feasibility.

Based on the Company's product development process, technological feasibility is established upon completion of a working model. Research and development costs incurred by the Company to date has been charged to operating expenses.

f.     Accounting for stock-based compensation:

The Company has elected to follow Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees", in accounting for its employee stock option plans. Under APB 25, when the exercise price of the Company's stock options equals or is above the market value of the underlying stock on the date of grant, no compensation expense is recognized.

In accounting for warrants granted to parties other than employees, the provisions of Statement of Financial Accounting Standard Board No. 123, "Accounting for Stock-Based Compensation" and EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other than Employees for Acquiring, or in
Conjunction with Selling, Goods or Services," were applied. The fair value of warrants is estimated at the date at which the optionee's service is provided, or upon firm commitment for the provision of services.


NOTE  4:-     PROPERTY AND EQUIPMENT

                                     December 31,
                                         1999
                                     ------------
Cost:
  Computers and peripheral equipment  $113,984
  Office furniture and equipment        27,518
  Motor vehicles                        16,903
  Leasehold improvements                24,843
                                       183,248
                                      --------
Accumulated depreciation                14,608
                                      --------
Depreciated cost                      $168,640
                                      ========

Depreciation expenses amounted to $14,608 for the nine month period ended December 31, 1999.


NOTE  5:-     ACCRUED SEVERANCE PAY

The Israeli subsidiary's liability for severance pay, pursuant to Israeli law, is accrued on the balance sheet. The liability for severance pay is calculated pursuant to Israeli severance pay law based on the most recent salary of the Israeli employees multiplied by the number of years of employment as of the balance sheet date. Employees are entitled to a severance payment of one month's salary for each year of employment or a portion thereof. The subsidiary's liability for all of its employee, is fully provided by an accrual. Severance pay expenses for the nine-month period ended December 31, 1999, were approximately $21,610.

NOTE  6:-     COMMITMENTS AND CONTINGENT LIABILITIES

a. The Israeli subsidiary leased office space under various operating lease agreements. The minimum rental payments under non-cancelable operating leases are as follows:

year 2000  $  263,493
year 2001   1,329,528
year 2002   1,462,766
year 2003   1,531,883
           ----------
Total      $4,587,670

        Rent expense for the nine-month period ended December 31,1999, were approximately $13,656. In connection with one of the Company's lease agreements, the Company deposited $48,514, to secure its payments under the agreement.

b. On October 6, 1999, ITES entered into a Memorandum of Understanding ("MOU") with Partner Communications Company Ltd. ("Partner"), an Israeli cellular provider, relating to a proposed evaluation by Partner of a certain module of ITES' software and hardware platform ("the Pilot Program"). Under the terms of the MOU Partner received options exercisable through October 6, 2000, to purchase a 10% interest in ITES, at a pre-money market value of no more than $ 5,555,555. In addition, the parties agreed on certain commercial terms to be contained in definite agreement, if and when signed.

As part of the asset acquisition agreement, ITES assigned all rights and obligation under the MOU to N2W. Pending the consent of Partner, N2W, ITES and Partner negotiated the terms of a definite agreement, to settle all the disputes between them. Such agreement ("the Definite Agreement") was signed on March 13, 2000. Pursuant to the Definite Agreement, Partner received a right of first refusal in respect to any other activity of N2W's new technologies, services, products or applications relating to the Wireless Business. Partner further agreed to assist in the introduction of N2W to other GSM cellular providers worldwide. Partner shall be entitled to 15% of the revenues of N2W from any such sale.

In order to induce Partner to conduct the Pilot Program, Partner was granted under the Definite Agreement, an option ("the Partner Option") to purchase up to an aggregate of 3,020,576 common shares of N2W, or the surviving company in the event of a full merger between N2W and Sensar ("the Merger") - at an exercise price of $ 1.84 per common share. The Partner Option shall be exercisable through the later of October 6, 2000 or two months after completion of the Merger. In the event that the Merger shall not be consummated the terms of the options will be changed such that the number of underlying common shares will be equal to 1,909,465 common shares - at an exercise price of $2.909 per common share. In the event that the market price per share of the surviving company immediately following a Merger shall reflect a company valuation of less than $50,000,000 (before giving effect to the exercise of options), the purchase price to be paid by Partner shall be adjusted by the ratio between $50,000,000 and the actual valuation (before Partner's investment).


NOTE  7:-     INCOME TAXES

The Company commenced operations as an independent entity subsequent to December 31, 1999, thus had no net losses carryforwards for tax purposes as of December 31, 1999.


NOTE  8:-     SHARE CAPITAL

a.     Stock and convertible loans:

On December 15, 1999, the Company signed a stock and note purchase agreement with a group of investors ("the Investors"). According to the terms of the agreement the Company issued 5,227,213 common shares for an aggregate amount of $ 500,000. In addition, the Investors together with other new investors agreed to lend the Company $ 1,000,000, due on December 31, 2000. The loan bears interest at the rate of 6.5% per annum, and is convertible, at any time through the due date, into 3,780,223 common shares.

In January 2000, the Company received the equity investment and the loan, aggregating to $ 1,500,000 and issued 5,227,213 common shares in accordance with the agreement.

b.     Warrants  and  Stock  Options:

1. On December 7, 1999, the Company granted two of its founders a total of 3,265,185 options to purchase the Company's common shares at $ 1.86 per share, in consideration for services they provided the Company in connection with the execution of the Loan and option agreement with Sensar. The options vest immediately, and are exercisable for a period of five years. As the exercise price per option was above the fair market value of the Company at the date of grant the Company has not recorded any compensation expense in connection with these grants.

2. On December 9, 1999, in connection with the loan and option agreement with Sensar, the Company granted an advisor a fully vested warrant to acquire up to 5,370,370 common shares of the Company at $ 2.33 per share. The warrant is exercisable at any time, in whole or in part through December 8, 2004.

     The fair value for this Warrant was estimated at the grant date using a Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.75%, dividend yield of 0.0%, volatility factors of the expected market price of the Company's common shares of 0.5, and an expected life of three years. The fair value of the Warrant is immaterial.


NOTE  9:-     SUBSEQUENT EVENTS

a. On February 2 and 3, 2000, the Board of Directors authorized, and the Company's shareholders approved, an increase to the Company's authorized capital stock from 3,000 common shares of $ 0.01 par value each to (i) 50,000,000 common shares, $ 0.01 par value each, and (ii) 10,000,000 preferred shares, $ 0.01 par value each. The Board further approved a 2,000,000:1 stock split to the effected as a stock dividend (such that each holder of one Common share is entitled to receive 1,999,999 additional common shares), effective February 17, 2000. All warrants, options, shares and per share, warrant and option amounts have been retroactively adjusted to reflect the stock split.

b. On March 20, 2000, the Board of Directors approved a 1.074074:1 stock split effected as a stock dividend (such that each holder of one common share is entitled to receive 0.074074 additional common shares). All warrants, options shares have been retroactively adjusted to reflect the stock split.

c. In January 1999, Sensar transferred $ 500,000 as a loan to N2W, in respect of the loan and option agreement.

d. On March 21, 2000, N2W signed a stock purchase agreement with a group of investors. Pursuant to the terms of the agreement, N2W issued 1,041,140 shares of Series A Preferred stock par value $ 0.01 per share, at $ 27.931 per share, resulting in an aggregate gross proceeds of $ 29,080,100. The preferred A shares have the same rights as the common shares, are convertible into common shares, and have a preference in the net assets of the Company in certain liquidation events and in dividends.



APPENDIX A
                                    AGREEMENT


     THIS AGREEMENT (this "Agreement") is entered into this 8th day of December, 1999, by and among SENSAR CORPORATION, a Nevada corporation ("Sensar") and Net2Wireless, Inc., a Delaware corporation ("Net"), based on the following:

                                    Premises

     A. Sensar is a publicly-held corporation with its common stock listed on the NASDAQ Small Cap Market.

     B. Net is an emerging growth company that has the right to acquire development technology with potential applications in the wireless communications field.

     C. Sensar and Net have discussed the possibility of a business transaction to the mutual benefit of both parties and have agreed to enter into the transactions set forth in this Agreement.

                                    Agreement

     NOW, THEREFORE, based on the stated premises, which are incorporated herein by this reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived therefrom, it is hereby agreed as follows:

                                    ARTICLE I
                                   DEFINITIONS

     When used herein, the following terms shall have the meanings indicated:

     Section  1.01     Code.  The Internal Revenue Code of 1986, as amended.

     Section 1.02 Exchange Act. The Securities Exchange Act of 1934, as amended.

     Section 1.03 GAAP. United States generally accepted accounting principles, as in effect on the date of determination, applied on a consistent basis.

     Section 1.04 Net. Net2Wireless, Inc., a corporation organized under the laws of the state of Delaware and its wholly owned subsidiaries.

     Section 1.05 Net Stock. All of the shares of Net issued and outstanding as of the Closing Date, which are to be exchanged for shares of Sensar Common Stock pursuant to the terms of this Agreement.

     Section  1.06     SEC.  The United States Securities and Exchange
Commission.

     Section  1.07     Securities Act.  The Securities Act of 1933, as amended.

     Section  1.08     Sensar.  Sensar Corporation, a Nevada corporation.

     Section 1.09 Sensar Common Stock. The authorized common stock, par value $0.001 per share, of Sensar.

                                   ARTICLE II
                                   TRANSACTION

     Section 2.01 Loan. On the terms and conditions hereinafter set forth, Sensar agrees to loan to Net Two Million Dollars ($2,000,000) (the "Funding"). The Funding will be made to Net subsequent to the successful completion of the following:

     (a) The acquisition (the "Asset Acquisition"), directly or indirectly through wholly-owned subsidiaries of Net, of the following from I.T.E.S. Ltd., an Israeli corporation ("ITES"):

     (i) All intellectual property owned by ITES related to wireless multi-media streaming;

     (ii) Any intellectual property owned by ITES necessary to permit the development by Net of related wireless applications such as e-mail, messaging, etc.; and

     (iii) The tangible property owned by ITES associated with the intellectual property transferred to Net.

     (b) The delivery of, and acceptance by Sensar, of the Net Schedules required by Section 5.22, including the audited financial statements of Net, as required by Section 5.05;

     (c) The written agreement by the holders of at least 67% of the Net Stock outstanding subsequent to the Asset Acquisition to approve the execution and delivery of this Agreement by Net and to vote in favor of the acquisition of Net as a wholly-owned subsidiary of Sensar if a Reorganization Notice (as defined in Section 2.04) is given; and

     (d) Net shall enter into an agreement with Partner Communications Ltd. ("Partner"), in form and substance acceptable to Sensar, that provides for the installation and testing of Net's wireless multi-media streaming platform with Partner's existing wireless network; and

     (e) The execution and delivery of a security agreement in form and substance acceptable to Sensar granting the security interest set forth in
Section 2.03.

     Section 2.02 Note. The obligation of Net with respect to the Funding and any subsequent amounts advanced to Net by Sensar shall be evidenced by a promissory note, in a form satisfactory to Sensar. All such amounts shall bear interest at eight percent (8%) per annum, from the date advanced until paid. The principal and all accrued but unpaid interest shall be due in full on or before September 30, 2000.

     Section 2.03 Security. The obligations of Net to Sensar shall be secured by a perfected security interest in all of the assets of Net, including the shares of its operating subsidiaries.

     Section  2.04     Reorganization.

          (a) At any time after the commencement by Net of the pilot program under the agreement with Partner until 30 days following the receipt of written notice from Net that Net has completed its pilot program under the terms of the agreement with Partner (the "Completion Date"), but in no event later than December 31, 2000, Sensar may, by prior written notice (the "Reorganization Notice") to Net, elect to acquire 100% of the equity interest of Net under the terms set forth in Section 2.05.

          (b) Within 30 days following the Completion Date and prior to December 31, 2000, Net may deliver a Reorganization Notice to Sensar.

          (c) On delivery of such Reorganization Notice, whether by Sensar or Net, the parties shall be bound to proceed with the reorganization as set forth below.

     Section 2.05 Terms of the Reorganization. If a Reorganization Notice is delivered, the acquisition of Net shall be accomplished either as an acquisition of Net as a wholly-owned subsidiary of Sensar or through a merger of Net with and into Sensar, in accordance with the representations, covenants, and conditions set forth in this Agreement. All of the issued and outstanding shares, and rights to acquire shares, of Net shall be cancelled as of the effective time of the merger and Sensar shall issue an aggregate of 8,000,000 shares of Sensar common stock to the former holders of Net Stock, including the holders, other than Sensar, of any rights to acquire Net Stock, pro rata, as each holder's rights may be determined by the board of directors of Net; provided that in addition to such 8,000,000 shares, options or a plan to issue options existing as of the Closing to acquire Net Stock will be assumed as options to acquire a maximum of 5,500,000 shares of Sensar Common Stock. If the amount received by Sensar with respect to the short term notes receivable reflected on the financial statements of Sensar as of September 30, 1999 on or before the date that is 60 days subsequent to the due date of such receivables, when added to the net cash held by Sensar at the Closing is less than $4.5 million, the number of shares of Sensar stock to be delivered to the former holders of Net stock shall be increased, in the aggregate, by the number of shares calculated in accordance with the following formula: [$4.45 million - (net cash + amount received with respect to the short-term receivables on or before sixty days subsequent to the due date)] by 4 = number of shares. For purposes of this calculation "net cash" shall mean the cash held by Sensar as of the Closing plus the amount due from Net for amounts advanced by Sensar under the Funding (including accrued interest) less the liabilities of Sensar as of the Closing, excluding any liability for which Sensar is indemnified by Howard
S. Landa under the provisions of Section 4.08 and to the extent then included, any deferred gain reflected as a liability on the balance sheet of Sensar.

     Section 2.06 Closing of Acquisition. The closing ("Closing") of the acquisition contemplated by this Agreement shall be on a date and at such time as the parties may agree ("Closing Date") within the 10-day period subsequent to the approval of the acquisition by the stockholders of Sensar and Net.

     Section  2.07     Closing  Events.  At the Closing:

          (a) The shareholders of Net shall deliver the original certificates representing all of the issued and outstanding stock and rights to acquire stock of Net, duly executed, with appropriate signature guarantees, for cancellation by Net. Sensar shall deliver the original of the certificates representing 8,000,000 shares of Sensar Common Stock (subject to the adjustments provided for in this Agreement), registered in the names and denominations set forth on Schedule 2.10.

          (b) The current directors of Sensar shall resign and Andrew Bebbington and four nominees of Net shall be appointed to the board of directors of Sensar. All current officers of Sensar shall resign and the new board of directors shall appoint the officers of Sensar and Net.

          (c) Each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all certificates, financial statements, schedules, agreements, resolutions, r other instruments required by this Agreement to be so delivered at or prior to the Closing together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby; and

          (d) In addition to the foregoing, each of the parties shall execute and deliver such additional documents as may reasonably be required in order to effectuate the acquisition herein contemplated in accordance with the requirements of the Code and shall treat such acquisition for all tax purposes consistently with the other parties' treatment thereof and in accordance with the requirements as a reorganization under Code section 368(a).

                                   ARTICLE III
                              PRE-CLOSING COVENANTS

     Section 3.01     Affirmative and Negative Covenants of Net.

          (a) Net hereby covenants and agrees that, during the term of this Agreement and prior to the Closing, unless otherwise expressly contemplated by this Agreement (including, without limitation, the Asset Acquisition) or consented to in writing by Sensar, Net will:

          (ii) operate its business in all material respects in the usual and ordinary course, consistent with past practice;

          (iii) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its officers and employees and maintain its relationships with its material customers and suppliers;

          (iv) maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

          (v) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

     (b) Except as expressly contemplated by this Agreement (including, without limitation, the Asset Acquisition) or otherwise consented to in writing by Sensar, during the term of this Agreement and prior to the Closing Date, Net will not do any of the foregoing:

     (i) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

     (ii) (A) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations (except in connection with the exercise of outstanding stock options in accordance with their terms); (B) effect any reorganization or recapitalization; or (C) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

     (iii) (A) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares; (B) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; or (C) take any action to accelerate the exercisability of stock options or other rights to acquire Net Stock provided, however, that Net shall be permitted to issue stock options which will be assumed as options to acquire 5,500,000 shares of Sensar Common Stock following the Closing;

     (iv) acquire or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than pursuant to this Agreement or for the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

     (v) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any assets material to Net or its business;

     (vi) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any transaction that would be inconsistent with the transactions contemplated by this Agreement, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain such a competing transaction, or agree to or endorse any competing transaction, or authorize or permit any of the officers, directors or employees of Net or any investment banker, financial advisor, attorney, accountant or other representative retained by Net to take any such action, and Net shall promptly notify Sensar of all relevant terms of any such inquiries and proposals received by Net or by any officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, Net shall promptly deliver or cause to be delivered to Sensar a copy of such inquiry or proposal provided that, notwithstanding any provision of this Agreement to the contrary, if Net shall breach the provisions of this Section 3.01(b)(vi), Sensar shall have the right to convert the $2 million note evidencing the Funding into Net Stock representing 33% of the equity ownership of Net on a fully diluted basis;

     (vii) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a competing transaction or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement;

     (viii) adopt or propose to adopt any amendments to its certificate of incorporation or bylaws, which would alter the terms of its capital stock or would have an adverse impact on the consummation of the transactions contemplated by this Agreement;

     (ix) (A) change any of its methods of accounting employed in the preparation of the financial statements described in Section 5.05 below , or (B) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, audit or controversy relating to taxes (except where the amount of such settlement or controversy, individually or in the aggregate, does not exceed $10,000);

     (x) incur any obligations for borrowed money, incur any purchase money indebtedness, or provide a guarantee, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice and in no event in excess of $100,000 in the aggregate;

     (xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Net;

     (xii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (x) reflected on, or reserved against in, or contemplated by, the financial statements (or the notes thereto) of Net, (y) incurred in the ordinary course of business consistent with past practice or (z) which are legally required to be paid, discharged or satisfied;

     (xiii) knowingly take, or agree to commit to take, any action that would make any representation or warranty of Net contained herein inaccurate in any respect at, or as of any time prior to, the Closing;

     (xiv) Net will not engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of Net affiliates, including, without limitation, any transactions, agreements, arrangements or understanding with any affiliate or other person covered under
Item 404 of Regulation S-K promulgated under the Securities Act, other than pursuant to such agreement, arrangements or understandings existing on the date of this Agreement or as disclosed in writing to Sensar on the date hereof or which are contemplated under this Agreement; provided that, Net provides Sensar with all information concerning any such agreement, arrangement or understanding that Sensar may reasonably request;

     (xv) engage in any futures or options trading or be a party to any price or currency swaps, hedges, futures or derivative instruments; or

     (xvi)     agree in writing or otherwise to do any of the foregoing.

     Section 3.02 Affirmative Covenants of Sensar. Sensar hereby covenants and agrees that, during the term of this Agreement and prior to the Closing, unless otherwise expressly contemplated by this Agreement or consented to in writing by Net, Sensar will:

     (a) timely file all SEC reports that may become due subsequent to the date of this Agreement. Sensar will provide a draft of any such SEC report to Net prior to its release in order to solicit Net's comments;

     (b) take such steps as are necessary so that at the Closing Sensar has no liabilities other than current liabilities not yet due, not to exceed $50,000 in the aggregate, and a minimum of an aggregate of $4.5 million in cash and note receivables due no later than October 1, 2000 (with the maximum principal amount of such notes not to exceed $3.5 million inclusive of the $2 million note (and accrued and unpaid interest) evidencing the Funding);

     (c) terminate all of its employment and consulting agreements, except for such agreements as may be terminable at will on thirty (30) days or less notice, without payment of penalty or any other amount other than the current amount due for services;

     (d) cause to be exercised all options, warrants, or other rights to acquire stock or securities of Sensar identified in Schedule 3.02(d). When such options are exercised on a cashless basis in connection with the Closing, the average of the closing prices for Sensar Common Stock for the 20 trading days with reported trading volume of at least 50,000 shares preceding the Closing shall be used to calculate the number of shares to be issued;

     (e) use its best efforts to maintain the listing of its common stock on the NASDAQ Small Cap Market;

     (f) maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

     (g) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

     In the course of accomplishing the foregoing, Sensar may make cash payments, distribute assets, enter into transactions, and issue Sensar Common Stock so long as it has a minimum of $4.5 million in cash and notes payable no later than October 1, 2000 (with the maximum principal amount of such notes not to exceed $3.5 million inclusive of the $2 million note (and accrued and unpaid interest therein) evidencing the Funding) as of the Closing Date and does not have in excess of 3,150,000 (plus any additional shares issued subsequent to the date of this Agreement pursuant to the exercise of the options or warrants identified in schedule 7.03) shares of Sensar Common Stock issued and outstanding as of the Closing Date.

     Section 3.03 Negative Covenants of Sensar. Except as expressly contemplated by this Agreement or otherwise consented to in writing by Net (and in addition to the covenant set forth in the preceding paragraph), during the term of this Agreement and prior to the Closing Date, Sensar will not do any of the following:

          (a) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

          (b) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations (except in connection with the exercise of outstanding stock options in accordance with their terms); (2) effect any reorganization or recapitalization; or (3) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

          (c) except for the rights identified in schedule 7.03, (1) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares;
(2) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; or (3) take any action to accelerate the exercisability of stock options or other rights to acquire Sensar Common Stock;

          (d) acquire or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than pursuant to this Agreement or for the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

          (e) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any assets material to Sensar or its business;

          (f) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any transaction that would be inconsistent with the transactions contemplated by this Agreement, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain such a competing transaction, or agree to or endorse any competing transaction, or authorize or permit any of the officers, directors or employees of Sensar or any investment banker, financial advisor, attorney, accountant or other representative retained by Sensar to take any such action, and Sensar shall promptly notify Net of all relevant terms of any such inquiries and proposals received by Sensar or by any officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, Sensar shall promptly deliver or cause to be delivered to Net a copy of such inquiry or proposal;

          (g) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a competing transaction or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement;

          (h) adopt or propose to adopt any amendments to its certificate of incorporation or bylaws, which would alter the terms of its capital stock or would have an adverse impact on the consummation of the transactions contemplated by this Agreement;

          (i) change any of its methods of accounting in effect at December 31, 1998, or (2) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, audit or controversy relating to taxes (except where the amount of such settlement or controversy, individually or in the aggregate, does not exceed $10,000), or change any of its methods of reporting income or deductions for income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1998, except in each case, as may be required by law or GAAP;

          (j) incur any obligations for borrowed money, incur any purchase money indebtedness, or provide a guarantee, whether or not evidenced by a note, bond, debenture or similar instrument;

          (k) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Sensar;

          (l) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (x) reflected on, or reserved against in, or contemplated by, the financial statements (or the notes thereto) of Sensar, (y) incurred in the ordinary course of business consistent with past practice or (z) which are legally required to be paid, discharged or satisfied;

          (m) knowingly take, or agree to commit to take, any action that would make any representation or warranty of Sensar contained herein inaccurate in any respect at, or as of any time prior to, the Closing;

          (n) Sensar will not engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of Sensar affiliates, including, without limitation, any transactions, agreements, arrangements or understanding with any affiliate or other person covered under Item 404 of Regulation S-K promulgated under the Securities Act, other than pursuant to such agreement, arrangements or understandings existing on the date of this Agreement or as disclosed in writing to Net on the date hereof or which are contemplated under this Agreement; provided that, Sensar provides Net with all information concerning any such agreement, arrangement or understanding that Net may reasonably request;

          (o) engage in any futures or options trading or be a party to any price or currency swaps, hedges, futures or derivative instruments; or

          (p)     agree in writing or otherwise to do any of the foregoing.

     Section 3.04 Interim Reports. During the term of this Agreement, each party shall provide the other with monthly reports. Such reports shall be delivered by the 15th of the month following the month reported commencing the month following the Funding and shall contain a copy of the internal financial statements of such party, certified by the chief financial officer of such party as true and correct and a fair representation of the financial condition and results of operation for such party as of and for the periods presented; with respect to Net, a summary of the development of the technology and future steps required or intended to be taken by Net with respect to the technology; a summary and, if requested by the other party, a copy of any material agreement entered into or proposed to be entered into by the other party; and with respect to Net, a summary of the current status, and prospective business plan, of Net.

     Section 3.05     Access and Information.

          (a) Sensar shall, and shall cause its subsidiaries to, afford Net and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Net Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of Sensar and its subsidiaries and to the books and records thereof and furnish promptly to Net and the Net Representatives such information concerning the business, properties, contracts, records and personnel of Sensar and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Net or such Representatives.

          (b) Net shall (i) afford to Sensar and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Sensar Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of Net and its subsidiaries and to their respective books and records and (ii) furnish promptly to Sensar and Sensar Representatives such information concerning the business, properties, contracts, records and personnel of Net (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Sensar or such Representatives.

          (c) The information received pursuant to section 3.05(a) and (b) shall be deemed to be "confidential information" and shall not be disclosed to any other person or entity, except to the parties' representatives, and shall not be used for any purpose other than the transactions contemplated by this Agreement.

     Section 3.06     Termination.

          (a) This Agreement may be terminated at any time prior to the Closing Date by the mutual consent of both Sensar and Net through action of their respective boards of directors. This Agreement may be terminated by either Sensar or Net in the event that (x) neither Sensar nor Net has delivered to the other the Reorganization Notice on or before September 30, 2000 or (y) the Closing shall not have occurred by December 31, 2000 as a result of the failure of the other party to satisfy the conditions required to be met by such other party prior to Closing. In the event of termination pursuant to this subparagraph (a) of section 3.06, no obligation, right, remedy, or liability shall arise hereunder, other than the obligations of Net to Sensar with respect to any amounts advanced upon the Funding, and the parties shall bear their own costs incurred in connection with the preparation and execution of this Agreement, the preparation and review of financial statements required to be delivered pursuant hereto, and the negotiation of the transactions contemplated hereby.

          (b) This Agreement may be terminated at any time prior to the Closing Date by action of Sensar's board of directors if Net shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, if any of the representations or warranties of Net contained herein shall be inaccurate in any material respect at or subsequent to the Funding, or if the stockholders of Net fail to approve the transactions contemplated by this Agreement including the acquisition of Net. In the event of termination pursuant to this subparagraph (b) of section 3.06, no obligation, right, remedy, or liability shall arise hereunder, other than the obligations of Net to Sensar with respect to amounts advanced upon the Funding, and the parties shall bear their own costs incurred in connection with the preparation and execution of this Agreement, the preparation and review of financial statements required to be delivered pursuant hereto, and the negotiation of the transactions contemplated hereby.

          (c) This Agreement may be terminated at any time prior to the Closing Date by action of Net's board of directors if Sensar shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, if any of the representations or warranties of Sensar contained herein shall be inaccurate in any material respect, or if the stockholders of Sensar fail to approve this Agreement. In the event of termination pursuant to this subparagraph (c) of section 3.06, no obligation, right, remedy, or liability shall arise hereunder, other than the obligations of Net to Sensar with respect to any amounts advanced upon the Funding, and the parties shall bear their own costs incurred in connection with the preparation and execution of this Agreement, the preparation and review of financial statements required to be delivered pursuant hereto, and the negotiation of the transactions contemplated hereby.

     Section 3.07 Post-Closing Covenants of Sensar and Net. Subsequent to the Closing of the transactions contemplated by this Agreement, neither Sensar nor Net shall undertake (or fail to undertake) any action that would result in the merger failing to qualify as a reorganization within the meaning of section 368(a) of the Code. Sensar and Net shall execute and deliver any and all documents, instruments, and agreements necessary to effectuate the purposes of this Agreement. All of the provisions of this section 3.07 shall survive the Closing and the consummation of the transactions contemplated herein.

                                   ARTICLE IV
                              ADDITIONAL AGREEMENTS

     Section 4.01 Meeting of Sensar Shareholders. Sensar shall, promptly after the effectiveness of the Proxy Statement/Prospectus provided for in section 4.03, take all actions necessary in accordance with Nevada Law and its articles of incorporation and bylaws to convene a meeting of Sensar's stockholders (the "Sensar Stockholders Meeting") to approve

          (a)     the acquisition of Net; and

          (b) to the extent subject to shareholder approval, the options granted to current officers, directors, consultants, and advisors of Sensar, all as disclosed in Schedule 7.03;

and Sensar shall consult with Net in connection therewith. The Board of Directors of Sensar shall recommend that its stockholders vote in favor of the foregoing proposals and shall cause such recommendation to be included in the Proxy Statement/Prospectus (as defined in Section 4.03 below).

     Section 4.02 Meeting of Net Shareholders. Net shall, promptly after the effectiveness of the Proxy Statement/Prospectus provided for in section 4.03, take all actions necessary in accordance with Delaware law and its articles of incorporation and bylaws to convene a special meeting of Net's shareholders to approve the acquisition of Net (the "Net Shareholders Meeting"), and Net shall consult with Sensar in connection therewith. The Net Shareholders agree to vote all of the shares of Net Stock held by them at the time of the record date for the Net Shareholders Meeting in favor of the acquisition of Net. Net shall recommend approval of the acquisition to its shareholders and use its best efforts to solicit from the other shareholders of Net proxies to approve and adopt the acquisition.

     Section 4.03     S-4 Registration Statement.

          (a) As promptly as practicable after delivery of the Acquisition Notice, Net and Sensar shall prepare and file with the SEC a Form S-4, including a proxy statement for use in connection with obtaining the approval of the transactions contemplated by this Agreement by the stockholders of Sensar and Net and a prospectus for the issuance by Sensar of the Common Stock to the Net Shareholders (the "Proxy Statement/Prospectus"). Each of Net, Sensar and the Net Shareholders shall use their best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable, and shall take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of shares of the Sensar Common Stock. Each of Sensar, Net, and the Net Shareholders shall furnish all information concerning them as may reasonably be necessary or advisable in connection with such actions. In addition, Net shall provide disclosure concerning tax consequences to the stockholders of Net under the tax laws of the State of Israel, if any. As promptly as practicable after the Form S-4 shall have been declared effective by the SEC, Sensar shall mail the Proxy Statement/Prospectus to its stockholders entitled to notice of and to vote at the Sensar Stockholders Meeting and Net shall mail the Proxy Statement/Prospectus to its shareholders entitled to vote at the Net Stockholders Meeting. The Proxy Statement/Prospectus shall include the recommendation of Sensar's and Net's Board of Directors in favor of the adoption of this Agreement.

          (b) The information supplied by Sensar for inclusion in the Form S-4 shall not, at the time the Proxy Statement/Prospectus is mailed to the stockholders of Sensar, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Closing Date any event or circumstance relating to Sensar or any of its affiliates, or its or their respective officers or directors, is discovered by Sensar that should be set forth in a supplement to the Proxy Statement/Prospectus, Sensar shall promptly inform Net thereof in writing. Sensar will indemnify and hold harmless Net, each of its officers, directors, shareholders and each person who controls Net within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses, liabilities, or actions to which it may become subject under applicable law (including the Securities Act and the Exchange Act) and will reimburse it for any legal or other expenses reasonably incurred by it in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or the omission of a material fact required to be stated therein, or necessary in order to make the statements therein not misleading except insofar as any statement or omission was made in reliance upon and in conformity with information furnished in writing by Net expressly for use therein.

          (c) The information supplied by Net for inclusion in the Form S-4 shall not, at the time the Proxy Statement/Prospectus is mailed to the stockholders of Sensar and the Net Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Closing Date any event or circumstance relating to Net or any of its affiliates, or to their respective officers or directors, is discovered by Net that should be set forth in a supplement to the Proxy Statement/Prospectus, Net shall promptly inform Sensar thereof in writing. Net will indemnify and hold harmless Sensar, each of its officers, directors and each person who controls Sensar within Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses, liabilities, or actions to which it may become subject under applicable law (including the Securities Act and the Exchange Act) and will reimburse it for any legal or other expenses reasonably incurred by it in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or the omission of a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any statement or omission was made in reliance upon and in conformity with information furnished in writing by Net expressly for use therein.

     Section 4.04     S-3 Registration Statement.

          (a) Either prior to or concurrently with the filing of the Proxy Statement/Prospectus Sensar shall file a registration statement on Form S-3 registering the resale of the stock of the individuals and entities set forth on
Schedule 4.04 not currently covered by a registration statement (the "Resale Registration"); provided that such individuals and entities shall each execute an agreement satisfactory to Sensar pursuant to which they shall agree not to publicly sell or dispose of 50% of the registered shares until the expiration of 180 days following the effective date of the registration statement. Such Resale Registration shall be kept effective by Sensar until all of the shares of Sensar Common Stock covered thereby have been sold or can otherwise be sold free of any restriction or limitation. The obligations of this section 4.04 shall be for the benefit of the selling shareholders identified on schedule 4.04 and shall survive the consummation of the transactions contemplated by this Agreement.

          (b) The information supplied by Sensar for inclusion in the Form S-3 shall not, at the time the Resale Registration is filed, becomes effective, or thereafter, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time while the Resale Registration is effective, any event or circumstance relating to Sensar or any of its affiliates is discovered by Sensar that should be set forth in an amendment to the Resale Registration, Sensar shall promptly prepare and file such amendment. Sensar will indemnify and hold harmless each person or entity selling shares pursuant to the Resale Registration, and each of their respective officers, directors, shareholders and each person who controls such selling shareholders within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses, liabilities, or actions to which it may become subject under applicable law (including the Securities Act and the Exchange Act) and will reimburse it for any legal or other expenses reasonably incurred by it in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or the omission of a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, except insofar as any statement or omission was made in reliance upon and in conformity with information furnished in writing by such selling shareholder expressly for use therein.

          (c) The information supplied by Net for inclusion in the Form S-3 shall not, at the time the Resale Registration is filed, becomes effective, or thereafter, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time while the Resale Registration is effective, any event or circumstance relating to Net or any of its affiliates is discovered by Net that should be set forth in a supplement to the Resale Registration, Net shall promptly inform Sensar thereof in writing. Net will indemnify and hold harmless Sensar and each of its officers, directors and each person who controls Sensar within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses, liabilities, or actions to which it may become subject under applicable law (including the Securities Act and the Exchange Act) and will reimburse it for any legal or other expenses reasonably incurred by it in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or the omission of a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any statement or omission was made in reliance upon and in conformity with information furnished in writing by Net expressly for use therein.

     Section 4.05     Appropriate Action; Consents; Filings.

          (a) Sensar and Net shall each use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement,
(ii) obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Net or Sensar or any of its subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, and (B) any other applicable Law.

          (b) Net and Sensar agree to cooperate with respect to, and agree to use all reasonable efforts vigorously to contest and resist, any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") of any Governmental Entity that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Each of Net and Sensar also agree to take any and all actions, including, without limitation, the disposition of assets or the withdrawal from doing business in particular jurisdictions, required by regulatory authorities as a condition to the granting of any approvals required in order to permit the consummation of the Acquisition or as may be required to avoid, lift, vacate or reverse any legislative or judicial action which would otherwise cause any condition to Closing not to be satisfied.

          (c)     (i)     Each of Sensar and Net shall give any notices to third
parties, and use all reasonable efforts to obtain any third party consents (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, or (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby.

          (iii) In the event that any party shall fail to obtain any third party consent described in subsection (c)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party, to limit the adverse effect upon Net and Sensar and their respective businesses resulting, or which could reasonably be expected to result after the Closing Date, from the failure to obtain such consent.

          (d) Each of Net and Sensar shall promptly notify the other of (A) any material change in its current or future business, assets, liabilities, financial condition or results of operations, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entities with respect to its business or the transactions contemplated hereby, (C) the institution or the threat of material litigation or
(D) any event or condition that might reasonably be expected to cause any of its representations, warranties, covenants or agreements set forth herein not to be true and correct at the Closing Date. As used in the preceding sentence, "material litigation" means any case, arbitration or adversary proceeding or other matter which would have been required to be disclosed on the Sensar disclosure schedules, if in existence on the date hereof, or in respect of which the legal fees and other costs might reasonably be expected to exceed $10,000 over the life of the matter.

     Section 4.06 Public Announcements. The press release announcing the execution and delivery of this Agreement shall be a joint press release of Net and Sensar. In addition, Sensar shall be entitled to make such press releases and file such information as it deems advisable to comply with its requirements under United State securities laws. Sensar will provide a draft of any such press release to Net prior to its release in order to solicit Net's comments.

     Section 4.07 NASDAQ. Each party hereto shall use all reasonable efforts to cause the shares of Sensar Common Stock to be issued to the shareholders of Net to be approved for listing (subject to official notice of issuance) on the NASDAQ Small Cap Market or another over-the-counter national securities exchange prior to the Closing Date.

     Section 4.08 Indemnification by Howard S. Landa. Howard S. Landa shall agree to assume all obligations, including costs of defense, associated with the litigation brought by former employees on the terms acceptable to Net.

                                    ARTICLE V
                REPRESENTATIONS, COVENANTS, AND WARRANTIES OF NET

     As an inducement to and to obtain the reliance of Sensar, Net represents and warrants after giving effect to the Asset Acquisition and thereafter, and except as set forth on the Net Schedules, as set forth below in this Article V. As used in this Article V, the term "Net" shall include Net and the Subsidiaries (as defined in Section 5.04) unless the context otherwise requires.

     Section 5.01 Organization. Net is a corporation duly organized, validly existing, and in good standing under the corporate laws of the state of Delaware and each subsidiary of Net is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and each has the corporate power to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not so qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on the business or properties of Net. Included in the Net Schedules (as hereinafter defined) are complete and correct copies of the certificate of incorporation and bylaws of Net and its subsidiaries as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Net's or its subsidiaries certificate of incorporation or bylaws.

     Section 5.02 Approval of Agreement. The board of directors of Net has authorized the execution and delivery of this Agreement by Net and has approved the consummation of the transactions contemplated hereby. Included in the Net Schedules is a signed copy of a consent duly adopted by the board of directors of Net evidencing such approval. Net has full power, authority, and legal right, and has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise, to consummate the transactions contemplated hereby.

     Section 5.03 Capitalization. Net has authorized capital of 3,000 shares of common stock, par value $0.01 per share. All issued and outstanding Net Stock is held by the individuals and entities set forth on Schedule 5.03 in the amount set forth opposite their respective names. There are no options, rights, convertible securities, calls, or commitments to which Net is a party or to which it is subject requiring the issuance of any additional shares of Net Stock. All issued and outstanding shares of Net are validly authorized, legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person.

     Section 5.04 No Subsidiary or Predecessor. Net does not own, beneficially or of record, any equity securities in any other entity other than the subsidiaries listed on Schedule 5.04 (the "Subsidiaries"). Net owns all of the outstanding capital stock of each of the Subsidiaries.

     Section 5.05     Financial Information.

          (a) Included in the Net Schedules are the audited consolidated financial statements of Net and the Subsidiaries as of the closing of the Asset Acquisition.

          (b) Such financial information has been prepared in accordance with GAAP, except as disclosed in the Net Schedules. Such financial statements contain all of the periods and notes that would be required to be included in a registration statement filed by Net by the provisions of Regulations S-X promulgated under the Securities Act of 1933, as amended. Net did not have, as of the date of the most recent balance sheet, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet prepared in accordance with GAAP. All assets reflected on the most recent balance sheet present fairly the assets of Net, as of the date of such balance sheet.

          (c) Net has filed all tax returns and reports as required by law. All such returns and reports are accurate and correct in all material respects. There are no income taxes currently due to any governmental agency that have not been paid. Net does not have any liabilities with respect to the payment of any tax (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the most recent balance sheet included in the Net Schedules and all such dates and years and periods prior thereto and for which Net may be liable in its own right or as transferee of the assets of, or as successor to, any other corporation or other entity, except for taxes accrued but not yet due and payable. None of the tax returns of Net has been audited or is currently being audited by any governmental agency. Net has not made any tax election which would have a material adverse effect on Net, its financial condition, its business as presently conducted or as proposed to be conducted, or any of its properties or material assets. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Net.

          (d) The books and records, financial and otherwise, of Net are in all material respects complete and correct and have been made and maintained in accordance with sound business and bookkeeping practices and, in reasonable detail, accurately and fairly reflect the transactions involving the assets of Net. Net has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions have been and are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

          (e) Except as set forth in the Net Schedules, the balance sheet included in the Net Schedules, or in the notes thereto, Net (i) has good and marketable title to its accounts receivable, and other debts due or recorded in the records and books of account of Net, free of any security interests or liens and free of any material defenses, counterclaims, and set-offs, and all of such accounts receivable, invoices, and debts are actual and bona fide amounts due Net for the total dollar amount thereof shown on the books of Net and resulted from the regular course of its business; and (ii) the accounts receivable, invoices, and debts set forth on the Net balance sheets arose in the ordinary course of business and are, net of any reserves shown on the balance sheet, collectible in full in all material respects on the continuation of reasonable collection efforts by Net or successor personnel and without resorting to litigation and in any event not later than ninety (90) days after the date billed.

     Section 5.06 Information. The information concerning Net set forth in this Agreement and in the Net Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     Section 5.07 Options or Warrants. Except as set forth on Schedule 5.07, there are no existing options, warrants, calls, commitments, or other rights of any character relating to authorized and unissued Net Stock or other securities of Net or the Subsidiaries. Other than the convertible obligations incurred in connection with the Asset Acquisition, all such rights shall be cancelled as of the effective time of the acquisition in accordance with Section 2.06 above.

     Section 5.08 Absence of Certain Changes or Events. Except as set forth in this Agreement or in the Net Schedules, since the date of the balance sheet included in the Net Schedules:

          (a) There has not been (i) any material adverse change in the business, operations, assets, or condition of Net, except for changes occurring as a result of transactions in the normal course of business of Net, or (ii) any damage, destruction, or loss to Net (whether or not covered by insurance) materially and adversely affecting the business, operations, assets, or condition of Net;

          (b) Net has not (i) amended its certificate of incorporation and bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Net; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions, (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, employee, or shareholder; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $5,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

          (c) Net has not (i) granted or agreed to grant any options, warrants, or other rights to acquire its stocks, bonds, or other corporate securities; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent balance sheet included in the Net Schedules and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $10,000 or assets, properties, or rights disposed of in the ordinary course of business); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Net; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

          (d) Net has not become subject to any law or regulation which materially and adversely affects, or may in the future materially and adversely affect, the business, operations, properties, assets, or condition of Net.

     Section 5.09     Title to Personal and Real Property.

          (a) Except as disclosed in the balance sheet included in the Net Schedules, Net has good and marketable title to all its properties, inventory, know-how, interests in properties, and assets, which are reflected in the most recent balance sheet included in the Net Schedules, or are used in Net's business, or acquired after that date (except those sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all material mortgages, security interests, royalties, liens, pledges, charges, or encumbrances, except (i) statutory liens or claims for amounts not yet delinquent; and (ii) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties. All personal property held by Net is in a state of good maintenance and repair, excepting only reasonable wear and tear, and is adequate and suitable for the purposes for which it is presently being used.

          (b)     Net does not own any real property in fee simple.

          (c) Included in the Net Schedules is an accurate and complete list of all personal property owned by Net or used in its business and having a purchase price of over $10,000, together with a description of any mortgages, financing instruments, or other encumbrances to the title to such properties. Also included in the Net Schedules are copies of all leases for real and personal property to which Net is a party. Except as disclosed in the Net Schedules, each such lease is in full force and effect; all rents and additional fees due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence, or postponement of the lessee's obligation thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition, or act, which, with the giving of notice, the lapse of time, or the happening of any further event or condition, would become a default under such lease, the occurrence of which would have a material adverse affect on Net. Net has not violated any of the terms or conditions under any such lease in any material respect, and all of the material covenants to be performed by any other party under any such lease have been fully performed. The property leased by Net is in a state of good maintenance and repair, except reasonable wear and tear, and is adequate and suitable for the purposes for which it is presently being used.

     Section 5.10 Intellectual Property. Net owns the entire right, title, and interest to all trade secrets, technology, know-how, tradenames, trademarks, servicemarks, and other proprietary information owned by, used, or licensed in connection with the business of, Net, including all copyrights, patents, patent applications, registrations, and applications with respect thereto, all of which is described in Section 2.01(a) (collectively the "Intellectual Property").
Such Intellectual Property is not subject to the payment of royalties or any other obligation to any other person or entity. No employee or former employee of Net owns, directly or indirectly, any right, title, or interest in or to the Intellectual Property. Hemi Davidson hereby waives, assigns, and transfers to Net any and all rights or claims he may have to the Intellectual Property. None of the Intellectual Property is subject to any material order, decree, judgment, stipulation, settlement, encumbrance, or attachment. Except as set forth in the Net Schedules, there are no pending or threatened proceedings, litigation, or other adverse claims to the Intellectual Property of which Net is aware. To Net's knowledge, the Intellectual Property does not infringe on the copyright, patent, trade secret, know-how, or other proprietary right of any other person or entity and comprises all such rights necessary to permit the operation of the business of Net as now being conducted and as proposed to be conducted.

     Section 5.11 Litigation and Proceedings. Except as set forth in the Net Schedules, there are no actions, suits, or proceedings pending or, to the knowledge of Net or its officers and directors, threatened in writing by or against Net or affecting Net or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Net is not in material default with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

     Section 5.12     Contracts.

          (a) Included in the Net Schedules is a description of every contract, agreement, distributorship, franchise, license, or other agreement, arrangement, or commitment to which Net is a party or by which its assets or properties are bound, which calls for the payment by Net of more than $2,000 a month, or $24,000 in the aggregate;

          (b) Except as described in this Agreement or in the Net Schedules, Net is not a party to or bound by, and the properties of Net are not subject to, any contract, agreement, other commitment or instrument or any charter or other corporate restriction or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as Net can now reasonably foresee) materially and adversely affect, the business operations, properties, assets, or financial condition of Net; and

          (c) Except as included or described in the Net Schedules or reflected in the accompanying Net balance sheet, Net is not a party to any oral or written (i) contract for the employment of any officer, director, or employee, whose compensation is greater than $5,000 per month, which is not terminable on thirty (30) days (or less) notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, contract, or indenture relating to the borrowing of money in amounts greater than $10,000 in the aggregate; (iv) guarantee of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guarantees of obligations, which, in the aggregate do not exceed $10,000; (v) consulting or other similar contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of Net whose compensation was or is greater than $5,000 per month; or (viii) other contract, agreement, or other commitment, except normal ongoing monthly operating expenses, involving payments by it in the future of more than $10,000 in the aggregate per contract.

     Section 5.13 Material Contract Defaults. Net is not in default in any respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or financial condition of Net, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Net has not taken adequate steps to prevent such a default from occurring. Net's agreements with Partner remain in full force and effect, Net is current and in full compliance with its obligations thereunder, and Net has not received any notice from Partner that it intends to terminate such agreements or requesting any material change or modification to such agreements.

     Section 5.14 Insurance Claims. Except as set forth in the Net Schedules, during the last three years Net has not received, or informed its insurance carriers of, any claims for damages, whether or not covered by insurance, for amounts greater than $10,000. Net is not currently aware of any pending or unasserted claims.

     Section 5.15 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Net is a party or to which any of its properties or operations are subject, which would have a material adverse affect on Net.

     Section 5.16 Governmental Authorizations. Net has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof or as presently contemplated. Net required approvals, if any, for the export of its technology, necessary to permit it to conduct its business and provide its proposed services outside of the State of Israel. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Net of this Agreement and the consummation by Net of the transactions contemplated hereby.

     Section 5.17 Compliance With Laws and Regulations. Net has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or financial condition of Net or except to the extent that noncompliance would not result in the incurrence of any material liability for Net. Included in the Net Schedules is a copy of each letter of inquiry, review, or investigation or other writing from or to any governmental authority subsequent to December 31, 1997, evidencing a violation or possible or alleged violation of any of the foregoing.

     Section 5.18 Insurance. Included in the Net Schedules is a complete list of all business liability, casualty, automobile, extended coverage, and other insurance policies which Net maintains respecting its products, services, business, properties, and employees, showing for each type of coverage the policy limits, principal exclusions, deductibles, insurer, and other relevant information. Such policies are in full force and effect and are free from any right of termination by the insurance carriers. All of the insurable properties of Net are insured for its benefit in the amount of their full replacement value (subject to reasonable deductibles) against losses due to fire and other casualty, with extended coverage, and other risks customarily insured against by persons operating similar properties in the localities where such properties are located and under valid and enforceable policies issued by insurers of recognized responsibility.

     Section 5.19 Transactions With Affiliates. Set forth in the Net Schedules is a list of every contract, agreement, or arrangement between Net and any person who is or has ever been during the previous three years an officer or director of Net or person owning of record, or known by Net to own beneficially, 5% or more of the issued and outstanding common stock of Net and which is to be performed in whole or in part after the date hereof. In all of such circumstances, the contract, agreement, or arrangement was for a bona fide business purpose of Net. Except as disclosed in the Net Schedules or otherwise disclosed herein, no officer or director of Net or 5% shareholder of Net has, or has had during the preceding three years, any interest, directly or indirectly, in any material transaction with Net. The Net Schedules also include a description of any commitment by Net, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with, any such affiliated person.

     Section 5.20 Labor Agreements and Actions. Net is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment, or arrangement with any labor union, and no labor union has requested or sought to represent any of the employees, representatives, or agents of Net. There is no strike or other labor dispute involving Net pending or threatened, which could have a material adverse effect on the assets, properties, financial condition, operating results, or business of Net or (as such business is presently conducted and as it is proposed to be conducted), and Net is not aware of any labor organization activity involving its employees. Net is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with Net, nor does Net have a present intention to terminate the employment of any of the foregoing. Except as set forth in the Net Schedules, the employment of each officer and employee of Net is terminable at the will of Net.

     Section 5.21 Pension Obligations. Net does not have any unfunded pension liability to any person or entity in connection with any retirement, pension plan, or similar arrangement.

     Section 5.22 Net Schedules. Prior to the Funding, Net shall deliver to Sensar the following schedules, which are collectively referred to as the "Net Schedules." On delivery, Sensar shall have five days to review the Net Schedules. If Sensar does not object to the Net Schedules within such period, they shall be deemed accepted by Sensar. The Net Schedules shall be updated as of Closing and shall be certified by the chief executive officer of Net as complete, true, and accurate:

          (a) A schedule including copies of the certificate of incorporation and bylaws of Net in effect as of the date of this Agreement as referred to in section 5.01;

          (b) A schedule containing copies of resolutions adopted by the board of directors of Net approving this Agreement and the transactions herein contemplated as referred to in section 5.02;

          (c) A schedule listing the shares of Net Stock held by each of the Net Shareholders;

          (d)     A schedule including the financial information required by section 5.05;

          (e) A schedule including copies of all income tax returns filed for Net, as identified in section 5.05;

          (f) A schedule listing the accounts receivable and notes and other obligations receivable of Net as of the date of the balance sheet included in the Net Schedules or that arose thereafter other than in their ordinary course of business, indicating the debtor and amount, classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, setoffs, reimbursements, discounts, or other adjustments, which in the aggregate are greater than $1,000, due to or claimed by such debtors;

          (g) A schedule listing the accounts payable and notes and other obligations payable of Net as of the date of the balance sheet included in the Net Schedules or that arose thereafter other than in the ordinary course of the business of Net, indicating the creditor and amount, classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, setoffs, reimbursements, discounts, or other adjustments, which in the aggregate are greater than $1,000, payable to Net from any one such creditor;

          (h) A schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or financial condition of Net since the balance sheet included in the Net Schedules, required to be provided pursuant to section 5.08 hereof;

          (i) Copies of all agreements or arrangements and all written statements of practice followed with regard to the payment of compensation, bonuses, deferred compensation, profit sharing, pension, vacation, retirement, or other compensation benefits to officers, directors, or employees whose monthly compensation exceeds $5,000 (and descriptions of any such agreements, arrangements, or practices which are not in writing), together with a schedule setting forth the name or identification of each officer, director, or employee whose monthly compensation exceeds $5,000 and of each former officer or former employee of Net who is currently being paid or who is entitled to, or may become entitled to, compensation in amounts greater than $5,000 per month of any of such compensation benefits and the rate or amounts thereof and showing the nature of any family relationship of such person to each stockholder owning 5% or more of the stock of Net;

          (j) A schedule containing a description of all personal property owned by Net or used in its business and having a purchase price of over $10,000, including a description of every material mortgage, financing instrument, or encumbrance to which such personal property of Net is subject (except statutory liens or claims not yet delinquent and except liens, claims, encumbrances, or equities which do not or in the future will not materially detract from or interfere with the present or proposed use of the property subject thereto or affected thereby);

          (k) A schedule containing a description of each lease, rental agreement, or similar instrument, including a description of each oral arrangement;

          (l) A schedule setting forth the litigation and proceedings referred to in section 5.11;

          (m) A schedule listing all material contracts, agreements, franchises, license agreements, or other commitments to which Net is a party or by which their properties are bound, as referred to in section 5.12, but excluding those with affiliates which are described in section 5.19;

          (n)     A schedule of any insurance claims as referenced in section
5.14;

          (o) Copies of all licenses, permits, and other governmental authorizations (or requests or applications therefor) pursuant to which Net carries on or proposes to carry on its business (except those which are immaterial to the present or proposed business of Net), as referred to in section 5.16;

          (p) A schedule describing the matters regarding compliance with laws and regulations as referred to in section 5.17;

          (q) A schedule showing details of all insurance coverage as referred to in section 5.18;

          (r) A schedule containing a description of all material contracts, leases, agreements, and other instruments between Net and any affiliates, as referred to in section 5.19;

          (s) A schedule showing the name and location of each bank or other institution in which Net has an account or safe deposit box, and the names of all persons authorized to draw thereon or to have access thereto;

          (t) Copies of all powers of attorney given by Net now in effect or to be in effect; and

          (u) A schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Net Schedules by sections 5.01 through 5.21.

                                   ARTICLE VI

                              Intentionally deleted

                                   ARTICLE VII
              REPRESENTATIONS, COVENANTS, AND WARRANTIES OF SENSAR

     As an inducement to, and to obtain the reliance of Net, Sensar represents and warrants, except as set forth on the Sensar Schedules, as follows:

     7.01 Organization. Sensar is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada, and has the corporate power to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not so qualified in which either the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on the business or properties of Sensar. Included in the Sensar Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation and bylaws of Sensar in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of the articles of incorporation or bylaws of Sensar. Sensar has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, bylaws, and otherwise to consummate the transactions herein contemplated. Effective as of the Closing, Sensar shall have no subsidiaries.

     Section 7.02 Approval of Agreements. The board of directors of Sensar has authorized the execution and delivery of this Agreement by Sensar and has approved the consummation of the transactions contemplated hereby. Included in the Sensar Schedules are copies of resolutions duly adopted by the board of directors of Sensar evidencing such approval. Prior to Closing, Sensar shall obtain the approval of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by its stockholders. Subject to such approval, Sensar has full power, authority, and legal right, and has taken all action required by law, its articles of incorporation, its bylaws, or otherwise, to execute this Agreement and consummate the transactions contemplated hereby.

     Section 7.03 Capitalization. The authorized capitalization of Sensar consists of 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding, and 290,000,000 shares of Sensar Common Stock, par value $0.001 per share, of which 3,150,000 shares are issued and outstanding. In addition, Sensar has shares of Sensar Common Stock reserved for issuance on the exercise of outstanding and committed options and warrants as set forth in Schedule 7.03. All issued and outstanding shares of Sensar Common Stock are validly authorized, legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person. All shares of Sensar Common Stock to be issued pursuant to this Agreement are validly authorized and will be, when issued, legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person.

     Section 7.04 SEC Reports. Sensar has filed all reports required by the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the Securities Act"). In addition, Sensar shall file a registration statement (the "Registration Statement"), registering the issuance of the common stock of Sensar in exchange for the Net Stock held by the Net Shareholders as contemplated by this Agreement. None of the filings of Sensar contained, when filed, and the Registration Statement will not contain, when it becomes effective, any untrue statement of a material fact or omission of a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     Section 7.05     Financial Statements.

          (a) Included in the reports referred to in section 7.04 are the audited consolidated balance sheets of Sensar as of December 31, 1998 and 1997, and the related audited consolidated statements of operations and stockholders' equity and changes in financial position for the periods then ended, together with the notes to such statements and the opinion of Grant Thornton LLP, certified public accountants, with respect to such financial statements. Also included are the unaudited financial statements for the interim period ended September 30, 1999. All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and present fairly the financial position of Sensar as of the dates and for the periods stated herein.

          (b) Sensar has filed all tax returns and reports as required by law. All such returns and reports are accurate and correct in all material respects. There are no income taxes currently due to any governmental agency that have not been paid. Sensar does not have any liabilities with respect to the payment of any tax (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the most recent balance sheet included in the Sensar Schedules and all such dates and years and periods prior thereto and for which Sensar may be liable in its own right or as transferee of the assets of, or as successor to, any other corporation or other entity, except for taxes accrued but not yet due and payable. None of the tax returns of Sensar has been audited or is currently being audited by any governmental agency. Sensar has not made any tax election which would have a material adverse effect on Sensar, its financial condition, its business as presently conducted or as proposed to be conducted, or any of its properties or material assets. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Sensar.

          (c) The books and records, financial and otherwise, of Sensar are in all material respects complete and correct and have been made and maintained in accordance with sound business and bookkeeping practices and, in reasonable detail, accurately and fairly reflect the transactions involving the assets of Sensar. Sensar has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions have been and are executed in accordance with management's general or specific authorization;
(ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

          (d) Except as set forth in the Sensar Schedules, the balance sheet included in the Sensar Schedules, or in the notes thereto, Sensar (i) has good and marketable title to its accounts receivable, and other debts due or recorded in the records and books of account of Sensar, free of any security interests or liens and free of any material defenses, counterclaims, and set-offs, and all of such accounts receivable, invoices, and debts are actual and bona fide amounts due Sensar for the total dollar amount thereof shown on the books of Sensar and resulted from the regular course of its business; and (ii) the accounts receivable, invoices, and debts set forth on the Sensar balance sheets arose in the ordinary course of business and are, net of any reserves shown on the balance sheet, collectible in full in all material respects on the continuation of reasonable collection efforts by Sensar or successor personnel and without resorting to litigation and in any event not later than ninety (90) days after the date billed.

     Section 7.06 Information. The information concerning Sensar set forth in this Agreement and in the Sensar Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     Section 7.07 Options or Warrants. At the Closing Date there will be no existing options, warrants, convertible securities, calls, commitments, or other rights of any character relating to authorized and unissued Sensar Common Stock or other securities of Sensar other than as set forth on schedule 7.03 (a portion of which shall be exercised pursuant to Section 3.02(d)).

     Section 7.08 Absence of Certain Changes or Events. Except as set forth in this Agreement or in the Sensar Schedules, since the date of the most recent balance sheet included in the Sensar Schedules:

          (a) There has not been (i) any material adverse change in the business, operations, assets, or condition of Sensar, (ii) any damage, destruction, or loss to Sensar (whether or not covered by insurance) materially and adversely affecting the business, operations, assets, or condition of Sensar; or (iii) any claim or litigation brought against Sensar;

          (b) Sensar has not (i) amended its certificate of incorporation and bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Sensar; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, employee, or shareholder; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $5,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

          (c) Sensar has not (i) granted or agreed to grant any options, warrants, or other rights to acquire its stocks, bonds, or other corporate securities; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent balance sheet included in the Sensar Schedules and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $10,000 or assets, properties, or rights disposed of in the ordinary course of business); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Sensar; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

          (d) Sensar has not become subject to any law or regulation which materially and adversely affects, or may in the future materially and adversely affect, the business, operations, properties, assets, or condition of Sensar.

     Section 7.09 Title to Personal and Real Property. Sensar does not own any real property. The only lease to which Sensar is a party will be assumed by a third party in connection with the Closing.

     Section 7.10 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Sensar is a party or to which any of its properties or operations are subject which would have a material adverse affect on Sensar.

     Section 7.11 Litigation and Proceedings. Except as set forth in the Sensar Schedules, there are no actions, suits, or proceedings pending or, to the knowledge of Sensar or its officers and directors, threatened in writing by or against Sensar or affecting Sensar or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Sensar is not in material default with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

     Section 7.12     Contracts.

          (a) Included in the Sensar Schedules is a description of every contract, agreement, distributorship, franchise, license, or other agreement, arrangement, or commitment to which Sensar is a party or by which its assets or properties are bound, which calls for the payment by Sensar of more than $2,000 a month, or $24,000 in the aggregate;

          (b) Except as described in this Agreement or in the Sensar Schedules, Sensar is not a party to or bound by, and the properties of Sensar are not subject to, any contract, agreement, other commitment or instrument or any charter or other corporate restriction or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as Sensar can now reasonably foresee) materially and adversely affect, the business operations, properties, assets, or financial condition of Sensar; and

          (c) Except as included or described in the Sensar Schedules or reflected in the accompanying Sensar balance sheet, Sensar is not a party to any oral or written (i) contract for the employment of any officer, director, or employee, whose compensation is greater than $5,000 per month, which is not terminable on thirty (30) days (or less) notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, contract, or indenture relating to the borrowing of money in amounts greater than $10,000 in the aggregate; (iv) guarantee of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guarantees of obligations, which, in the aggregate do not exceed $10,000; (v) consulting or other similar contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of Sensar whose compensation was or is greater than $5,000 per month; or (viii) other contract, agreement, or other commitment, except normal ongoing monthly operating expenses, involving payments by it in the future of more than $10,000 in the aggregate per contract.

     Section 7.13 Material Contract Defaults. Sensar is not in default in any respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or financial condition of Sensar, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Sensar has not taken adequate steps to prevent such a default from occurring.

     Section 7.14     Intentionally deleted.

     Section 7.15 Governmental Authorizations. Sensar has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Other than as required by state and Federal securities laws, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Sensar of this Agreement and the consummation by Sensar of the transactions contemplated hereby.

     Section 7.16 Compliance With Laws and Regulations. Sensar has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or financial condition of Sensar or except to the extent that noncompliance would not result in the incurrence of any material liability for Sensar. Included in the Sensar Schedules is a copy of each letter of inquiry, review, or investigation or other writing from or to any governmental authority subsequent to December 31, 1997, evidencing a violation or possible or alleged violation of any of the foregoing.

     Section 7.17 Transactions With Affiliates. Set forth in the Sensar Schedules is a description of every contract, agreement, or arrangement between Sensar and any person who is or has ever been during the previous three years an officer or director of Sensar or person owning of record, or known by Sensar to own beneficially, 5% or more of the issued and outstanding common stock of Sensar and which is to be performed in whole or in part after the date hereof. In all of such circumstances, the contract, agreement, or arrangement was for a bona fide business purpose of Sensar. Except as disclosed in Sensar's periodic reports filed with the SEC, the Sensar Schedules, or otherwise disclosed herein, no officer or director of Sensar or 5% shareholder of Sensar has, or has had during the preceding three years, any interest, directly or indirectly, in any material transaction with Sensar. The Sensar Schedules also include a description of any commitment by Sensar, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with, any such affiliated person.

     Section 7.18 Labor Agreements and Actions. Sensar has two employees, Jeffery S. Cohen, whose employment terminates December 31, 1999, and Howard S. Landa, whose employment will terminate at Closing.

     Section 7.19 Pension Obligations. Sensar does not have any unfunded pension liability to any person or entity in connection with any retirement, pension plan, or similar arrangement.

     Section 7.20 Sensar Schedules. Prior to the Funding, Sensar shall deliver to Net the following schedules, which are collectively referred to as the "Sensar Schedules." On delivery Net shall have five days to review the Sensar Schedules. If Net does not object to the Sensar Schedules within such period, they shall be deemed accepted by Net. The Sensar Schedules shall be updated as of Closing, and shall be certified by the chief executive officer of Sensar as complete, true, and accurate.

          (a) A schedule including copies of the articles of incorporation and bylaws of Sensar in effect as of the date of this Agreement, as referred to in section 7.01;

          (b) A schedule containing copies of resolutions adopted by the board of directors of Sensar approving this Agreement and the transactions herein contemplated as referred to in section 7.02;

          (c) A schedule setting forth all warrants, options and other rights to acquire Sensar Common Stock to which Sensar is a party or by which it is bound as referred to in section 7.03;

          (d) A schedule containing the annual report of Sensar on form 10-K for the year ended December 31, 1998;

          (e) A schedule containing the quarterly report of Sensar on form 10-Q for the quarter ended March 31, 1999;

          (f) A schedule containing the report of Sensar on form 8-K dated April 21, 1999;

          (g) A schedule containing the quarterly report of Sensar on form 10-Q for the quarter ended June 30, 1999;

          (h) A schedule containing the report of Sensar on form 8-K dated August 4, 1999;

          (i) A schedule containing the report of Sensar on form 8-K dated August 19, 1999;

          (j) A schedule containing the report of Sensar on form 10-Q for the period ended September 30, 1999;

          (k) A schedule containing the report of Sensar on form 8-K dated October 7, 1999;

          (l) A schedule containing the report of Sensar on form 8-K dated October 12, 1999;

          (m) A schedule setting forth a description of any material change in the business, operations, assets, or condition of Sensar since September 30, 1999, required to be provided pursuant to section 7.08 hereof;

          (n) A schedule setting forth a description of pending litigation as required by section 7.12;

          (o)     A schedule of contracts as required by section 7.13;

          (p)     A schedule of transactions with affiliates; and

          (q) A schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Sensar Schedules by sections 7.01 through 7.20.

                                  ARTICLE VIII
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SENSAR

     The obligations of Sensar under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

     Section 8.01 Accuracy of Representations and Satisfaction of Covenants. The representations and warranties made by Net in this Agreement shall be true as of the Closing, and Net shall have performed or complied with all material covenants and conditions required by this Agreement to be performed or complied with by Net prior to or at the Closing. Sensar shall be furnished with certificates, signed by the chief executive officer of Net and dated the Closing Date, to the foregoing effect.

     Section 8.02 Net Disclosure Schedules. Sensar shall have received an update all of the Net Disclosure Schedules and any material change to such Schedules from the Schedules delivered in connection with the execution of this Agreement shall be reasonably acceptable, in form and content, to Sensar.

     Section 8.03 Stockholder Approval. The proposals submitted to the stockholders at the Sensar Stockholders' Meeting shall have been approved.

     Section 8.04 Net Shareholder Election. Holders of not more than 5% of the Net Stock shall have exercised their dissenter's rights under Delaware corporate law.

     Section 8.05 Good Standing. Sensar shall have received a certification that Net is in good standing, dated as of a date within ten (10) days prior to the Closing Date.

     Section 8.06 UCC Certificate. Sensar shall have received a Commercial Code certificate as of a date within five (5) days of the Closing Date to the effect that there are no encumbrances of record on the assets of Net, other than those disclosed in the Net Schedules.

     Section 8.07 Regulatory Action. Net shall have not received any notice of a regulatory action pending or contemplated by any governmental agency against Net or with respect to its intellectual property.

     Section 8.08 Other Items. Sensar shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Sensar may reasonably request.

                                   ARTICLE IX
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF NET

     The obligations of Net under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

     Section 9.01 Accuracy of Representations and Satisfaction of Covenants. The representations and warranties made by Sensar in this Agreement shall be true as of the Closing, and Sensar shall have performed and complied with all material covenants and conditions required by this Agreement to be performed or complied with by Sensar prior to or at the Closing. Sensar shall have been furnished with a certificate, signed by the duly authorized chief executive officer of Sensar, and dated the Closing Date, to the foregoing effect.

     Section 9.02 Sensar Commitments. Sensar shall have a minimum of an aggregate of $4.5 million in cash and notes receivable due no later than October 1, 2000, with no liabilities except as permitted by this Agreement, and shall have not more than 3,150,000 (plus any shares issued on the exercise of the options and warrants identified on schedule 7.03 subsequent to the date of this Agreement) shares of common stock outstanding prior to the Closing.

     Section 9.03 Indemnification. Howard S. Landa shall have indemnified Sensar as set forth in section 4.08.

     Section 9.04     Intentionally omitted.

     Section 9.05 Good Standing. Net shall have received a certificate of good standing from the Secretary of State of Nevada with respect to Sensar, dated as of a date within ten (10) days prior to the date of this Agreement, certifying that Sensar is in good standing as a corporation in the state of Nevada.

     Section 9.06 Options and Warrants. The options, warrants and other rights to acquire stock or securities of Sensar identified in Schedule 3.02(d) shall have been exercised.

     Section 9.07 Financial Statements. Net shall have received the audited consolidated financial statements of Sensar at, and for the year ended, December 31, 1999 prepared in accordance with GAAP and Regulation S-X. If the Closing shall occur after March 31, 2000, Net shall have also received the consolidated financial statements of Sensar at, and for the quarter ended, March 31, 2000, which financial statements shall be unaudited but reviewed pursuant to SAS 71.

     Section 9.08 Other Items. Net shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Net may reasonably request.

                                    ARTICLE X
                                  MISCELLANEOUS

     Section 10.01 Survival of Representations and Warranties. Except as otherwise provided, the representations, warranties, covenants, and agreements of the parties shall not survive the Closing.

     Section 10.02 Brokers. Sensar agrees that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement other than those entitled to receive the 500,000 shares of common stock, all of whom are set forth on Schedule 10.02 to be delivered by Sensar prior to the Closing. Sensar and Net agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such party and such third person, whether express or implied, resulting from the actions of such party. The covenants set forth in this section 10.02 shall survive the Closing and the consummation of the transactions herein contemplated.

     Section 10.03 Tax Treatment. No representation or warranty is being made or legal opinion given by any party to any other regarding the treatment of this transaction for federal or state income taxation. All parties intend for the transaction to be treated as a "tax-free" reorganization under the provisions of the Code and agree to take all corporate action necessary, to file all tax returns and reports, and prepare financial statements consistent with the treatment of the transaction as a reorganization under section 368(a) for those shareholders resident in the United States. Shareholders not resident in the United States or otherwise unable to qualify for "tax-free" treatment under section 368(a) shall be solely responsible for any tax consequences to them resulting from the consummation of the transactions contemplated hereby. Although this transaction has been structured in an effort to qualify for treatment under section 368(a) of the Code, there is no assurance that any part of this transaction in fact meets the requirements for such qualification. Each party has relied exclusively on its own legal, accounting, and other tax advisers regarding the treatment of this transaction for federal and state income taxes.

     Section 10.04 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of the state of Utah.

     Section 10.05 Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication confirmed by registered or certified mail, postage prepaid, or if sent by prepaid overnight courier addressed as follows:

     If to Sensar, to:     Sensar Corporation
                           Howard S. Landa
                           50 West Broadway, Suite 500
                           Salt Lake City, Utah 84101
                           Fax:  (801) 350-0825
                           Confirmation:  (801) 350-0587

     With copies to:       Keith L. Pope, Esq.
                           Kruse, Landa & Maycock, L.L.C.
                           Eighth Floor, Bank One Tower
                           50 West Broadway
                           Salt Lake City, Utah 84101
                           Fax:  (801)359-3954
                           Confirmation:  (801) 531-7090

     If to Net:            Hemi Davidson
                           Net2Wireless, Inc.
                           17 Ben-Gurion Street
                           Bnei Brak
                           Tel Aviv 52537
                           Israel
                           Fax:  011-9867-579-0127
                           Confirmation:  011-9867-570-6193

     With copies to:       Richard H. Gilden, Esq.
                           Fulbright & Jaworski L.L.P
                           666 Fifth Avenue
                           New York, New York 10103
                           Fax:  (212) 752-5958
                           Confirmation:  (212) 318-3021

          and

                           Yaron Sobol
                           Attorney at Law
                           66 Rothschild Blvd.
                           Tel Aviv 65785
                           ISRAEL
                           Fax:  011-972-3-566-0480
                           Confirmation: 011-972-3-566-0595

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, or one day after the date so sent by overnight courier.

     Section 10.06 Attorneys' Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

     Section 10.07 Costs. Each of the parties shall bear its respective costs associated with this Agreement and the transactions contemplated hereby, including legal fees, accounting fees, and other costs and expenses.

     Section 10.08 Schedules; Knowledge. Whenever in any section of this Agreement reference is made to information set forth in the Sensar Schedules or Net Schedules such reference is to information specifically set forth in such schedules and clearly referenced to identify the section of this Agreement to which the information relates. Whenever any representation is made to the "knowledge" of any party, it shall be deemed to be a representation as to actual knowledge only.

     Section 10.09 Third-Party Beneficiaries. This Agreement is solely between Sensar and Net and the Net Shareholders, and no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

     Section 10.10 Entire Agreement. This Agreement, together with the other agreements entered into between the parties contemporaneously with this Agreement (this Agreement and such other documents collectively referred to as the "Transaction Documents"), represent the entire agreement between the parties relating to the subject matter hereof. All previous agreements between the parties, whether written or oral, have been merged into the Transaction Documents. The Transaction Documents fully and completely express the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth in the Transaction Documents.

     Section 10.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

     Section 10.12 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. This Agreement shall only be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the Provision is intended.

     Section 10.13 Severability. If and to the extent that any court of competent jurisdiction holds any provision, or any part thereof, of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement which shall continue in full force and effect.

     Section 10.14 Successors and Assigns. This Agreement may not be assigned without the prior written consent of both parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and the individuals have caused this Agreement to be executed as of the date first above written.

     Sensar:

          SENSAR CORPORATION


          By   /s/ Howard S. Landa
            Howard S. Landa, CEO

     Net:

          Net2Wireless, Inc.


          By   /s/ Hemi Davidson
            Hemi Davidson, CEO


                               FIRST AMENDMENT TO
                                    AGREEMENT


     THIS FIRST AMENDMENT TO AGREEMENT (this "Amendment") is entered into as of January 4, 2000, to amend the Agreement dated December 8, 1999, by and between Sensar Corporation, a Nevada corporation ("Sensar"), and Net2Wireless, Inc., a Delaware corporation ("Net2Wireless"), based on the following:

                                    Premises

     A. Sensar and Net2Wireless are parties to the Agreement (the "Acquisition Agreement") dated December 8, 1999, pursuant to which Sensar has agreed to provide funding to Net2Wireless and holds the right to acquire Net2Wireless. The parties wish to amend the Acquisition Agreement as set forth herein.

     B. This Amendment is entered into in conformance with Section 10.2 of the Acquisition Agreement which requires that any modification of the Acquisition Agreement be set forth in writing and signed by all parties.

                                    Agreement

     NOW, THEREFORE, based on the foregoing premises and in consideration of the agreements, representations, warranties, and covenants contained herein, and the benefits to the parties to be derived therefrom, the parties agree as follows:

     1. Defined Meanings. Capitalized terms used in this Amendment and not defined shall have the meanings given to them in the Acquisition Agreement.

     2. Negative Covenants of Sensar. Under the provisions of section 3.03(b) of the Acquisition Agreement, Sensar is prohibited, inter alia, from adopting any recapitalization or split of its capital stock. Sensar and Net2Wireless have considered the potential effects of a forward split of Sensar's stock and consider it in the best interests of both the current shareholders of Sensar and the Net2Wireless shareholders who will receive Sensar common stock if either Sensar or Net2Wireless elects to exercise their respective option under the provisions of section 2.04 of the Acquisition Agreement to trigger a reorganization between the parties. Consequently, the parties agree that the following transaction shall not be a violation of Sensar's obligations under section 3.03 of the Acquisition Agreement:

          The implementation by Sensar of a forward split of its issued and outstanding common stock on the basis of two for one (2:1), so that the holder of shares of common stock would receive one (1) additional share for each share of common stock held as of the Record Date (as defined below). The forward split would be effective for all holders of common stock as of January 12, 2000 (the "Record Date") and would be completed as quickly as reasonably practical following the filing of the necessary notices. All options, warrants and other rights to acquire Sensar common stock outstanding on the Record Date would be adjusted to give effect to the forward split.

     3. Terms of the Reorganization. Section 2.05 of the Acquisition Agreement is hereby amended to give effect to the forward split of the issued and outstanding Sensar common stock by doubling the share amounts of the Sensar common stock so that "8,000,000" is replaced with "16,000,000" and "5,500,000" is replaced with "11,000,000." In addition, the number "4" contained in the formula calculating the number of additional shares to be issued under certain circumstances is replaced by the number "2."

     4. Affirmative Covenants of Sensar. Section 3.02 of the Acquisition Agreement is hereby amended to give effect to the forward split by replacing the share amount of "3,150,000" with the share amount of "6,300,000" where it appears in that paragraph.

     5. Conforming Changes. All other references in the Acquisition Agreement to the issued and outstanding shares of common stock of Sensar, or the rights to acquire common stock of Sensar, are hereby amended to give effect to the forward split by doubling the number of shares referred to and, in the case of rights to acquire shares, by decreasing the per share exercise or strike price to one-half of that stated.

     6. Ratification of Acquisition Agreement. Except as specifically provided in Sections 1 through 5 hereof, the parties specifically ratify, confirm and adopt as binding and enforceable, all of the terms and conditions of the Acquisition Agreement.

     EXECUTED effective the date first above written.

     SENSAR CORPORATION


     By   /s/ Howard S. Landa
       Howard S. Landa, CEO


     NET2WIRELESS, INC.


     By   /s/ Hemi Davidson
       Hemi Davidson, CEO


                               SECOND AMENDMENT TO
                                    AGREEMENT


     THIS SECOND AMENDMENT TO AGREEMENT (this "Amendment") is entered into as of March 21, 2000, to amend the Agreement dated December 8, 1999, as previously amended January 4, 2000, by and between Sensar Corporation, a Nevada corporation ("Sensar"), and Net2Wireless Corporation (formerly "Net2Wireless, Inc."), a Delaware corporation ("Net2Wireless"), based on the following:

                                    PREMISES

     A. Sensar and Net2Wireless are parties to the Agreement (the "Acquisition Agreement") dated December 8, 1999, as amended January 4, 2000, pursuant to which Sensar has agreed to provide funding to Net2Wireless and holds the right to acquire Net2Wireless.

     B. Subsequent to the execution of the Acquisition Agreement, certain opportunities have been available to Net2Wireless. The parties have agreed to amend the Acquisition Agreement to permit Net2Wireless to take advantage of such opportunities and wish to set forth such amendments in writing.

     C. This Amendment is entered into in conformance with Section 10.2 of the Acquisition Agreement which requires that any modification of the Acquisition Agreement be set forth in writing and signed by all parties.

                                    AGREEMENT

     NOW, THEREFORE, based on the foregoing premises and in consideration of the agreements, representations, warranties, and covenants contained herein, and the benefits to the parties to be derived therefrom, the parties agree as follows:

     1. Defined Meanings. Capitalized terms used in this Amendment and not defined shall have the meanings given to them in the Acquisition Agreement.

     2. Agreement With Partner Communications Company, Ltd. Under the provisions of Section 2.01(d) of the Acquisition Agreement, Net2Wireless was required to enter into an agreement with Partner Communications Company, Ltd., in form and substance acceptable to Sensar. Net2Wireless has met this obligation by the execution of the Agreement dated March 13, 2000 (the "Partner Agreement"). The parties agree that the maximum number of 3,020,576 shares subject to the option granted to Partner for an aggregate exercise price of US $5,555,556, as such amounts may subsequently be adjusted under the anti-dilution provisions set forth in the Partner Agreement, is acceptable and that the obligations under such option shall be assumed by Sensar in the reorganization under the provisions of Section 2.05 of the Acquisition Agreement.

     3. Affirmative and Negative Covenants of Net2Wireless. Under the provisions of section 3.01 of the Acquisition Agreement, Net2Wireless is required, inter alia, to operate its business in all material respects in the usual and ordinary course and to not issue shares of its stock other than as specifically contemplated by the Acquisition Agreement. The parties agree that the following transaction shall not be a violation of any of Net2Wireless' obligations under section 3.01 of the Acquisition Agreement:

     The issuance by Net2Wireless of shares of Series A Preferred Stock at a minimum of $27.93 per share, for an aggregate of up to $50 million in gross proceeds to Net2Wireless (the "Series A Placement"). The holders of the Series A Preferred Stock would have the rights and obligations set forth on the Summary of Principal Terms attached hereto as Exhibit "A." Net2Wireless represents and warrants that the offer and sale in the placement of these securities is and will be in full compliance with: (a) an available exemption from the registration requirements of the Securities Act of 1933, as amended; (b) all other governing provisions of United States federal securities laws; (c) applicable state securities laws; and (d) the applicable provisions of the laws of any other jurisdiction in which offers and sales are made for those transactions occurring outside of the United States.

     4. Terms of the Reorganization. The parties have also agreed to a stock distribution to all shareholders and option holders of Net2Wireless of
 .074074 shares for each share previously outstanding. In order to accommodate this distribution, Section 2.05 of the Acquisition Agreement, as previously amended by the terms of the First Amendment dated January 4, 2000, is hereby amended to increase the aggregate shares of Sensar common stock to be issued to the holders of Net Stock and rights to acquire Net Stock (other than as set forth below) from 16,000,000 to 17,185,185. In addition, Sensar shall assume the obligations under the option held by Partner Communications Company, Ltd., and options issued by Net2Wireless to employees, officers, directors, and consultants, which shall be increased from a maximum of 11,000,000 shares to a maximum of 11,814,815 shares. Finally, Sensar shall issue shares of Sensar common stock in addition to those set forth above, equal to the number of shares sold in the Series A Placement, as such shares may subsequently be adjusted under the governing terms of that placement.

     5. Issued and Outstanding Stock of Sensar. Section 3.02 of the Acquisition Agreement is hereby amended to require Sensar to have, after the mandatory conversion of options held by officers, directors, and consultants as provided in Section 3.02(d) of the Acquisition Agreement, no more than 9,000,000 shares of common stock and/or rights to acquire common stock outstanding at the time of closing. For each share of Sensar common stock, or right to acquire a share, outstanding in excess of 9,000,000, Sensar shall increase the number of shares of Sensar common stock to be issued to the Net2Wireless stockholders in the reorganization by two shares.

     6. Ratification of Acquisition Agreement. Net2Wireless agrees that it will fully and timely comply with all of the other terms and conditions of the Acquisition Agreement and will cooperate in good faith with Sensar in the completion of all transactions contemplated by the Acquisition Agreement. Except as specifically provided in this Amendment, the parties specifically ratify, confirm, and adopt as binding and enforceable, all of the terms and conditions of the Acquisition Agreement.

     EXECUTED effective the date first above written.

     SENSAR CORPORATION


     By   /s/  Howard S. Landa
       Howard S. Landa, Chairman of the Board
       and CEO


     NET2WIRELESS  CORPORATION


     By   /s/  Nechemia Davidson
       Nechemia  Davidson
       CEO



APPENDIX B
                            NET2WIRELESS CORPORATION
                           2000 U.S. STOCK OPTION PLAN
                           ---------------------------


     1. Purpose. The purpose of the Net2Wireless Corporation 2000 U.S. Stock Option Plan (the "Plan") is to establish a flexible vehicle through which Net2wireless Corporation, a Delaware corporation (the "Company"), may grant options to purchase shares of the Company's common stock, $0.01 par value ("Common Stock"), including options intended to qualify as "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and options which do not qualify as ISOs ("NQSOs"), to eligible personnel in order to attract, retain and motivate such personnel and to further align the interests of such personnel with those of the Company's stockholders.

     2. Administration. The Plan shall be administered by the Board or Directors of the Company (the "Board") or a committee of at least two directors (the "Committee") whose members shall serve at the pleasure of the Board. Subject to the provisions of the Plan, the Board or Committee, acting in its sole and absolute discretion, shall have full power and authority to: (a) select the persons to whom options shall be granted under the Plan, (b) grant options to such persons and prescribe the terms and conditions of such options, (c) interpret and apply the provisions of the Plan and of any option agreement or other document evidencing an option granted under the Plan, and (d) take such other action as may be necessary or desirable in order to carry out the provisions, intent and purpose of the Plan. The Company shall indemnify and hold harmless each member of the Board and any employee of the Company or its affiliates who provides assistance with respect to the administration or interpretation of the Plan from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person's fraud or willful misconduct.

     3. Eligibility. Options under the Plan may be made to such officers, directors, employees (including prospective employees), consultants and other persons who may perform services for the Company or its subsidiaries, if any, as the Board or the Committee may select. The date of grant of an Option under the Plan shall be the date as of which the Board or Committee approves the grant.
In granting options under the Plan, the Board or Committee shall give consideration to the functions and responsibilities of a potential recipient, the potential recipient's previous and/or expected future contributions to the business of the Company and its subsidiaries, if any, and such other factors as it deems relevant under the circumstances.

     4.     Share Limitations.   The maximum number of shares of Common Stock
that may be issued under the Plan is 6,000,000 shares (subject to increase or decrease as provided in Section 9 below). For this purpose, the following shares shall be deemed not to have been issued under the Plan and shall remain available for issuance: (a) shares covered by the unexercised portion of an option that terminates, expires or is canceled, (b) shares subject to an outstanding option which is settled for cash in lieu of such shares, and (c) shares that are withheld in order to pay the exercise price of any option or to satisfy the tax withholding obligations associated with any option. Shares of Common Stock available for issuance under the Plan may be either authorized and unissued or held by the Company in its treasury. The maximum number of shares of Common Stock with respect to which options may be granted to any employee during any calendar year shall not exceed 500,000 shares. No fractional shares of Common Stock will be issued under the Plan.

     5. Stock Options. Subject to the provisions of the Plan, the Board or Committee may grant options upon such terms and conditions as it deems appropriate. The terms and conditions of each option will be evidenced by a written option agreement or other instrument approved for this purpose.

     (a) Exercise Price. The exercise price per share of Common Stock covered by an option may not be less than the par value of the Common Stock on the date the option is granted, provided that the exercise price per share of Common Stock covered by an ISO may not be less than the fair market value of the Common Stock on the date the ISO is granted (or 110% of the fair market value in the case of an optionee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a "subsidiary" of the Company within the meaning of
Section 424 of the Code).

     (b) Option Price Adjustment. Subsequent to the date of grant of any option, the Board or the Committee may, at its discretion and with the consent of the optionee, establish a new exercise price for such option so as to increase or decrease the exercise price of such option.

     (c) Option Term. No option granted under the Plan may be exercisable more than ten (10) years after the date the option is granted (or, in the case of an ISO granted to a 10% stockholder, five (5) years).

     (d) Vesting and Exercise Conditions. The Board or Committee may establish such vesting and other conditions and restrictions on the exercise of an option and/or upon the issuance of Common Stock in connection with the exercise of an option as it deems appropriate, including, without limitation, conditioning the exercise of an option on the attainment of specified performance criteria and restricting the transfer or sale of shares acquired pursuant to the exercise of an option prior to an initial public offering of the Common Stock.

     (e) Exercise of Options. An option may be exercised by transmitting to the Company: (i) a notice specifying the number of shares to be purchased and
(ii) payment of the exercise price, together with the amount, if any, deemed necessary by the Company to enable it to satisfy its tax withholding obligations associated with such exercise (unless other arrangements acceptable to the Company are made with respect to the satisfaction of such withholding obligations). The exercise price under an option may be paid in cash, certified check and/or such other forms of payment as may be permitted by the Board or Committee from time to time, including, without limitation, shares of Common Stock which have been owned (free and clear of any liens or encumbrances) for at least six (6) months [or pursuant to a "cashless exercise" procedure approved by the Board or the Committee].

     (f) Rights as a Stockholder. No shares of Common Stock shall be issued in respect of the exercise of an option until full payment of the exercise price and the applicable tax withholding obligation has been made or provided for.
The holder of an option shall have no rights as a stockholder with respect to any shares covered by an option until the date such shares are issued. Except as otherwise provided herein, no adjustments shall be made for dividend distributions or other rights for which the record date is prior to the date such shares are issued.

     (g) Other Conditions. The Board or Committee may impose such other terms and conditions with respect to the exercise of an option or the issuance of shares of Common Stock acquired pursuant to any such exercise, including, without limitation, conditions relating to the application of federal or state securities laws or exchange requirements as it deems appropriate from time to time.

     6. Fair Market Value. For all purposes of the Plan, the fair market value of a share of the Common Stock on any date shall be determined by the Board or Committee.

     7.     Non-Transferability and Other Limitations.

     (a) No Transfer of Options. All options shall be exercisable during the recipient's lifetime only by the recipient. Except as otherwise specifically provided by law or the provisions hereof, no option received under the Plan shall be assignable or otherwise transferable by the optionee except by will or by the laws of descent and distribution.

     (b) Compliance With Securities Laws Notwithstanding anything here to the contrary, at any time during which the shares of Common Stock are not publicly traded, no options shall be granted under the Plan and no shares of Common Stock shall be issued and delivered upon the exercise of options granted under the Plan, unless and until the Company and/or the optionee shall have complied with all applicable Federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction.

     The Board or Committee in its discretion may, as a condition to the exercise of any option granted under the Plan, require an optionee (i) to represent in writing that the shares of Common Stock received upon exercise of an option are being acquired for investment and not with a view to distribution and (ii) to make such other representations and warranties as are deemed appropriate by the Company. Stock certificates representing shares of Common Stock acquired upon the exercise of options that have not been registered under the Securities Act shall, if required by the Board, shall bear the following legend and such additional legends as may be required by the option Agreement evidencing a particular option:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT" ) . THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT."

     8. Termination of Employment or Service. Nothing contained in the Plan or in any Option Agreement shall confer upon any optionee any right with respect to the continuation of his or her employment by or service with the Company or its subsidiaries, if any, or interfere in any way with the right of the Company or its subsidiaries, if any, at any time to terminate such employment or service or to increase or decrease the compensation of the optionee from the rate in existence at the time of the grant of an option. Unless otherwise determined by the Board or Committee at grant or, if no rights of the recipient are thereby reduced, thereafter, and subject to earlier termination in accordance with the provisions hereof, the following rules apply with regard to awards held by a recipient at the time of his or her termination of employment or other service with the Company and its subsidiaries, if any.

     (a) Termination by Reason of Death/Disability. If an optionee's employment or service terminates by reason of death or Disability (as defined below), then: (i) any option held by the optionee that is not then exercisable will thereupon terminate; and (ii) any option held by the optionee which is exercisable at the time of such termination will remain exercisable by the optionee (or the deceased optionee's beneficiary) for a period of one year following such termination or, if sooner, until the expiration of the stated term of the option, and, to the extent it is not exercised within such period, will thereupon terminate. For purposes of the Plan, Disability shall mean the inability of an individual to perform the customary duties of his or her employment or other service for the Company or a subsidiary by reason of a physical or mental incapacity which is expected to result in death or to be of indefinite duration.

     (b) Termination for Cause. If an optionee's employment or service is terminated by the Company or a subsidiary for Cause (as defined below) or if, at the time of such termination, grounds for a termination for Cause exist, then any option held by the optionee (whether or not vested) shall immediately terminate and cease to be exercisable. For purposes of the Plan, a termination for Cause shall mean: (i) in a case where there is no employment or consulting agreement between the recipient and the Company or its subsidiaries, if any, or where such an agreement exists but does not define "cause" (or words of like import), a termination classified by the Company as a termination due to an individual's dishonesty, fraud, insubordination, willful misconduct, negligence, refusal to perform services or materially unsatisfactory performance of his or her duties, or (ii) in a case where there is an employment or consulting agreement between the recipient and the Company or its subsidiaries, if any, that defines "cause", a termination that is or would be deemed for "cause" (or words of like import) under such agreement.

     (c) Other Termination. If an optionee's employment or service terminates for any reason (other than death, Disability or Cause or at a time when Cause exists) or no reason, then: (i) any option held by the optionee that is not then exercisable will thereupon terminate and (ii) any option held by the optionee which is exercisable at the time of such termination will remain exercisable during the 90 day period following such termination or, if sooner, until the expiration of the stated term of the option and, to the extent not exercised within such period, will thereupon terminate.

     9.     Capital Changes; Change in Control; Merger.

     (a) Adjustments Upon Changes in Capitalization. Subject to Section 9(c) below, the aggregate number and class of shares of Common Stock which may be issued under the Plan, the number and class of shares covered by each outstanding option and the exercise price per share shall all be equitably adjusted to reflect any change in the Common Stock by reason of a stock split, reverse stock split, stock dividend or like capital adjustment or to reflect a conversion or exchange of the Common Stock for other securities as a result of a merger, consolidation or reorganization.

     (b)     Change in Control.   The Board or Committee may provide in any
option agreement for the effect on the option of a "change in control" of the Company or its subsidiaries, if any (as such term is defined by the Board or the Committee in any such agreement), including, to the extent applicable, the acceleration of the exercisability of, or the lapse of restrictions or deemed satisfaction of goals with respect to, any outstanding option.

     (c) Merger; Consolidation. In the event of a merger, consolidation, mandatory share exchange or other similar business combination of the Company with or into any other entity ("Successor Entity") or any transaction in which another person or entity acquires all or substantially all the issued and outstanding Common Stock or all or substantially all the assets of the Company, outstanding options may be assumed or equivalent options may be substituted by the Successor Entity or a parent or subsidiary of the Successor Entity provided that, if outstanding options are not assumed or replaced with substantially equivalent options, then all optionees shall be permitted to exercise their outstanding options (whether or not otherwise vested or exercisable) prior to such transaction and any outstanding options which are not exercised before such transaction shall thereupon terminate.

     (d) Fractional Shares. In the event of any adjustment in the number of shares covered by any option pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each such option shall cover only the number of full shares resulting from the adjustment.

     (e) Determinations Final. All adjustments sunder this Section 9 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

     10. Amendment and Termination. The Board may amend or terminate the Plan, provided that no such action may adversely affect the rights of the holder of any outstanding award without the consent of the holder. Except as otherwise provided in Section 9, any amendment which would increase the aggregate number of shares of Common Stock which may be issued under the Plan, modify the class of employees eligible to receive options under the Plan or otherwise require stockholder approval shall be subject to the approval of the Company's stockholders. The Board may amend the terms of any option agreement or instrument made or issued hereunder at any time and from time to time; provided, however, that any amendment which would adversely affect the rights of the holder of any outstanding options may not be made without his consent.

     11. No Rights Conferred. Nothing contained herein will be deemed to give any individual any right to receive any options under the Plan or to be retained in the employ or service of the Company or its subsidiaries, if any.

     12. Decisions and Determinations to be Final. All decisions and determinations made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee shall be final, binding and conclusive on all parties.

     13. Governing Law. The Plan shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of law.

     14. Term of the Plan. The Plan shall be effective as of the date of its adoption by the Board, subject to the approval of the stockholders of the Company within one year from the date of such adoption by the Board. The Plan will terminate on the tenth anniversary of the date of its adoption by the Board, unless sooner terminated by the Board. The rights of any person with respect to an option granted under the Plan that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the option (as then in effect or thereafter amended) and the Plan.

     15. Captions. The use of captions in the Plan is for convenience. The captions are not intended to provide substantive rights.

     16. Number and Gender. With respect to words used in the Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, and vice-versa, as the context requires.



APPENDIX C
                          CERTIFICATE OF INCORPORATION
                                       OF
                            Net2Wireless Corporation
                           __________________________

                            Under Section 102 of the
                             General Corporation Law
                           __________________________
     The undersigned, for the purpose of forming a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:     The  name  of  the  corporation  is  Net2Wireless  Corporation.

SECOND: The address of the registered office of the corporation in the State of Delaware shall be at 15 East North Street, City of Dover, County of Kent; and the name of its registered agent at such address shall be United Corporate Services, Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware as set forth in Title 8 of the Delaware Code 1953, as amended (the "GCL").

FOURTH: The amount of the total authorized capital stock of this Corporation shall be 100,000,000 shares, divided as follows: (i) 90,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and (ii) 10,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), subject to the provisions of Paragraphs 4(a) and 4(b) below.

(a)     Common Stock. Each share of  Common Stock shall be entitled to one vote.

(b) Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be divided and issued from time to time in series. Except as otherwise provided in this Certificate of Incorporation, and subject to limitations and requirements prescribed by law, the board of directors of the corporation is expressly authorized, by a vote or written consent of at least a majority of the board of directors then in office, to provide for the issuance of the Preferred Stock in one or more series, each with such designations, preferences, voting powers (or no voting powers), relative, participating, option or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the board of directors of the corporation to create such series, and a Certificate of Designations of said resolution or resolutions shall be filed in accordance with the General Corporation Law of the State of Delaware. The authority of the board of directors of the corporation with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may be:

(i)     subject to redemption at such time or times and at such price or prices;

(ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series;

(iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the corporation;

(iv) convertible into, or exchangeable for, shares of any other class or classes of capital stock, or of any other series of the same or any other class or classes of stock of the corporation at such price or prices or at such rates of exchange and with such adjustments, if any;

(v) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Preferred Stock; or

(vi) entitled to such other preferences, powers, qualifications, rights and privileges,

all as the board of directors of the corporation may deem advisable and as are not inconsistent with law and the provisions of this Certificate of Incorporation.

The board of directors is also authorized to decrease the number of shares of any series subsequent to the issuance of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

FIFTH:     The  name  and  mailing  address of the incorporator is David W.
Hsia, Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103-3198.

SIXTH:     The  corporation  is  to  have  perpetual  existence.

SEVENTH:     In  furtherance  and  not  in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision of the General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. The election of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

NINTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of
Section 291 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of the General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

TENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on the stockholders herein are granted subject to this reservation.

ELEVENTH: A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law is amended after the date of incorporation of the corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

I, THE UNDERSIGNED, being the sole incorporator as named above, for the purpose of forming a corporation pursuant to the General Corporation Law, make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this _____ day of __________, 2000.




David W. Hsia
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103-3198



APPENDIX D
                             GENERAL CORPORATION LAW
                                STATE OF DELAWARE


Section  262.  Appraisal Rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263, or Section 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263, and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipt and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b., and c. of this paragraph.

     (d)     Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger of consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger of reconsolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates or stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.



APPENDIX E
                             NEVADA REVISED STATUTES


RIGHTS OF DISSENTING OWNERS

     NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.
     (Added to NRS by 1995, 2086)

     NRS 92A.305 "Beneficial stockholder" defined. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.
     (Added to NRS by 1995, 2087)

     NRS 92A.310 "Corporate action" defined. "Corporate action" means the action of a domestic corporation.
     (Added to NRS by 1995, 2087)

     NRS 92A.315 "Dissenter" defined. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.
     (Added to NRS by 1995, 2087; A 1999, 1631)

     NRS 92A.320 "Fair value" defined. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
     (Added to NRS by 1995, 2087)

     NRS 92A.325 "Stockholder" defined. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.
     (Added to NRS by 1995, 2087)

     NRS 92A.330 "Stockholder of record" defined. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.
     (Added to NRS by 1995, 2087)

     NRS 92A.335 "Subject corporation" defined. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.
     (Added to NRS by 1995, 2087)

     NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.
     (Added to NRS by 1995, 2087)

     NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.
     (Added to NRS by 1995, 2088)

     NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.
     (Added to NRS by 1995, 2088)

     NRS 92A.370  Rights of dissenting member of domestic nonprofit corporation.

     1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

     2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.
     (Added to NRS by 1995, 2088)

     NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

     1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

     (a) Consummation of a plan of merger to which the domestic corporation is a party:

     (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

     (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.

     (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

     (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

     2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.
     (Added to NRS by 1995, 2087)

     NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

     1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

     (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

     (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

     (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

     (I)     The surviving or acquiring entity; or

     (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

     (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

     2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.
     (Added to NRS by 1995, 2088)

     NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

     1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

     2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

     (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

     (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.
     (Added to NRS by 1995, 2089)

     NRS  92A.410  Notification of stockholders regarding right of dissent.

     1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

     2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.
     (Added to NRS by 1995, 2089; A 1997, 730)

     NRS  92A.420  Prerequisites to demand for payment for shares.

     1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

     (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

     (b)     Must not vote his shares in favor of the proposed action.

     2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.
     (Added to NRS by 1995, 2089; 1999, 1631)

     NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

     1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

     2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

     (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

     (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

     (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

     (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

     (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995, 2089)

     NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.

     1.     A stockholder to whom a dissenter's notice is sent must:

     (a)     Demand payment;

     (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

     (c) Deposit his certificates, if any, in accordance with the terms of the notice.

     2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

     3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.
     (Added to NRS by 1995, 2090; A 1997, 730)

     NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

     1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

     2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.
     (Added to NRS by 1995, 2090)

     NRS  92A.460  Payment for shares:  General requirements.

     1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

     (a)     Of the county where the corporation's registered office is located;
or

     (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

     2.     The payment must be accompanied by:

     (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

     (b) A statement of the subject corporation's estimate of the fair value of the shares;

     (c)     An explanation of how the interest was calculated;

     (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

     (e)     A copy of NRS 92A.300 to 92A.500, inclusive.
     (Added to NRS by 1995, 2090)

     NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter's notice.

     1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

     2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.
     (Added to NRS by 1995, 2091)

     NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

     1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

     2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.
     (Added to NRS by 1995, 2091)

     NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

     1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

     3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

     (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

     (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.
     (Added to NRS by 1995, 2091)

     NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

     1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

     2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

     (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

     (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

     3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

     4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

     5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.
      (Added to NRS by 1995, 2092)



APPENDIX F
                       Form of Sale Restriction Agreement


                               _____________, 2000



The Board of Directors
Sensar Corporation
50 West Broadway, Suite 501
Salt Lake City, Utah 84101

     Re:     Howard S. Landa/Lock-Up Agreement

Ladies and Gentlemen:

     I am the holder of stock options (the "Options") entitling me to purchase an aggregate of _______ shares of common stock of Sensar Corporation ("Sensar"). I have agreed to exercise the Options immediately prior to the effective time of the merger of Net2Wireless Corporation with and into Sensar. The Options will be exercised pursuant to the cashless exercise provisions of the Options and the net number of shares of Sensar to be received by me will be determined based on the market price for Sensar at the time the Options are exercised. For purposes of this letter agreement, the net number of shares of Sensar common stock received by me upon exercise of the Options is referred to as the "New Sensar Stock." Sensar has agreed to register the sale of the New Sensar Stock by me pursuant to a registration statement on Form S-3 to be filed immediately prior or at the time of the effectiveness of the registration statement on Form S-4 filed by Sensar in connection with the merger with Net2Wireless Corporation.

     I represent, warrant and covenant to Sensar that I will not sell more than 50% of the New Sensar Stock received by me into the public trading market during the period commencing with the earlier of the effective date of the registration statement on Form S-3 or the date the Options are exercised and ending 180 days thereafter. Notwithstanding the foregoing, I will be able to enter into hedging transactions with brokerage houses so long as the restricted part of the New Sensar Stock is not sold into the public trading market during the 180 days period.

     Certificates representing 50% of the shares of New Sensar Stock shall initially be held by Terrell W. Smith, Esq., with directions to deliver the certificates to me on expiration of the 180 day period during which I have agreed not to sell such shares.

     Sincerely,


     Howard S. Landa

Accepted and agreed to this _____ day of __________, 2000.

     SENSAR CORPORATION


     By
       Name
       Title



                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


               ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 78.037 of the Nevada corporation law, Article VII of Sensar's articles of incorporation, and Article VIII of Sensar's bylaws, "Insurance and Officer and Director Contracts" provide for indemnification of Sensar's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended.

     Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, Sensar has been informed that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable. (See "ITEM 28. UNDERTAKINGS.")


                               ITEM 21.  EXHIBITS

     (a) Copies of the following documents are included as exhibits to this Registration Statement, pursuant to item 601 of regulation S-K.

Exhibits

      SEC
Ex.  Reference
No.    No.                 Title of Document                                        Location
---   ---  ---------------------------------------------      -----------------------------------------------
  1   (2)  Agreement dated December 8, 1999, as amended       Appendix A to Joint Proxy Statement/Prospectus*
           January 4, 2000, and March 21, 2000

  2   (3)  Articles of Incorporation, as amended              Exhibit to report on
           November 3, 1987                                   Form 10-K for the year
                                                              ended June 30, 1988*

  3   (3)  Certificate of Amendment to the                    Exhibit to report on
           Articles of Incorporation                          Form 10-K for the year
           filed July 3, 1989                                 ended June 30, 1989*

  4   (3)  Designation of Rights, Privileges, and             Registration Statement
           Preferences of 1995 Series Preferred Stock         filed on Form SB-2,
                                                              Exhibit 3, SEC File
                                                              No. 33-59963*

  5   (3)  Designation of Rights, Privileges, and             Exhibit to report on
           Preferences of 1998 Series A Preferred Stock       Form 8-K dated
                                                              February 13, 1998*

  6   (3)  Bylaws                                             Registration Statement
                                                              filed on Form S-18,
                                                              Exhibit 5, SEC File
                                                              No. 33-3365-D*

  7   (4)  Form of Sale Restriction Agreement                 Appendix F to Joint Proxy
                                                              Statement/Prospectus*

  8   (5)  Opinion of Keith L. Pope, LLC, regarding legality  This Filing of common stock

  9  (10)  Executive Employment Agreement of                  Exhibit to report on
           Howard S. Landa effective                          Form 10-Q for the
           April 22, 1999                                     quarter ended
                                                              June 30, 1999*

 10  (10)  Deferred Compensation Plan                         Exhibit to report on
           Adopted by the Board of Directors                  Form 10-K for the
           Effective May 1, 1999                              year ended
                                                              December 31, 1999*

 11  (10)  1997 Stock Option and Award Plan                   Exhibit to report on
                                                              Form 10-Q for the
                                                              quarter ended
                                                              March 31, 1997*

 12  (10)  Asset Purchase Agreement by and among              Exhibit "A" to Proxy
           PCB Group, Inc., Beehive Acquisition Corp.,        Statement dated
           Larson-Davis Incorporated, and Larson-Davis        February 16, 1999*
           Laboratories, dated November 30, 1998,             and Exhibit to report
           as amended February 16, 1999, and                  on Form 10-K for the
           March 31, 1999                                     year ended
                                                              December 31, 1998*

 13  (10)  Asset Purchase Agreement between                   Exhibit to report on
           Sensar Instruments, Inc., Sensar                   Form 8-K dated
           Corporation, and LECO Corporation,                 August 19, 1999*
           dated August 19, 1999

 14  (10)  Form of Market Stand Off and                       Exhibit to report on
           Redemption Agreement by and between                Form 10-K for the
           Larson-Davis Incorporated and Investors            year ended
           of 1998 Series A Preferred Stock,                  December 31, 1998*
           dated January, 1999

 15  (21)  Subsidiaries of Larson-Davis Incorporated          Form 10-KSB for the
                                                              year ended
                                                              June 30, 1996*

 16  (23)  Consent of Grant Thornton, LLP                     This Filing

 17  (23)  Consent of Kost, Forer & Gabbay, a member of       This Filing
           Ernst & Young International

 18  (23)  Consent of Keith L. Pope, LLC                      See Exhibit No. 8

 19  (27)  Financial Data Schedule                            Exhibit to report on
                                                              Form 10-K for the
                                                              year ended
                                                              December 31, 1999*

*Incorporated by reference

     (b) All financial statement schedules are omitted because they are not applicable or because the required information is contained in the Consolidated Financial Statements or the Notes thereto.


                             ITEM 22.  UNDERTAKINGS

Post-Effective Amendments.  [Regulation S-K, Item 512(a)]

     The  undersigned  Registrant  will:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

     (a) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

     (c) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Filings Incorporating Subsequent Exchange Act Documents by Reference. [Regulation S-K, Item 512(b)]

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Incorporated  Annual  and  Quarterly  Reports.  [Regulation  S-K,  Item  512(e)]

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Registration on Form S-4 or F-4 of Securities Offered for Resale. [Regulation S-K, Item 512(g)]

     (1) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8. [Regulation S-K, Item 512(h)]

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Undertakings.  [Form  S-4,  Item  22(b)]

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Undertakings.  [Form  S-4,  Item  22(c)]

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake, state of Utah, on the 6th day of April, 2000.

     SENSAR CORPORATION
     (Registrant)

     By   /s/ Howard S. Landa
          Howard S. Landa, CEO and Chairman of the Board


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Howard S. Landa and Steve Strasser, and each of them, with power of substitution, as his or her attorney-in-fact for him or her, in all capacities, to sign any amendments to this Registration Statement and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 6th day of April, 2000.


   /s/ Howard S. Landa
Howard S. Landa, CEO and Chairman of the Board
(Principal Executive Officer and Principal Financial and
Accounting Officer)


   /s/ Brian B. Lewis
Brian B. Lewis, Director


   /s/ Steve Strasser
Steve Strasser, Director


   /s/ Mickey Hale
Mickey Hale, Director